UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FOOT LOCKER, INC.
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Our Purpose To Inspire and Empower Youth Culture

ellesse

Our Mission To Fuel a Shared Passion for Self-Expression

330 West 34th Street

New York, New York 10001

April 12, 2019

Dear Fellow Shareholders:

Last year, I highlighted how our customers’ rapidly-changing preferences and shopping behaviors–fueled by access to information, influences, and ideas from around the world–were challenging for our Company and the broader retail industry. This year, I am pleased to report that, by focusing on our commitment to elevate the customer experience across each of our channels and leveraging our strategic brand partnerships, we continued to differentiate our business and build positive momentum through each quarter of 2018. In 2019, we will continue to build on our strengths and seize opportunities to evolve our business by developing our internal assets and expanding into new markets.

•	New Strategic Framework. As we analyzed the ways in which our customers’ expectations have changed, it became clear to us that we needed to evolve in order to remain relevant and connected to our customers. To address this need, we redefined our purpose from being the leading global retailer of athletically inspired shoes and apparel to inspiring and empowering youth culture. We believe that we can achieve that vision at the heart of the sport and sneaker communities by leveraging our new customer connected strategic framework through the following five essential touchpoints—our Five Cs:

Everything we do starts with the customer. Our new strategic framework is built on knowing, engaging, and serving our customers–wherever and however they want to interact with us–in store or online. By executing against this framework, we believe we will have the focus and tools to achieve our four key strategic imperatives:

elevate the customer experience	invest for long-term growth	drive productivity	leverage the power of our people

•	New Long-Term Objectives. We have established new long-term financial targets for the 2019-23 period. Overall, we continue to aspire to consistently be a top quartile performer, with:

Sales Mid-Single Digit Compounded Annual Growth Rate	Sales per Gross Square Foot $525 - $575	Earnings Before Interest and Taxes Margin Low Double-Digits*	Net Income Margin High-Single Digit	Return on Invested Capital Mid-Teens	Inventory Turnover 3-4 Times*

*	Because these non-GAAP measures are uncertain, these amounts have not been reconciled to GAAP.

Welcome to the Foot Locker, Inc. 2019 Annual Meeting of Shareholders

•	Investing in our Future. Throughout 2018, we allocated a significant portion of our capital and operating spending on enhancing our digital and logistics capabilities. In total, we invested $187 million into the business through our capital program in 2018. We have increased the program to $275 million for 2019 with a focus on the evolution of our store fleet—including more than a dozen new Power Store locations—and the further development of our digital and logistics capabilities. We are constantly looking at new ways to elevate the customer experience and harness the energy of youth culture. With these goals and our strategic imperatives in mind, we have invested $139 million to date in the following strategic minority investments:

○	Carbon38 – a destination for women’s luxury activewear

○	GOAT Group – a managed marketplace for customers to buy and sell authentic sneakers

○	PENSOLE – a footwear design academy that, together with us and our vendor partners, will collaborate on new educational programs and the design and manufacture of exclusive products

○	Rockets of Awesome – a children’s direct-to-customer apparel company

○	Super Heroic – a lifestyle brand that designs, manufactures, and markets children’s footwear, clothing, and accessories

•	Expansion into Asia. This past year marked an important milestone for the Company, as we announced our expansion into Asia, reinforcing our commitment to bring sneaker culture to customers around the globe. To date, we have opened five stores and launched our digital channels across Singapore, Hong Kong, and Malaysia. In addition, we entered China through a limited offering in partnership with TMall (a Chinese business-to-consumer online retailer). Building upon that energy and passion for our brand and offerings, we’ve identified the need to evolve our organizational structure to support an accelerated growth strategy for the region. We opened an Asian headquarters in Singapore and realigned our organization into three distinct geographic regions: Europe, Middle East & Africa (EMEA), led by Vijay Talwar; Asia Pacific, led by Lewis P. Kimble; and North America, continues to be led by Stephen D. “Jake” Jacobs.

•	Environmental, Social, and Governance (ESG) Highlights. The Company and the Board of Directors (the “Board”) are focused on corporate social responsibility. Our ESG priorities are centered on:

Opportunity	Community	Worker Dignity	Sustainability

We continuously look for new and better ways to foster a diverse and inclusive work environment, engage our surrounding communities, improve employee safety, and minimize our environmental impact, all while creating value for our shareholders.

•	Shareholder Engagement. We extended our proactive shareholder engagement program in 2018. These meetings provide an important platform to receive feedback from investors and are in addition to our Investor Relations team’s ongoing efforts. We believe this engagement program promotes transparency between the Board and our shareholders and builds informed and productive relationships. We appreciate this dialogue and the feedback we received and are committed to maintaining open lines of communication with shareholders.

The Notice of 2019 Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the 2019 Annual Meeting.

Your vote is very important to us, so regardless of whether you attend the meeting, please vote your shares.

This is an exciting time for Foot Locker, Inc. We are proud of what we accomplished in 2018, but we are just getting started on our new journey to inspire and empower youth culture. By focusing on our strategic imperatives, leveraging our global presence, and putting the customer at the center of everything we do, we believe we will build upon last year’s momentum and deliver against our updated long-term goals. I look forward to sharing our success with each of you at the 2019 Annual Meeting.

Sincerely,

Richard A. Johnson Chairman, President and Chief Executive Officer

330 West 34th Street

New York, New York 10001

Date and Time	Location	Record Date
May 22, 2019 at 9:00 a.m., Eastern Daylight Time (“EDT”)	NYC33, 125 West 33rd Street, New York, New York 10001 ► (see page 76 for directions to the 2019 Annual Meeting)	Shareholders of record as of March 25, 2019 can vote at this meeting

Items of Business

Proposal	Board’s Voting Recommendation
Elect ten members to the Board to serve for one-year terms	✓ FOR each nominee
Approve, on an advisory basis, our named executive officers’ (“NEOs”) compensation	✓ FOR
Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year	✓ FOR

Transact such other business as may properly come before the meeting and at any adjournment or postponement of the meeting

Proxy Voting

You may vote using any of the following methods:

Telephone	If you are located within the United States or Canada, you may vote your shares by calling 800-690-6903 and following the recorded instructions. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 21, 2019. The telephone voting system has easy to follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do NOT need to return a proxy card or voting instruction form.
Scanning	You may scan the QR Code provided to you to vote your shares through the internet with your mobile device. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 21, 2019. You will be able to confirm that the system has properly recorded your vote. If you scan your QR code to vote, you do NOT need to return a proxy card or voting instruction form.
Ballot	You may vote by ballot at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. If you plan to vote by ballot at the Annual Meeting, you do NOT need to return a proxy card or voting instruction form.
Internet	You may vote your shares through the internet at proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 21, 2019. As with telephone voting, you will be able to confirm that the system has properly recorded your vote. If you vote via the internet, you do NOT need to return a proxy card or voting instruction form.
Mail	If you received printed copies of the proxy materials by mail, you may vote by mail. Simply mark your proxy card or voting instruction form, date and sign it, and return it in the postage-paid envelope that we included with your materials.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return a proxy card but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by the Board.

Your vote is very important to us. Please exercise your right to vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 22, 2019

The Company’s Proxy Statement and 2018 Annual Report on Form 10-K are available at materials.proxyvote.com/344849.

April 12, 2019

Sheilagh M. Clarke

Senior Vice President,

General Counsel and Secretary

1	Proxy Statement Summary

5	Proposal 1 Election of Directors
5	General
5	Nominees
5	Director Qualifications
11	Summary of Director Qualifications and Experience and Demographic Matrix

13	Corporate Governance
13	Our Board of Directors
17	Our Board’s Oversight of Our Business
19	Shareholder Engagement and Voting
20	Environmental, Social, and Governance Highlights

25	Board of Directors
25	Committees of the Board
28	Director Compensation
31	Directors and Officers Indemnification and Insurance

32	Proposal 2 Advisory Approval of Executive Compensation

33	Executive Compensation
33	Compensation Discussion and Analysis
50	Compensation Committee Report
50	Compensation Committee Interlocks and Insider Participation
50	Compensation and Risk
52	Summary Compensation Table
54	Employment Agreements
56	Grants of Plan-Based Awards Table
59	Outstanding Equity Awards at Fiscal Year-End
62	Option Exercises and Stock Vested
62	Pension Benefits
63	Defined Benefit Retirement Plans
65	Potential Payments Upon Termination or Change in Control
67	CEO Pay Ratio

68	Equity Compensation Plan Information

69	Proposal 3 Ratification of the Appointment of our Independent Registered Public Accounting Firm
70	Audit Committee Report

71	Beneficial Ownership of the Company’s Stock
71	Directors and Executive Officers
72	Persons Owning More Than Five-Percent of the Company’s Common Stock
72	Section 16(a) Beneficial Ownership Reporting Compliance

73	Deadlines and Procedures for Nominations and Shareholder Proposals
73	Proposals for Inclusion in our 2020 Proxy Materials
73	Director Nominations for Inclusion in our 2020 Proxy Materials (Proxy Access)
73	Other Proposals or Nominations for the 2020 Annual Meeting

74	Questions and Answers about this Annual Meeting and Voting

Proxies are being solicited by the Board of Directors of Foot Locker, Inc. (NYSE: FL) (“Foot Locker,” the “Company,” “we,” “our,” or “us”) to be voted at our 2019 Annual Meeting. As this is a summary of our Proxy Statement, please refer to the complete Proxy Statement for more complete information.

2019 Annual Meeting of Shareholders

Date and Time:	Proposal	Board’s Voting Recommendation	Page
May 22, 2019 at 9:00 a.m. EDT Location: NYC33, 125 West 33rd Street, New York, New York 10001 Record Date: March 25, 2019	Elect ten members to the Board to serve for one-year terms	✓ FOR each nominee	1
	Approve, on an advisory basis, our NEOs’ compensation	✓ FOR	32
	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year	✓ FOR	69

On or about April 12, 2019, we started mailing a Notice Regarding the Internet Availability of Proxy Materials to our shareholders.

Director Nominees

Ten directors are standing for election at the 2019 Annual Meeting for one-year terms. The table below provides summary information about each of the nominees for director. See pages 6 through 12 for additional information about each nominee and pages 25 through 27 for additional information about the Committees of the Board.

Name and Primary Occupation		Age	Director Since	Other Public Company Boards	Committee Membership A	C	F	N	E
	**Maxine Clark** Independent Founder, Retired Chairman and Chief Executive Bear of Build-A-Bear Workshop, Inc.	70	2013	Build-A-Bear Workshop, Inc.		C	F		
	**Alan D. Feldman** Independent Retired Chairman, President and Chief Executive Officer of Midas, Inc.	67	2005	GNC Holdings, Inc. John Bean Technologies Corporation		C	F		
	**Richard A. Johnson** Chairman, President and Chief Executive Officer of Foot Locker, Inc.	61	2014	H&R Block Inc.					E (Chair)
	**Guillermo G. Marmol** Independent President of Marmol & Associates	66	2011	Vitamin Shoppe, Inc.	A (Chair)		F		E
	**Matthew M. McKenna** Independent Executive in Residence of Georgetown University, McDonough School of Business; General Partner of Open Prairie Rural Opportunities Fund, L.P.	68	2006	—	A		F (Chair)		E
	**Steven Oakland** Independent Chief Executive Officer and President of TreeHouse Foods, Inc.	58	2014	TreeHouse Foods, Inc.		C		N (Chair)	E
	**Ulice Payne, Jr.** Independent President and Managing Member of Addison-Clifton, LLC	63	2016	ManpowerGroup Inc. WEC Energy Group, Inc.	A			N	
	**Cheryl Nido Turpin** Independent Retired President and Chief Executive Officer of The Limited Stores	71	2001	—		C		N	
	**Kimberly Underhill** Independent President, North America Consumer of Kimberly-Clark Corporation	54	2016	—		C (Chair)	F		E
	**Dona D. Young** Lead Independent Director Retired Chairman, President and Chief Executive Officer of The Phoenix Companies, Inc.	65	2001	Aegon N.V.	A			N	E

Committees: A Audit; C Compensation; F Finance; N Nominating and Governance; E Executive

Filled box: Committee Chair; Outlined box: Committee Member

2019 Proxy Statement	1

Proxy Statement Summary

Board Snapshot

Attendance

Over 97% Attendance of Directors
at Board and Committee Meetings in 2018

Independence

9 out of 10 directors are independent

All directors are independent, except the CEO

Diversity

Our directors represent a range of backgrounds and experience. The majority are women or ethnically diverse. Our Nominating and Corporate Governance Committee (the “Nominating and Governance Committee”) is focused on ensuring continued diversity on the Board—in terms of gender, age, ethnicity, skills, business experience, service on our Board and the boards of other organizations, and viewpoints—during refreshment activities by requiring that candidate pools include diverse individuals meeting the recruitment criteria.

Tenure

Directors with varied tenure contribute to a range of perspectives and ensure we transition knowledge and experience from longer-serving members to those newer to our Board. We have a good mix of new and longer-serving directors.

Refreshment

3 New Directors Added Over Past Five Years

3 Directors Retired Over Past Five Years

Age

2	Foot Locker, Inc.

Proxy Statement Summary

Environmental, Social, and Governance Highlights

The Company and the Board are focused on corporate social responsibility. We continuously look for new and better ways to foster a diverse and inclusive work environment, engage our surrounding communities, improve employee safety, and minimize our environmental impact, all while creating value for our shareholders. Below are some recent highlights of our diversity and sustainability initiatives.

●	We have several women in senior leadership roles, including the Chief Financial Officer, Chief Human Resources Officer, General Counsel and Secretary, Chief Accounting Officer, Vice President—Global Total Rewards, and Vice President and General Manager, Foot Locker Pacific	●	Our independent directors represent a diverse range of backgrounds and experience

●	We strive to have a workforce that reflects the diversity of qualified talent that is available in the markets that we serve

●	Raised and donated over $9 million for scholarships since 2004, plus footwear and apparel donations to several organizations	●	U.S. non-store employees permitted paid time-off for volunteering in their communities

●	Global Sourcing Guidelines (GSG) are distributed annually to our suppliers

●	Reduced energy (including the replacement of all fluorescent fixtures with LED lights—which consume 80% less energy than conventional lights—in our stores, warehouses, and distribution centers) and eliminated waste

* U.S. workforce represents 74% of global workforce.

2019 Proxy Statement	3

Proxy Statement Summary

Recognition

For additional information, see Environmental, Social, and Governance Highlights beginning on page 20.

Fiscal 2018 Results

We built positive momentum and improved our financial results in 2018. Highlights include the following:

Foot Locker, Inc.
A record total sales of
$7.9 billion
31.8%
gross margin rate
$4.66 per share
earned net income ($4.71 per share on non-GAAP* basis)
$187 million
invested in our business to drive future growth through our capital program
$533 million
returned to shareholders between share repurchase program and dividends
$375 million
spent to repurchase 7.9 million shares
$158 million
paid in dividends

*	A reconciliation to GAAP is provided beginning on page 16 of our 2018 Annual Report on Form 10-K.

4	Foot Locker, Inc.

General

There are currently 10 directors on our Board. The Board has fixed the number of directors at 10. All current directors are standing for election for a one-year term at this meeting.

We have refreshed our Board over the past five years, as three highly-qualified directors were added to the Board and three directors retired. We believe that the Board possesses the appropriate mix of diversity in terms of gender, age, ethnicity, skills, business experience, service on our Board and the boards of other organizations, and viewpoints.

Nominees

Maxine Clark, Alan D. Feldman, Richard A. Johnson, Guillermo G. Marmol, Matthew M. McKenna, Steven Oakland, Ulice Payne, Jr., Cheryl Nido Turpin, Kimberly Underhill, and Dona D. Young will be considered for election as directors to serve for one-year terms expiring at the 2020 Annual Meeting. Each nominee has been nominated by the Board for election and has consented to serve. If, prior to the 2019 Annual Meeting, any nominee is unable to serve, then the persons designated as proxies for this meeting (Sheilagh M. Clarke, John A. Maurer, and Lauren B. Peters) will have full discretion to vote for another person to serve as a director in place of that nominee or the Board may reduce the size of the Board.

Director Qualifications

The Nominating and Governance Committee reviewed and updated the director skill-set matrix in light of the Company’s long-term strategic plan and evaluated the directors’ skills, experience, and qualifications under the updated matrix, which is shown beginning on page 11.

The Board, acting through the Nominating and Governance Committee, considers its members, including those directors being nominated for reelection to the Board at the 2019 Annual Meeting, to be highly qualified for service on the Board due to a variety of factors reflected in each director’s education, areas of expertise, and experience serving on the boards of directors of other organizations during the past five years. Generally, the Board seeks individuals with broad-based experience and the background, judgment, independence, and integrity to represent the shareholders in overseeing the Company’s management in their operation of the business. Within this framework, specific items relevant to the Board’s determination for each director are listed in each director’s biographical information beginning on page 6. The ages shown are as of April 12, 2019. There are no family relationships among our directors or executive officers.

✓	The Board recommends that shareholders vote FOR the election of each of the ten identified nominees to the Board.

2019 Proxy Statement	5

Proposal 1: Election of Directors

Maxine Clark
Independent Director Age: 70 Director since: 2013

Ms. Clark served as Chief Executive Bear of Build-A-Bear Workshop, Inc. (retail merchants) from her founding the company in 1997 until her retirement in June 2013, and served as its Chairman from April 2000 until November 2011. Following her retirement, Ms. Clark served as a consultant to Build-A-Bear Workshop until January 2014. Ms. Clark is a director of Build-A-Bear Workshop, Inc. Ms. Clark also serves as Chief Executive Officer of the Clark-Fox Family Foundation, Inspirator of The Delmar DivINe (real estate initiative for community development in St. Louis), Managing Partner of Prosper Women’s Capital, and Executive in Residence of Washington University in St. Louis, John M. Olin School of Business. She serves as chairwoman of the St. Louis Regional Educational and Public Television Commission (KETC/-Channel 9 Public Television) and as a director of each of PBS, the Barnes-Jewish Hospital in St. Louis, the Goldfarb School of Nursing at Barnes-Jewish College, and New America (non-partisan think tank). She was previously a director of Gymboree Corp. from November 2014 to September 2017 and a trustee of the International Council of Shopping Centers.		Ms. Clark has extensive experience in both domestic and international retailing, including founding and leading Build-A-Bear Workshop, serving as President of Payless ShoeSource, Inc., and serving for 19 years as an executive of The May Department Stores Company. She adds significant experience to our Board in strategic planning, real estate, digital technology, and marketing. Her retail and business background, as well as her financial expertise, are particularly useful for her service as a member of the Finance and Strategic Planning Committee (the “Finance Committee”).

Alan D. Feldman
Independent Director Age: 67 Director since: 2005

Mr. Feldman served as Chairman, President and Chief Executive Officer of Midas, Inc. (automotive repair and maintenance services) from May 2006 to April 2012, and as President and Chief Executive Officer of Midas, Inc. from January 2003 to April 2006. He was an independent consultant from March 2002 to January 2003. Mr. Feldman previously served as an executive at PepsiCo, Inc., Pizza Hut, Inc., and McDonald’s Corporation. Mr. Feldman is a director of John Bean Technologies Corporation and GNC Holdings, Inc., the Chair of the Foundation Board of the University of Illinois, and a member of the Governing Council of Good Samaritan Hospital. He was a director of Midas, Inc. from January 2003 to April 2012.		Mr. Feldman is a recognized business leader with a broad base of experience in franchised retail operations, brand management, and customer relations. He previously served as Chairman, President and Chief Executive Officer of Midas, Inc. and currently serves on the boards of two other public companies, John Bean Technologies Corporation and GNC Holdings, Inc. Mr. Feldman’s leadership skills, retail knowledge, financial expertise, and executive experience provide particularly useful background for his service as a member of the Finance Committee and the Compensation and Management Resources Committee (the “Compensation Committee”).

6	Foot Locker, Inc.

Proposal 1: Election of Directors

Richard A. Johnson
Chairman, President and Chief Executive officer Age: 61 Director since: 2014

Mr. Johnson has served as the Company’s Chairman of the Board since May 2016, and President and Chief Executive Officer since December 2014. Mr. Johnson served as Executive Vice President and Chief Operating Officer from May 2012 to November 2014. He served as Executive Vice President and Group President-Retail Stores from July 2011 to May 2012; President and Chief Executive Officer of Foot Locker U.S., Lady Foot Locker, Kids Foot Locker, and Footaction from January 2010 to June 2011; President and Chief Executive Officer of Foot Locker Europe from August 2007 to January 2010; and President and Chief Executive Officer of Footlocker.com/Eastbay from April 2003 to August 2007. Mr. Johnson has been a director of H&R Block Inc. since September 2015 and was previously a director of Maidenform Brands, Inc. from January 2013 to October 2013.		Mr. Johnson has extensive experience as a retail company executive, including 22 years at the Company. He serves as our Chairman, President and Chief Executive Officer. Mr. Johnson has led almost all of the Company’s major businesses in the United States, International, and Direct-to-Customer and has extensive knowledge of all facets of the Company’s business. He has played an integral role in developing and executing the Company’s strategic plans. He also has experience serving as a director of a public company through his current service as a director of H&R Block Inc. (including on the audit and compensation committees) and past service at Maidenform Brands, Inc. Mr. Johnson is also a director of the Retail Industry Leaders Association (RILA) and the Footwear Distributors and Retailers of America (FDRA) and serves on the University of Wisconsin—Eau Claire, National Leadership Council.

Guillermo G. Marmol
Independent Director Age: 66 Director since: 2011

Mr. Marmol has served as President of Marmol & Associates (consulting firm that provides advisory services and investment capital to early stage technology companies) since March 2007 and, prior to that, from October 2000 to May 2003. He served as Division Vice President and a member of the Executive Committee of Electronic Data Systems Corporation (global technology services company) from June 2003 to February 2007, and as a director and Chief Executive Officer of Luminant Worldwide Corporation (internet professional services company) from July 1998 to September 2000. He served as Vice President and Chair of the Operating Committee of Perot Systems Corporation (information technology and business solutions company) from December 1995 to June 1998. He began his career at McKinsey & Company (management consulting firm) from 1990 to 1995, rising to Senior Partner, and was a leader of the organization and business process redesign practices. Mr. Marmol is a director of Vitamin Shoppe, Inc. and Morae Global Corporation, and he is a member of the Board of Trustees and Chair of the Finance Committee of the Center for a Free Cuba. Mr. Marmol was a director of Information Services Group, Inc. from 2012 to 2013, KERA/KXT North Texas Public Broadcasting Inc. from 2015 to 2017, and Principal Solar Inc.		Mr. Marmol has a significant background in information technology and systems, which continues to be highly important to the Company as we enhance our technology and systems and build a more powerful digital business to connect with our customers. He also serves as a director and Chair of the Nomination and Governance Committee of another public company, Vitamin Shoppe, Inc. Through his long tenure as a management consultant focusing on strategic analysis and business processes, he brings valuable knowledge and expertise to his service on the Board, as Chair of the Audit Committee and as a member on the Finance Committee.

2019 Proxy Statement	7

Proposal 1: Election of Directors

Matthew M. McKenna
Independent Director Age: 68 Director since: 2006

Mr. McKenna has served as Executive in Residence of Georgetown University’s McDonough School of Business since February 2017 and General Partner of the Open Prairie Rural Opportunities Fund, L.P. (private equity fund) since April 2018. He served as Senior Advisor to the U.S. Secretary of Agriculture from July 2013 to January 2017; President and Chief Executive Officer of Keep America Beautiful, Inc. (non-profit community improvement and educational organization) from January 2008 to June 2013; and Senior Vice President of Finance of PepsiCo, Inc. (global snack and beverage company) from August 2001 to December 2007. Mr. McKenna serves on the board of Green Dot Bioplastics LLC (bioscience social enterprise and full-service bioplastics company), and MTC Productions, Inc., a non-profit affiliate of the Manhattan Theater Club. He is also an adjunct professor at Fordham University School of Law. Mr. McKenna was a director of PepsiAmericas, Inc. from 2001 to 2010.		Mr. McKenna has extensive financial, tax, and legal expertise, having served as a partner at an international law firm in New York City, a senior financial officer of PepsiCo, Inc., and a general partner of a private equity fund, which is useful for his service as Chair of the Finance Committee and as a member of the Audit Committee. The Board has determined that Mr. McKenna qualifies as an “audit committee financial expert,” as defined by the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, Mr. McKenna has government experience based on his experience as Senior Advisor to the U.S. Secretary of Agriculture. He also brings the perspective of the non-profit sector from his previous positions as President and Chief Executive Officer of Keep America Beautiful, Inc. and Chairman of Ignatian Volunteer Corps., as well as his current positions as Executive in Residence of Georgetown University and adjunct professor at Fordham University.

Steven Oakland
Independent Director Age: 58 Director since: 2014

Mr. Oakland has served as Chief Executive Officer and President of TreeHouse Foods, Inc. (manufacturer of packaged foods and beverages) since March 2018. He previously served as Vice Chair and President, U.S. Food and Beverage of The J.M. Smucker Company (“Smucker’s”) (manufacturer of packaged foods and beverages) from May 2016 to March 2018; President, Coffee and Foodservice of Smucker’s from April 2015 to April 2016; President, International Food Service of Smucker’s from May 2011 to March 2015; and President, U.S. Retail-Smucker’s Jif, and Hungry Jack from August 2008 to May 2011. He also serves on the board of MTD Products, Inc., a privately-held manufacturing company, and Foster Farms, a privately-held poultry business.		Mr. Oakland brings to our Board a broad-based business background and extensive experience in domestic and international consumer products operations, with particular strength in customer engagement, marketing, brand-building, and strategic planning. Additionally, Mr. Oakland is actively involved in management resources issues and governance matters as the chief executive of a public company, providing him with relevant expertise as a member of the Compensation Committee and Chair of the Nominating and Governance Committee. Mr. Oakland also has risk management, business development, and mergers and acquisitions experience.

8	Foot Locker, Inc.

Proposal 1: Election of Directors

Ulice Payne, Jr.
Independent Director Age: 63 Director since: 2016

Mr. Payne has served as President and Managing Member of Addison-Clifton, LLC (global trade compliance advisory services provider) since May 2004. He previously served as President and Chief Executive Officer of the Milwaukee Brewers Baseball Club from September 2002 to December 2003; Managing Partner, from 2001 to 2002, and Partner, from February 1998 to September 2002, of Foley & Lardner, LLP, a Milwaukee-based law firm; and the Wisconsin Commissioner of Securities from February 1985 to December 1987. Mr. Payne presently serves as a director of ManpowerGroup Inc., and WEC Energy Group, Inc. He previously served as a director of Badger Meter, Inc. from 2000 to 2010, The Northwestern Mutual Life Insurance Company from 2005 to 2018, Midwest Air Group, Inc. from 1998 to 2007, and The Marcus Corporation from 1996 to 2000.		Mr. Payne brings to our Board significant managerial, operational, financial, public service, and global experience as a result of the many senior positions he has held, including as President and Managing Member of Addison-Clifton, LLC, President and Chief Executive Officer of the Milwaukee Brewers Baseball Club, Managing Partner of Foley & Lardner, LLP, and the Wisconsin Commissioner of Securities. He also serves as a director of two other public companies, ManpowerGroup Inc., and WEC Energy Group, Inc. As Foot Locker is a global company, the Board also benefits from his broad experience in, and knowledge of, international business and global trade compliance. In addition, Mr. Payne’s past and present experience on the boards of several public corporations includes service as a member of either the audit or finance committee at each of these companies, which is beneficial to the Board.

Cheryl Nido Turpin
Independent Director Age: 71 Director since: 2011

Ms. Turpin served as President and Chief Executive Officer of The Limited Stores (retail merchants), a division of Limited Brands, Inc., from June 1994 to August 1997. Prior to that, she served as President and Chief Executive Officer of Lane Bryant, a subsidiary of The Limited Stores, Inc., from January 1990 to June 1994. Ms. Turpin served as a director of The Warnaco Group, Inc. from 2004 to February 2013, and as a director of Stage Stores, Inc. from 2010 to 2011.		Ms. Turpin brings to our Board long experience as a retail executive, most recently as President and Chief Executive Officer of The Limited Stores, where she worked in a multi-divisional retail structure similar to our Company. She previously served as a director of two other public companies, The Warnaco Group, Inc. and Stage Stores, Inc., and she served as chair of the compensation committees of those companies. Her retail and brand marketing background strongly complements the expertise of the Board, and her past service as chair of the compensation committees of other public retail companies provides particularly useful background for her service on our Compensation Committee.

2019 Proxy Statement	9

Proposal 1: Election of Directors

Kimberly Underhill
Independent Director Age: 54 Director since: 2016

Ms. Underhill has served as President, North America Consumer of Kimberly-Clark Corporation (global manufacturer of branded personal care, consumer tissue, and professional healthcare products) since May 2018. She previously served in other senior leadership positions with Kimberly-Clark, including Global President of Kimberly-Clark Professional from April 2014 to May 2018; President, Consumer Europe from August 2011 to April 2014; Vice President Country Manager, UK and Ireland from September 2009 to August 2011; and President, North America Group Products, Family Care from October 2006 to August 2009. She is also a member of the Board of Directors of the Network of Executive Women (women’s leadership organization serving retail and consumer goods industries).		Ms. Underhill brings to our Board a broad-based business background and extensive experience in domestic and international consumer products operations, with particular strength in marketing, brand-building, strategic planning, and international business development. Additionally, Ms. Underhill is actively involved in management resources issues as a senior executive of a public company, which provides relevant expertise to both our Compensation Committee, of which she is Chair, and Finance Committee, of which she is a member. Through her senior executive position at Kimberly-Clark, Ms. Underhill also has significant international and business development experience.

Dona D. Young
Independent Lead Director Age: 65 Director since: 2001

Mrs. Young retired in April 2009 as Chairman, President and Chief Executive Officer of The Phoenix Companies, Inc. (at the time an insurance and asset management company) after a nearly 30-year career. She currently engages in independent strategic advising and consulting, with a focus on corporate social responsibility and board governance issues, and CEO coaching and counseling. She is a member of the Supervisory Board of Aegon N.V. (multinational life insurance, pension, and asset management company), a director of the National Association of Corporate Directors (NACD), a trustee of the Saint James School in Saint James, Maryland, and a director and Audit Committee Chair of Save the Children US, and a director of Save the Children International and Save the Children Association (each a non-profit organization). She has previously served as a director of The Phoenix Companies, Inc., Wachovia Corporation, Sonoco Products Company, and Wittenberg University in Springfield, Ohio.		Mrs. Young brings significant financial, governance, and legal experience to our Board. Her prior service as General Counsel, and later Chief Executive Officer, of Phoenix has exposed her to a number of areas, including financial reporting, leadership and talent development, and risk management. She also has extensive transactional experience, including mergers and acquisitions, divestitures, spin-offs, and restructurings. Mrs. Young’s leadership skills and broad corporate governance experience concerning board succession planning, board composition, and executive leadership, are useful for her service as Lead Director and a member of both the Nominating and Governance Committee and the Audit Committee. Mrs. Young serves as a member of the Supervisory Board, Chair of the Risk Committee, and a member of the Nominating and Governance Committee and Audit Committee of Aegon N.V. Mrs. Young is a director of the NACD, a faculty member of the NACD Board Advisory Services, was named to the NACD Directorship 100 for 2015, and has been an NACD Board Leadership Fellow since 2013. She was a 2012 Advanced Leadership Fellow at Harvard University. Mrs. Young completed the NACD Cyber-Risk Oversight Program and earned a CERT Certificate in Cybersecurity Oversight conferred by Carnegie Mellon University.

10	Foot Locker, Inc.

Proposal 1: Election of Directors

Summary of Director Qualifications and Experience and Demographic Matrix

We believe that our slate of director nominees possesses the appropriate mix of diversity in terms of gender, age, ethnicity, skills, business experience, service on our Board and the boards of other organizations, and viewpoints. We have refreshed our Board over the past five years, as three highly-qualified directors were added to the Board, and three directors retired. Each director is individually qualified to make unique and substantial contributions. Collectively, our directors’ diverse viewpoints and independent-mindedness enhance the quality and effectiveness of Board deliberations and decision making. This blend of qualifications, attributes, and tenure results in highly effective leadership and is summarized below.

Knowledge, Skills, and Experience	Clark	Feldman	Johnson	Marmol	McKenna	Oakland	Payne	Turpin	Underhill	Young
Leadership
Chief Executive experience is important because directors who have served as CEOs of public or substantial privately-held or non-profit companies have experience working, communicating, and engaging with a variety of important stakeholder groups, including shareholders, bondholders, and investment analysts	●	●	●	●	●	●	●			●
Strategy

Broad-Based Business expertise provides a depth of experience to leverage in evaluating issues, and making business judgments	●	●	●	●	●	●	●	●	●	●

Digital and Channel Connectivity experience is important to the Company as we build a more powerful digital experience for our customers	●		●	●

Public Service experience is relevant to the Company as it is affected by government actions					●		●

Information Security experience is relevant given the importance of protecting both the Company’s and our customers’ information				●						●

International experience is important in understanding and reviewing our business and strategy outside of the United States, particularly in Europe and Asia	●		●			●	●		●	●

Retail, Brand Marketing, and Social Media experience gives directors an understanding of assessing, developing, and implementing our marketing and customer engagement strategies	●	●	●			●		●	●

Strategic Investments experience is important in evaluating our financial statements and investment strategy			●		●					●

Strategic Planning and Analysis experience provides a practical understanding of assessing, developing, and implementing the metrics of our long-term financial objectives and strategic priorities	●	●	●	●	●	●	●		●	●

Supply Chain experience is important to understand the omnichannel commerce distribution model with multiple fulfilment points to serve the customer			●			●			●

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Proposal 1: Election of Directors

Knowledge, Skills, and Experience	Clark	Feldman	Johnson	Marmol	McKenna	Oakland	Payne	Turpin	Underhill	Young

Technology and Systems experience is important given the importance of technology to the retail marketplace, our internal operations, and our customer engagement initiatives			●	●

Youth Culture/Target Market experience is important to understand our business and strategy as our brands keenly focus on their target customers, particularly youth culture	●		●			●		●

Governance

Accounting or Financial expertise gained from experience as a CEO, audit professional, or finance executive is important because it assists our directors in understanding and overseeing our financial reporting and internal controls	●	●	●	●	●		●		●	●

Business Development / Mergers and Acquisitions experience is important because it helps in assessing potential growth opportunities		●	●	●	●	●	●	●	●	●

Environmental, Social, and Governance experience is important because it supports our goals of strong Board and management accountability, transparency, and protection of shareholder interests			●		●	●	●	●	●	●

Risk Management experience is helpful to the Board’s role in overseeing the risks facing the Company		●	●	●	●	●				●

Demographic Background

Board Tenure (Year Joined)	2013	2005	2014	2011	2006	2014	2016	2001	2016	2001
Years	6	14	5	8	13	5	3	18	3	18
Gender		●	●	●	●	●	●
Male	●							●	●	●
Female
Age (at April 12, 2019)
Years old	70	67	61	66	68	58	63	71	54	65
Race/Ethnicity
African American							●
Hispanic				●
White	●	●	●		●	●		●	●	●
Number of Other Public Company Boards	1	2	1	1	—	1	2	—	—	1

12	Foot Locker, Inc.

The Board is committed to good corporate governance and has adopted Corporate Governance Guidelines and other policies and practices to guide the Board and senior management.

Our Board of Directors

Our By-Laws provide for a Board consisting of between 7 and 13 directors. The exact number of directors is determined from time to time by the entire Board. The Board has fixed the number of directors at 10, and there are currently 10 directors on our Board.

Directors’ Independence

A director is not considered independent under New York Stock Exchange (“NYSE”) rules if he or she has a material relationship with the Company that would impair his or her independence. In addition to the independence criteria established by the NYSE, the Board has adopted categorical standards to assist it in making its independence determinations regarding individual directors. These categorical standards are contained in the Corporate Governance Guidelines, which are posted on the Company’s corporate website at footlocker.com/corp.

The Board has determined that the following categories of relationships are immaterial for purposes of determining whether a director is independent under the NYSE listing standards:

Categorical Relationship	Description
Investment Relationships with the Company	A director and any family member may own equities or other securities of the Company.
Relationships with Other Business Entities	A director and any family member may be a director, employee (other than an executive officer), or beneficial owner of less than 10% of the shares of a business entity with which the Company does business, provided that the aggregate amount involved in a fiscal year does not exceed the greater of $1 million or 2% of either that entity’s or the Company’s annual consolidated gross revenue.
Relationships with Not-for-Profit Entities	A director and any family member may be a director or employee (other than an executive officer or the equivalent) of a not-for-profit organization to which the Company (including the Foot Locker Foundation) makes contributions, provided that the aggregate amount of the Company’s contributions in any fiscal year do not exceed the greater of $1 million or 2% of the not-for-profit entity’s total annual receipts.

We individually inquire of each of our directors and executive officers about any transactions in which the Company and any of these related persons or their immediate family members are participants. We also make inquiries within the Company’s records for information on any of these kinds of transactions. Once we gather the information, we then review all relationships and transactions of which we are aware in which the Company and any of our directors, executive officers, their immediate family members or five-percent shareholders are participants to determine, based on the facts and circumstances, whether the related persons have a direct or indirect material interest. The General Counsel’s office coordinates the related person transaction review process. The Nominating and Governance Committee reviews any reported transactions involving directors and their immediate family members in making its recommendation to the Board on the independence of the directors. In approving, ratifying, or rejecting a related person transaction, the Nominating and Governance Committee considers such

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Corporate Governance

information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to the Company. The Company’s written policies and procedures for related person transactions are included within both the Corporate Governance Guidelines and the Code of Business Conduct. There were no related person transactions in 2018.

The Board, upon the recommendation of the Nominating and Governance Committee, has determined that the following directors are independent under NYSE rules because they have no material relationship with the Company that would impair their independence:

Jarobin Gilbert, Jr. served as a director of the Company during 2018 until his retirement from the Board in May 2018. The Board determined that Mr. Gilbert was independent under NYSE rules through the end of his term as a director because he had no material relationship with the Company that would impair his independence.

In making its independence determination, the Board reviewed recommendations of the Nominating and Governance Committee and considered Dona D. Young and Ulice Payne, Jr.’s relationships as directors of companies with which we do business. The Board has determined that these relationships meet the categorical standard for Relationships with Other Business Entities and are immaterial with respect to determining independence.

The Board has determined that all members of the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Governance Committee are independent as defined under the NYSE listing standards and the director independence standards adopted by the Board.

Board Leadership Structure

Our Board evaluates, from time to time as appropriate, whether the same person should serve as Chairman and Chief Executive Officer, or whether the positions should be held by different persons, in light of all relevant facts and circumstances and what it considers to be in the best interests of the Company and our shareholders. Since May 2016, the positions of Chairman and Chief Executive Officer have been held by Richard A. Johnson, with Dona D. Young serving as independent Lead Director. The Board has utilized various leadership structures since 2010, as shown below:

January 2010	December 2014	May 2015	May 2016

Positions combined, with an independent Lead Director	Positions separated, with the former Chairman and Chief Executive Officer serving as Executive Chairman, and an independent director serving as Lead Director	Positions separated, with an independent director serving as Non-Executive Chairman	Positions combined, with an independent Lead Director
The Board believes that, based on the Company’s current facts and circumstances, its Board leadership structure is appropriate.

Lead Director

The Board believes that, particularly because the positions of Chairman and Chief Executive Officer are held by the same person, the appointment of an independent lead director is appropriate.

The Lead Director’s responsibilities include:

•	presiding at executive sessions of the independent directors, and Board meetings at which the Chairman is absent;

•	attending meetings of each of the Board committees;

14	Foot Locker, Inc.

Corporate Governance

•	encouraging and facilitating active participation by, and communication among, all directors;

•	serving as the liaison between the independent directors and the Chairman;

•	approving Board meeting agendas and schedules after conferring with the Chairman and other members of the Board, as appropriate, and adding agenda items in her discretion;

•	having the authority to call meetings of the independent directors;

•	leading the Board’s annual performance evaluation of the Chief Executive Officer;

•	being available to advise the Chairman and the committee chairs in fulfilling their designated roles and responsibilities; and

•	performing such other functions as the Board or other directors may request.

The Board considers the periodic rotation of the Lead Director from time to time, taking into account experience, continuity of leadership, and the best interests of the Company.

Dona D. Young currently serves as the Lead Director. The Board believes that Mrs. Young is well suited to serve as Lead Director, given her business, financial, and governance background, as well as her more than eighteen years of service on our Board.

Director On-Boarding and Education

We have an on-boarding program for new directors that is intended to educate a new director on the Company and the Board’s practices. During the first year of the director’s service, the newly-elected director meets with the Company’s Chief Executive Officer, Chief Financial Officer, Chief Human Resources Officer, General Counsel and Secretary, and other members of senior management, to review the Company’s business operations, financial matters, strategy, investor relations, risk management, corporate governance, composition of the Board and its committees, and succession and development plans. Additionally, he or she visits our stores near the Company’s New York headquarters, and elsewhere, with senior management for an introduction to store operations. During this first year, new directors periodically meet with the Lead Director and with the committee chairs for an immersion into the work of the committees.

The second phase of the on-boarding program commences approximately 18 months after the director joins the Board and is specifically tailored to the individual director, taking into consideration his or her experience as a director of other public companies, the committees of our Board on which he or she serves, and areas of our business and strategy that the director would like to explore more thoroughly with management. For example, during this second phase of the program, directors participate in enhanced discussions in the areas of customer data, retail accounting and operations, and risk management, and meet with key talent. Regular check-ins with the Lead Director continue throughout the on-boarding program.

We also provide the Board with educational training, using both internal and external resources, in connection with each quarterly Board meeting and provide outside speakers on relevant topics during Board dinners. We encourage all directors to attend other continuing education programs to maintain their expertise and provide feedback to the other directors on these programs.

Mandatory Resignation or Retirement

The Board has established a policy whereby a non-employee director is required to advise the Chair of the Nominating and Governance Committee of any change to his or her principal employment. If requested by the Chair, after consultation with the members of the Committee, the director will submit a letter of resignation to the Chair of the Committee, and the Committee would then meet to consider whether to accept or reject the resignation.

The Corporate Governance Guidelines also require that directors retire from the Board at the annual meeting of shareholders following the director’s 72nd birthday.

Corporate Governance Guidelines

The Board has responsibility for establishing broad corporate policies, reviewing significant developments affecting the Company, overseeing the business strategy, and monitoring the general performance of the Company.

The Board has adopted Corporate Governance Guidelines. The Board periodically reviews the guidelines and revises them, as appropriate. The Corporate Governance Guidelines are available on the corporate governance section of the Company’s corporate website at footlocker.com/corp. You may also obtain a printed copy of the guidelines by writing to the Secretary at the Company’s headquarters.

2019 Proxy Statement	15

Corporate Governance

Board Attendance

The Board held six meetings during 2018. All of our directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served in 2018.

The Board holds regularly scheduled executive sessions of non-management directors in conjunction with each Board meeting. Dona D. Young, as Lead Director, presides at these executive sessions.

Directors are expected to attend annual meetings of shareholders. The annual meeting is normally scheduled on the same day as a quarterly Board meeting. In 2018, all of the directors attended the annual meeting.

Retention of Outside Advisors

The Board and all of its committees have authority to retain outside advisors and consultants that they consider necessary or appropriate in carrying out their respective responsibilities. The independent accountants are retained by, and report directly to, the Audit Committee. In addition, the Audit Committee is responsible for overseeing the qualifications, performance, and compensation of the internal auditors to which the Company has outsourced in part. Similarly, the consultant retained by the Compensation Committee to assist in the evaluation of senior executive compensation reports directly to that committee.

Board Evaluations

Each year, the Board and its committees engage in a robust evaluation process consistent with the Board’s goal of continuous improvement. The Nominating and Governance Committee oversees the evaluation process and reviews the procedures, which may vary from year to year, in advance of each year’s evaluation. The process is designed to elicit candid feedback regarding the areas in which the Board and its committees could improve their effectiveness and utilizes surveys, individual interviews, and action planning.

In addition, in 2018, the Board enhanced its evaluation process and undertook a 360-degree peer evaluation process facilitated by an independent third party. Each director completed an evaluation and individual interview with the third party. The Chair of the Nominating and Governance Committee and the Lead Director each received copies of the completed evaluations. The Lead Director met separately with each director, and the Chair of the Nominating and Governance Committee met with the Lead Director, to discuss the results of the individual evaluations. The Board plans to conduct peer evaluations approximately every two to three years.

Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines applicable to the Board, the Chief Executive Officer, and other covered executives. The Guidelines are as follows:

Covered Position	Stock Ownership Guidelines
Non-employee Director	4x Annual Retainer Fee (both Cash and Equity)
Chief Executive Officer	6x Annual Base Salary
Executive Vice President	3x Annual Base Salary
Senior Vice President; Senior Vice President and General Manager	2x Annual Base Salary
Corporate Vice President; Vice President and General Manager	0.5x Annual Base Salary

16	Foot Locker, Inc.

Corporate Governance

Shares of unvested restricted stock, unvested restricted stock units (“RSUs”), and deferred stock units (“DSUs”) are counted towards ownership for purposes of the Stock Ownership Guidelines. Performance-based RSUs (“PBRSUs”) are counted once earned. Stock options and shares held through the Foot Locker 401(k) Plan are disregarded in calculating ownership.

Directors, the Chief Executive Officer, and other covered executives are required to be in compliance within five years of becoming subject to these guidelines. In the event of any increase in the required ownership level, whether as a result of an increase in the annual retainer fee or base salary or an increase in the required ownership multiple, the target date for compliance with the increased ownership guideline would be five years after the effective date of such increase.

All executives and directors who were required to be in compliance with the guidelines as of the end of the 2018 fiscal year are in compliance. The Company measures compliance with the guidelines at the end of the prior fiscal year based on the market value of the Company’s stock at that time.

If a director, the Chief Executive Officer, or other covered executive fails to be in compliance with the guidelines as of the end of the prior fiscal year, he or she must hold the net shares obtained through future stock option exercises and restricted stock and RSU vestings, after payment of applicable taxes, until again regaining compliance with the guidelines. In order to take into consideration fluctuations in the Company’s stock price, any person who has been in compliance with the guidelines as of the end of at least one of the two preceding fiscal years and who has not subsequently sold shares will not be subject to this holding requirement. For non-employee directors, the Nominating and Governance Committee will consider a director’s failure to comply with the Stock Ownership Guidelines when considering that director for reelection.

The non-employee directors receive one-half of their annual retainer fees, including committee chair retainer fees, in shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), with the balance payable in cash. Directors may elect to receive up to 100% of their annual retainer fees in stock.

Political Contributions

Our Code of Business Conduct prohibits making contributions on behalf of the Company to political parties, political action committees, political candidates, or holders of public office. The Company is a member of several trade associations which, as part of their overall activities, may engage in advocacy activities with regard to issues important to the retail industry or the business community generally.

Our Board’s Oversight of Our Business

Risk Oversight

The Board has oversight responsibilities regarding risks that could affect the Company. This oversight is conducted primarily through the Audit Committee.

The Audit Committee has established procedures for reviewing the Company’s risks. These procedures include regular risk monitoring by management to update current risks and identify potential new and emerging risks, quarterly risk reviews by management with the Audit Committee, and an annual risk report to the full Board. In addition, the Audit Committee receives regular briefings from our Chief Information and Customer Connectivity Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, head of our internal audit function, and outside experts on cybersecurity risks and cyber risk oversight. During these meetings, the Audit Committee and management discuss these risks, risk management activities and efforts, best practices, lessons learned from incidents at other companies, the effectiveness of our security measures, and other related matters. The Audit Committee Chair reports on the committee’s meetings, considerations, and actions to the full Board at the next Board meeting following each committee meeting.

The Compensation Committee considers risk in relation to the Company’s compensation policies and practices. The Compensation Committee’s independent compensation consultant provides an annual report to the committee on risk relative to the Company’s compensation programs.

The Company believes that this process for risk oversight is appropriate in light of the Company’s business, size, and active senior management participation, including by the Chief Executive Officer, in managing risk and holding regular discussions on risk with the Audit Committee, the Compensation Committee, and the Board.

2019 Proxy Statement	17

Corporate Governance

Cybersecurity

We are subject to technology risks including failures, security breaches, and cybersecurity risks which could harm our business, damage our reputation, and increase our costs in an effort to protect against such risks. Our cybersecurity program includes the following elements:

•	Technology: We employ a layered “defense, detect, and respond” strategy.

•	Benchmarking and external engagement: We benchmark our security practices against other organizations and are active in the information security community.

•	Third-party assessments: We engage a range of outside experts to regularly assess our organizational security programs, processes, and capabilities.

•	Internal assessments: We regularly test and improve our information systems through security risk and compliance review, user access campaigns, and other strategies.

Privacy

Our Privacy Policy and Privacy Statement govern our treatment of customer data. Our policies provide explanations of the types of customer personal information we collect, how we use and share that information and the measures we take to protect the security of that information. Our policies provide multiple points of contact through which our customers may initiate inquiries and raise concerns to us regarding our collection, sharing, and use of their personal data. Our privacy policies and practices in the European Union were updated in 2018 in response to the EU Global Data Protection Regulation (GDPR) requirements. Our privacy statements and practices in the United States are currently being reviewed in response to the requirements of the California Consumer Privacy Act (CCPA), which is scheduled to come into force in January 2020.

Code of Business Conduct

The Company has adopted a Code of Business Conduct for directors, officers, and other employees, including its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. The Company periodically reviews the Code of Business Conduct and revises it, as appropriate. A copy of the Code of Business Conduct is available on the corporate governance section of the Company’s corporate website at footlocker.com/corp. You may obtain a printed copy of the Code of Business Conduct by writing to the Secretary at the Company’s headquarters.

Any waivers of the Code of Business Conduct for directors and executive officers must be approved by the Audit Committee. The Company promptly discloses amendments to the Code of Business Conduct and any waivers of the Code of Business Conduct for directors and executive officers on the corporate governance section of the Company’s corporate website at footlocker.com/corp.

Global Sourcing Guidelines

The Company has adopted Global Sourcing Guidelines that set out standards applicable to the production of all products sold in our stores. The Company periodically reviews the guidelines and revises them, as appropriate. The Global Sourcing Guidelines are available on the corporate governance section of the Company’s corporate website at footlocker.com/corp. You may also obtain a printed copy of the guidelines by writing to the Secretary at the Company’s headquarters.

Succession Planning

The Board engages in an effective planning process to identify, evaluate, and select potential successors to the Chief Executive Officer and other members of senior management. The Chief Executive Officer reviews senior management succession planning with the Board. Each director has complete and open access to any member of management. Members of management, including those several levels below senior management, are invited regularly to make presentations at Board and committee meetings and meet with directors in informal settings to allow the directors to form a more complete understanding of the executives’ skills and character.

18	Foot Locker, Inc.

Corporate Governance

Shareholder Engagement and Voting

We value our shareholders’ views and insights, which is why last year we extended our proactive shareholder engagement program with a specific focus on corporate governance and compensation. This program complements the ongoing dialogue throughout the year among our shareholders and our Chief Executive Officer, Chief Financial Officer, and Investor Relations team on financial and strategic performance. Our engagement program is designed to reach out to our shareholders and hear their perspectives about issues that are important to them, both generally and with regard to the Company, and gather feedback. We believe that this engagement program promotes transparency between the Board and our shareholders and builds informed and productive relationships.

Beginning in the fall of 2018, our Lead Director and a member of management met individually with seven of our larger shareholders, as well as proxy advisory firms, and discussed topics such as board refreshment and composition, the board evaluation process, boardroom and company culture, executive compensation, and environmental, social, and governance topics. The Lead Director shared the feedback gained from these meetings with the full Board and the Nominating and Governance Committee, as well as compensation-specific feedback with the Compensation Committee, and, as a result of the feedback, enhancements have been made to this proxy statement to further improve transparency. As reflected in the following engagement cycle, the Company oversees a rigorous and comprehensive shareholder engagement process:

Please continue to share your thoughts or concerns at any time. The Board has established a process to facilitate communication by shareholders with the Board, described below.

Communications with the Board

Shareholders and other interested parties who wish to communicate directly with the non-management directors of the Company should send a letter to the Board of Directors, c/o Secretary, Foot Locker, Inc., 330 West 34th Street, New York, New York 10001.

The Secretary will promptly send a copy of the communication to the Lead Director, who may direct the Secretary to send a copy of the communication to the other non-management directors and may determine whether a meeting of the non-management directors should be called to review the communication.

A copy of the Procedures for Communications with the Board of Directors is available on the corporate governance section of the Company’s corporate website at footlocker.com/corp. You may obtain a printed copy of the procedures by writing to the Secretary at the Company’s headquarters.

2019 Proxy Statement	19

Corporate Governance

Majority Voting in the Election of Directors

Directors must be elected by a majority of the votes cast in elections for which the number of nominees for election does not exceed the number of directors to be elected. A plurality vote standard applies to contested elections where the number of nominees exceeds the number of directors to be elected. Our Corporate Governance Guidelines provide that any incumbent director who does not receive a majority of the votes cast in an uncontested election is required to tender his or her resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The director who tenders his or her resignation will not participate in the Committee’s or the Board’s decision. In determining its recommendation to the Board, the Nominating and Governance Committee will consider all factors that it deems relevant. Following such determination, the Company will promptly disclose publicly the Board’s decision, including, if applicable, the reasons for rejecting the tendered resignation.

Proxy Access

Under our proxy access by-law, a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding Common Stock continuously for at least three years as of the date of the notice of nomination, may nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater (subject to certain limitations set forth in the By-Laws), provided that the shareholder(s) and nominee(s) satisfy the requirements specified in the By-Laws.

Environmental, Social, and Governance Highlights

Foot Locker recognizes the importance of environmental, social, and governance (ESG) issues to shareholders and formed a global cross-functional team, including Legal, Human Resources, Supply Chain, Sourcing, and Real Estate/Construction, among other functions, to monitor our ESG efforts. The Board oversees our ESG program and receives regular updates from management.

Foot Locker’s ESG priorities are centered on Opportunity; Community; Worker Dignity; and Sustainability.

Opportunity

We aim to create opportunities for all of our employees.

•	Employ over 49,000 people globally

•	Provide great jobs and inclusive advancement in retail

•	Women represent 46% of our total global workforce, 33% of executives, and 44% of independent directors of the Board

•	84% of our U.S. workforce* and 22% of the independent directors of the Board are ethnically diverse

•	Initiated disability hiring program to attract, hire, and retain employees with disabilities

•	944 employees promoted globally in 2018

*	U.S. workforce represents 74% of global workforce.

20	Foot Locker, Inc.

Corporate Governance

Fostering Diversity, Inclusion, and Equality

Our goal is to attract, develop, and retain employees from all walks of life. As of the fiscal year-end, women comprised 46% of our total employees globally, 33% of our executives, and 44% of our independent directors. At Foot Locker, women serve in several key leadership roles, including as Chief Financial Officer, Chief Human Resources Officer, General Counsel and Secretary, Chief Accounting Officer, Vice President—Global Total Rewards, and Vice President and General Manager, Foot Locker Pacific. As of the fiscal year-end, 84% of our U.S. employees, and 22% of the independent directors of the Board were ethnically diverse. Foot Locker treats all employees fairly regardless of their race, gender, age, ethnicity, sexual orientation, disability, or national origin. Foot Locker was recognized again in 2018 for our industry leading ESG practices with awards for Best Workplaces for Diversity, and Best Workplaces in Retail, both conferred by the Great Place to Work Institute. Foot Locker was also rated on Forbes’ Most Engaged Customer List in 2018 for its “relentless focus on the customer experience.” We are also committed to Board diversity; 66% of the independent directors are ethnically diverse or female, including our Lead Director. In 2018, the NACD honored the Board with an NACD NXT recognition award for excellence in harnessing board diversity and innovation as a strategy for building long-term value. According to NACD, Foot Locker was chosen “for its devotion to diversity and inclusion which is clearly systemic and strategic for the board, management, and operations.” We also recently created a disability hiring initiative in partnership with the National Organization on Disability at one of our distribution centers in order to establish the appropriate conditions to attract, hire, and retain employees with disabilities. Our goal is to increase the number of qualified applicants by tapping talent pools of individuals with disabilities, including veterans, and train employees with respect to disability awareness. Our commitment to diversity and inclusion is also reinforced by the Code of Business Conduct (COBC), which includes a zero-tolerance policy for any form of discrimination, harassment, or retaliation.

Advancing Careers and Developing Talent

We strive to develop a diverse pipeline of talent and provide our employees with advancement opportunities. As a retailer that values hands-on experience in our stores, our store employees have opportunities to take on higher-level field and corporate positions. The best testaments to the opportunities we provide are our employees who started out at stores and rose through the ranks to senior management positions. Employees frequently work for multiple brands and in multiple functions throughout their careers. Average non-store employee tenure (at the manager and higher levels) is 12 years. We also offer employees at all levels a variety of training opportunities, ranging from online courses to in-person workshops and multi-day programs.

At Foot Locker, we are all about developing and supporting our people. E-learning, training, and scholarships are a few ways in which we enrich employees professionally. “You Develop,” our e-learning program, features an objectives worksheet to help employees have constructive career conversations with their managers. In 2018, we launched a “Leading in a Matrix Organization” training workshop across our global offices to skill-build in the areas of collaboration and trust to enable employees to work more effectively as a team. Internal and external speakers share lessons learned during “Shoe on This” trainings (sessions are recorded and posted on our employee portal) and our online learning platform, Lynda.com, offers video courses on software and professional skills. Our Foot Locker Associate Scholarship Program awards nine $5,000 scholarships, and one $10,000 scholarship (known as the Ken C. Hicks Associate Scholarship), annually to employees.

2019 Proxy Statement	21

Corporate Governance

Benefits

We believe we offer competitive compensation and benefits, including health and wellness benefits (i.e., medical, dental and vision coverage), financial benefits (i.e., pension, 401(k) Plan with Company matching contribution, Employee Stock Purchase Plan (ESPP) at a 15% discount, and commuter benefits), and work-life balance and lifestyle benefits (paid time off (PTO) and Employee Discount Program).

To be the best, employees need to feel their best. As part of our comprehensive benefits offering, we provide eligible employees with personalized wellness coaching. The one-on-one program integrates phone and mail-based communications with an online interactive health coach and is designed to target specific goals around nutrition, exercise, and heart health. Select facilities feature an on-site gym for convenient workouts and our employee discount platform, “YouDecide,” offers discounted rates for local fitness clubs. While health is a year-round priority, some corporate offices organize a Wellness Month with free workout classes, a health fair, and fresh fruit delivery.

We are our customers—our employees are true sneakerheads. One of the great aspects of our culture is our ability to celebrate and fuel the sneaker passion of not just our customers, but also our employees. To celebrate that passion, we offer employee product discounts and access to exclusive offerings from a range of vendors. With the ever-evolving retail landscape, Foot Locker is committed to fostering elevated in-store experiences featuring high-profile guests through vendor partnerships that make us stand out from the crowd. Our employees gain exposure to unique opportunities with athletes, celebrities, and other tastemakers who impact the youth culture that inspires and fuels the Company, as well as access to events like the New York City Marathon (employees can gain coveted entry in the race), NBA All Star Weekend, NBA Drafts, and concerts.

Ensuring Worker Safety

We are dedicated to fundamental worker safety. We strive to prevent and promptly address any employee work-related injuries. Over time, we have experienced a decrease in the number of recorded accidents and lost time from employees out of work due to work-related injuries. We have a centralized online reporting system that tracks all incidents and injuries. We analyze the information at least quarterly to assess risks and develop preventive measures. Our Risk Management team analyzes recurring injuries and issues to determine trends and if current policies or practices need to be amended or if more training is required to address risks. Our field auditors review safety measures in their audit process.

Ethics and Compliance

Culture is the foundation of everything we do at Foot Locker. We define culture as our values in action. Our culture is one of high performance, and it is how we live out our values. How we do business is just as important as what we do. The COBC serves as our ethical compass for the commitment we make to our stakeholders, customers, and one another. Our Global Legal Department manages our COBC program by providing training and online education, and partners with the Internal Controls Department to audit employee assessments. Employees are required to certify COBC compliance annually. When issues arise, our employees are encouraged to speak up and use our open-door process for discussing any concerns. We also provide a confidential COBC hotline. The General Counsel reports to the Audit Committee on the COBC program.

Community

We aim to help strengthen and support local communities where we do business.

● Raised and donated over $9 million for scholarships since 2004, plus footwear and apparel donations to several organizations

● U.S. non-store employees permitted paid time-off for volunteering in their communities

22	Foot Locker, Inc.

Corporate Governance

Adopt One Village Inc, a not-for-profit organization that provides aid to small villages in Ghana

At Foot Locker, we do well by doing good. Giving back to those in need and enriching people’s lives is a deep-rooted philosophy imbued in our corporate culture that extends to our employees around the world. That’s why we permit all U.S. non-store employees one paid day off each year to give back to their communities. In 2018, our employees exemplified our core value of community by uniting to effect positive change during times of need. In addition to monetary contributions from the Foot Locker Foundation and our long-standing partner, the Two Ten Footwear Foundation, we donated footwear and apparel to families in need.

The Foot Locker Foundation channels our support to those in need through educational initiatives, namely the Foot Locker Scholar Athletes Program, which awards 19 $20,000 scholarships, and one $25,000 scholarship (known as the Ken C. Hicks Scholar Athletes Scholarship), annually to student athletes since 2011. The program has invested nearly $3 million in the education and future of some of America’s most promising student athletes since 2011. We have also raised millions of dollars in support of higher education through our annual “On Our Feet” fundraising gala, benefitting hundreds of students through a joint scholarship program with our partner, the United Negro College Fund, Inc. We have raised and donated over $9 million for scholarships since 2004. In addition, Kids Foot Locker collaborates with the Boys & Girls Clubs of America (BGCA) on the “In My Shoes Challenge” by inviting children from BGCA to share their interests and what it means to them—such as sports, music, art, writing, or photography—by posting a photo and caption through social media. Foot Locker also dedicates significant resources to many other important social causes around the world, such as the Fred Jordan Missions, the Two Ten Foundation, the American Red Cross, the American Cancer Society’s Making Strides Against Breast Cancer Walk, Adopt One Village Inc. (Ghana), the Pluryn Foundation (The Netherlands), the Starlight Children’s Foundation (Australia), and the Special Olympics (Canada).

Worker Dignity

We respect all workers involved in our supply chain.

● Global Sourcing Guidelines (GSG) are distributed annually to our suppliers

● Foot Locker has consolidated its private label supplier base to work more closely with fewer suppliers with deeper partnerships

● Private label products sourced by Foot Locker are produced in China (59%), Pakistan (27%), Vietnam (10%), and Other (Thailand, United States, Portugal, Turkey, and Honduras) (4%)

Foot Locker is concerned with the safety and fair treatment of all workers involved in our supply chain, wherever the workers are located. We work hard to choose reputable business partners who are committed to ethical standards and business practices. At a minimum, we expect our suppliers to comply, and to ensure that their subcontractors comply, with all legal requirements applicable to their business. Foot Locker will only do business with suppliers whose workers are, in all cases, present voluntarily, compensated fairly and allowed the right of free association and who are neither put at risk of physical harm, discriminated against, nor exploited in any way. To this end, Foot Locker has developed GSG, which are distributed annually and require all branded and private-label vendors and suppliers globally to respect certain standards, notwithstanding more relaxed standards, if any, imposed by applicable local law. We have also developed several other policies to address specific ESG concerns, including the Anti-Corruption Policy and Conflict Minerals Policy. The GSG are incorporated into our Vendor Standards Manual. Regular factory audits are performed by a third party or our in-house auditors. Foot Locker also reserves the right to make periodic, unannounced inspections to verify compliance with the GSG. Suppliers agree to maintain and provide, upon request, all documentation necessary to demonstrate compliance. In recent years, we have taken steps to consolidate our supplier base so that we are working more closely with fewer suppliers, and deepen our partnerships with suppliers to forge a more collaborative approach grounded in continuous engagement and improvement.

2019 Proxy Statement	23

Corporate Governance

Sustainability
We aim to enhance the sustainability of our operations and value chains.

● Reduced energy and eliminated waste

Our dedication to reducing the environmental impact of our stores, distribution centers, and offices means implementing practices that are more efficient and reducing our waste production. These efforts both reduce our environmental impact and are cost-effective.

Energy

Foot Locker is in the process of a multi-year rollout to replace all of its fluorescent fixtures with LED lights—which consume 80% less energy than conventional lights—in its stores, warehouses, and distribution centers. Not only are these changes good for the environment, but they could reduce our annual energy costs over time and they last five to 10 times longer. We have also begun installing “lightstat” thermostats in many of our stores. These “smart” thermostats utilize a photocell to determine whether a space is occupied and resets the heating or cooling accordingly. We are also exploring other options that achieve significant energy reductions while balancing business needs. Our corporate headquarters in New York has partnered with our landlord to set corporate goals to reduce our energy consumption in our headquarters by 35%, aligning with the NYC Mayor’s commitment of reducing 80% of carbon emissions by 2050.

Distribution

Foot Locker has implemented measures to reduce its greenhouse gas emissions. We have committed to increasing the amount of freight we ship within each carrier and only shipping trucks or containers once full. We have committed to using cleaner modes of transportation and encouraging the use of fuel-saving strategies and technologies. We are also enhancing our data collection capabilities to better measure results. We are working with our vendor partners and adding mini-distribution centers into our supply chain network to accept and distribute product. This decreases shipping runs and accelerates speed of product to the customer. Our trucks frequently run overnight to reduce idling time and pollution. We also make efforts to ship intermodal when available.

Waste

Our biggest waste stream is from packaging, namely boxes used to transport and protect our merchandise as it moves from our distribution centers to stores. We curtail this waste, however, by reusing boxes within our supply chain system and for products returned to the vendors. We do not utilize hangers or tote bags for shipping. We primarily utilize corrugated and recycled boxes and sell back several thousand tons of corrugated boxes for recycling each year. We also continue to search for additional solutions, including through partnerships with our brands, suppliers, and the greater footwear and apparel industry, to reduce packaging weight and change packaging materials to decrease overall waste volume and allow for greater recycling. For example, the Retail Industry Leaders Association (RILA), of which we are a member, has convened retailers to explore ways to collect and recycle these major waste streams.

24	Foot Locker, Inc.

Committees of the Board

The Board has delegated certain duties to committees, which assist the Board in carrying out its responsibilities. There are five standing committees of the Board. Each independent director serves on at least two committees. The key oversight responsibilities of the committees, the current committee memberships, and the number of meetings held during 2018 are described below.

The Board has adopted charters for each of the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Governance Committee. Copies of the charters for these committees are available on the corporate governance section of the Company’s corporate website at footlocker.com/corp. You may also obtain printed copies of these charters by writing to the Secretary at the Company’s headquarters.

As a general principle, the Board believes that the periodic rotation of committee assignments on a staggered basis is desirable and provides an opportunity to foster diverse perspective and develop breadth of knowledge within the Board. In 2018, Mr. Feldman rotated off as Chair of the Compensation Committee, remaining as a member of the Committee, and Ms. Underhill took on the role of Committee Chair.

Audit	A

Key Oversight Responsibilities

● appoints the independent auditors

● approves the independent auditors’ compensation

● assists the Board in fulfilling its oversight responsibilities in the following areas:

○ accounting policies and practices

○ the integrity of the Company’s financial statements

○ compliance with legal and regulatory requirements

○ the Company’s risk assessment and risk management policies

○ cybersecurity

○ the qualifications, independence, and performance of the independent auditors

○ the qualifications, performance, and compensation of the internal auditors

○ reviews and monitors compliance with the Company’s Code of Business Conduct

●  establishes procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters

This committee consists of four independent directors, as independence is defined under the U.S. Securities and Exchange Commission (the “SEC”) and NYSE rules applicable to audit committee members. All of the members meet the expertise requirements under the NYSE rules. The Board has determined that Mr. McKenna qualifies as an “audit committee financial expert,” as defined by the rules under the Exchange Act, through his relevant experience as a former senior financial executive of a large multinational corporation.

The Audit Committee Report appears on page 70.
Chair Guillermo G. Marmol
Other Members McKenna, Payne, Young 9 meetings in 2018

2019 Proxy Statement	25

Board of Directors

Compensation	C

Key Oversight Responsibilities

● determines the compensation of the Chief Executive Officer

● reviews and approves all compensation for the Company’s executive management group, which consists of the executive officers and corporate officers

● responsible for decisions regarding equity compensation for other employees

● assesses risk in relation to the Company’s compensation policies and practices

● administers the Company’s various compensation plans, including the incentive plans, the equity-based compensation plans, and the ESPP (other than the Company’s 2007 Stock Incentive Plan (the “Stock Incentive Plan”), committee members are ineligible to participate in these compensation plans)

● reviews and makes recommendations to the Board concerning executive development and succession

● reviews non-employee directors’ compensation and makes recommendations to the Board concerning the form and amount of non-employee directors’ compensation

This committee consists of five independent directors, as independence is defined under the NYSE rules applicable to compensation committee members.

See the Compensation Discussion and Analysis (“CD&A”) on pages 33 through 50 for a discussion of the Compensation Committee’s procedures for determining compensation, and the Compensation Committee Report on page 50.

Chair Kimberly Underhill
Other Members Clark, Feldman, Oakland, Turpin 6 meetings in 2018

Finance	F

Key Oversight Responsibilities

● reviews the Company’s financial plans and objectives

● reviews and makes recommendations to the Board regarding the Company’s annual operating budget and two-year plans

● reviews the Company’s allocation of capital, annual capital budget, and policies related to capital and other expenditures

● reviews and makes recommendations to the Board regarding the Company’s uses of cash, including capital expenditures, stock and bond repurchases, and dividend payments

● reviews and makes recommendations to the Board regarding the Company’s cash requirements and sources of cash, including debt or equity issuances, revolving credit facilities, or other debt instruments or facilities

● reviews the Company’s insurance and self-insurance reserves

● reviews the Company’s derivatives policy and its use of derivatives

● reviews and makes recommendations to the Board regarding proposed mergers, combinations, acquisitions, offers to purchase the Company’s shares or significant assets, divestitures, and strategic investments

● reviews the Company’s Corporate Development Approval process

● reviews reports from the Retirement Plan Committee regarding the asset allocation and investment performance of the Company’s North America pension funds

Chair Matthew M. McKenna
Other Members Clark, Feldman, Marmol, Underhill 9 meetings in 2018

26	Foot Locker, Inc.

Board of Directors

Nominating and Governance	N

Key Oversight Responsibilities

●  oversees corporate governance matters affecting the Company, including developing and recommending criteria and policies relating to director service and tenure

●  establishes criteria for Board candidates

●  retains a third-party search firm from time to time to identify potential director candidates

●  selects new director nominees to recommend to the Board

●  considers the re-nomination of existing directors after it conducts an annual review of each director’s qualifications, experience, and independence

●  reviews membership on the Board committees and, after consultation with the Chief Executive Officer and the Lead Director, makes recommendations to the Board annually regarding committee members and committee chair assignments

●  oversees the annual self-assessment process for the Board and committees

●  reviews trends and governance with regard to non-employee directors' compensation

Shareholders who wish to recommend candidates for Board membership may contact the Nominating and Governance Committee in the manner described on page 19 under Communications with the Board. Shareholder nominations must be made according to the procedures required under, and within the timeframe described in, the By-Laws and under Deadlines and Procedures for Nominations and Shareholder Proposals on page 73. Shareholder-recommended candidates and shareholder nominees whose nominations comply with these procedures will be evaluated by the Nominating and Governance Committee in the same manner as the Company’s nominees.

Chair Steven Oakland
Other Members Payne, Turpin, Young 4 meetings in 2018

Executive	E
Key Oversight Responsibilities ● shares all of the powers of the Board during intervals between Board meetings, except for certain matters reserved to the Board
Chair Richard A. Johnson
Other Members Marmol, McKenna, Oakland, Underhill, Young No meetings in 2018

2019 Proxy Statement	27

Board of Directors

Director Compensation

The Nominating and Governance Committee and Compensation Committee jointly oversee our non-employee director compensation program, and conduct annual reviews and make recommendations for adjustments, as appropriate, to the Board. The Compensation Committee reviews non-employee directors’ compensation and makes recommendations to the Board concerning the form and amount of non-employee directors’ compensation. The Nominating and Governance Committee reviews trends and governance with regard to non-employee directors’ compensation.

Our non-employee directors are paid an annual retainer fee and meeting fees for attendance at each Board and committee meeting. The Lead Director and the committee chairs are each paid additional retainer fees for service in these capacities. Our non-employee directors’ compensation program consists of a balance of cash and equity, with an emphasis on equity over cash.

In connection with the review conducted in fiscal year 2018, the independent outside consultant on director compensation retained by the Compensation Committee assessed the compensation paid to our non-employee directors against non-employee director compensation trends and data from our company peer group, including overall trends and governance principles, market competitiveness of our program, and the mix of cash and equity provided under our program. After consultation with the independent outside consultant, the Nominating and Governance Committee and Compensation Committee found the non-employee director compensation program to be appropriate, and no changes to the compensation program were recommended or implemented in 2018, as the compensation approximates the peer group median and the pay mix is aligned with peer and broad market practice.

In February 2019, on the recommendation of the Nominating and Governance Committee, the Board placed a cap of $600,000 on non-employee directors’ compensation, inclusive of cash and equity, for each non-employee director for each fiscal year.

Key Principles of Director Compensation Program

●	Peer Groups: When establishing reference points for market comparisons of our outside directors’ compensation program, we consider the retail peer group used for our executive compensation purposes and general industry data for similarly-sized companies. See Benchmarking Approach on page 45 for more information on our peer group.

●	Pay Evaluation Perspective: When assessing the competitive position of our outside directors’ compensation program, the primary focus is on total targeted compensation opportunity.

●	Pay Position: The targeted pay position for our outside directors’ compensation program is the median of the retail and general industry market reference points.

●	Pay Mix: Our outside directors’ compensation program consists of a balance of cash and equity, with an emphasis on equity over cash. See Components of Director Compensation Program on page 29 for further information.

●	Differentiation: The outside directors’ compensation provides additional compensation for leadership positions on the Board, including non-executive chair, lead director, and committee chair roles. See Components of Director Compensation Program on page 29 for further information.

●	Stock Ownership: Significant stock ownership guidelines established for outside directors encourage better alignment with shareholders’ interests, with compliance measured at least annually, as described further in Stock Ownership Guidelines on page 16.

●	Deferral Opportunities: Outside directors are provided with the opportunity to defer compensation by making additional investments in our Common Stock on an elective basis. See Deferral Election on page 29 for further information.

●	Total Compensation Limits: Meaningful limits on outside directors’ compensation have been established to ensure consistency with sound governance practices.

●	Regular Review: The Nominating and Governance Committee conducts regular reviews of governance practices and trends in directors’ compensation to ensure consistency of our program with sound governance practices and makes recommendations, as appropriate, to the Board. The Compensation Committee conducts regular reviews of our outside directors’ compensation program and makes recommendations to the Board regarding the amount and form of directors’ compensation each year.

28	Foot Locker, Inc.

Board of Directors

Components of Director Compensation Program

Our non-employee directors are paid an annual retainer fee and meeting fees for attendance at each Board and committee meeting. The Lead Director and the committee chairs are each paid additional retainer fees for service in these capacities. We do not pay additional compensation to any director who is also a Company employee for service on the Board or any committee. None of the current independent directors is entitled to receive any retirement benefits.

Below is a summary of the fees paid to the non-employee directors in 2018:

Fee	Amount
Annual Retainer	$140,000 payable 50% in cash and 50% in Common Stock. Directors may elect to receive up to 100% of their annual retainer, including their committee chair retainer, in Common Stock. We calculate the number of shares paid to the directors for their annual retainer by dividing their retainer fee by the closing price of a share of Common Stock on the last business day preceding the July stock payment date.
Committee Chair Retainers	$25,000:	Audit Committee Chair
	$25,000:	Compensation Committee Chair
	$15,000:	Finance Committee Chair
	$15,000:	Nominating and Governance Committee Chair
	None:	Executive Committee Chair
The committee chair retainers are paid in the same form as the annual retainer.
Lead Director Retainer	$50,000 payable in cash.
Meeting Fees	$2,000 per Board and committee meeting attended.
RSUs	RSUs valued at $70,022 awarded to continuing directors following the 2018 Annual Meeting of Shareholders. In 2018, each director received an award of 1,555 RSUs. The number of RSUs granted was calculated by dividing $70,000 by the closing price of a share of Common Stock on the grant date ($45.03). The RSUs will vest in May 2019, one year following the grant date, provided that the director continues to serve on the Board through the vesting date. Each RSU represents the right to receive one share of Common Stock on the vesting date. No dividends are paid or accrued on the RSU awards.

Deferral Election

Non-employee directors may elect to receive all or a portion of the cash component of their annual retainer fee, including committee chair retainers, in the form of DSUs or to have these amounts placed in an interest account. Directors may also elect to receive all or part of the stock component of their annual retainer fee in the form of DSUs. A DSU is an accounting equivalent of one share of Common Stock. The interest account is a hypothetical investment account bearing interest at the rate of 120% of the applicable federal long-term rate, compounded annually, and set as of the first day of each plan year. None of the current directors have elected to place any amount of their annual retainer fee in an interest account.

Directors’ Retirement Plan

The Directors’ Retirement Plan was frozen as of December 31, 1995. No current directors are eligible to participate in this plan. Currently, two former directors participate in the plan. The retirement benefit under this plan is $24,000 per year, payable quarterly for the lesser of 10 years after the director leaves the Board or until the director’s death.

Miscellaneous

We reimburse non-employee directors for reasonable expenses incurred in attending Board and committee meetings, other meetings with management, and continuing education programs, including their transportation, hotel accommodations, and meals. Directors and their immediate families are eligible to receive the same discount on purchases of merchandise from our stores, catalogs, and websites that is available to employees.

2019 Proxy Statement	29

Board of Directors

Fiscal 2018 Director Compensation

The amounts paid to each non-employee director for fiscal 2018, including amounts deferred under the Company’s Stock Incentive Plan, and the RSUs granted to each director are reported in the tables below:

Director Compensation

(a)	(b)	(c)	(d)		(e)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
M. Clark	112,028	139,994	—		252,022
A. Feldman	121,425	190,831	—		312,256
J. Gilbert, Jr.(2)	39,384	29,115	18,000	(3)	86,499
G. Marmol	130,550	152,472	—		283,022
M. McKenna	125,552	147,470	—		273,022
S. Oakland	111,552	149,616	—		261,168
U. Payne, Jr.	104,028	139,994	—		244,022
C. Turpin	104,028	201,456	—		305,484
K. Underhill	115,153	139,994	—		255,147
D. Young	120,417	263,200	—		383,617

Notes to Director Compensation Table

(1)	Column (c) reflects the following four items:

(i)	the grant date fair value determined in accordance with FASB ASC 718 for the portion of a director’s annual retainer fees (including committee chair retainer fees) for fiscal year 2018 paid in shares of Common Stock (including any portions deferred in the form of DSUs under the Stock Incentive Plan) ($52.65 per share representing the closing price of a share of Common Stock on June 29, 2018). Such shares of Common Stock are fully vested on grant, regardless of whether deferred into DSUs.

(ii)	the grant date fair value determined in accordance with FASB ASC 718 for the portion of a director’s quarterly retainer fees (including committee chair retainer fees) for fiscal year 2018 payable in cash but deferred in the form of DSUs under the Stock Incentive Plan ($47.29 per share for DSUs granted on January 1, 2018 (pro rated for two months of 2018 fiscal year), $43.83 per share for DSUs granted on April 1 2018, $52.04 per share for DSUs granted on July 1, 2018, and $50.20 per share for DSUs granted on October 1, 2018 representing the closing price of a share of stock on the quarterly grant date). Such shares of Common Stock are fully vested on grant.

(iii)	the grant date fair value determined in accordance with FASB ASC 718 for RSUs granted in fiscal year 2018 ($45.03 per share representing the closing price of a share of Common Stock on the grant date). The RSUs will vest in May 2019. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(iv)	the grant date fair value, determined in accordance with FASB ASC 718, for dividend equivalents paid on DSUs and credited in the form of additional DSUs, made to Messrs. Feldman and Oakland and Mmes. Turpin and Young ($41.67 per share for DSUs granted on May 4, 2018, $47.16 per share for DSUs granted on August 3, 2018, $48.80 per share for DSUs granted on November 2, 2018, and $55.60 per share for DSUs granted on February 1, 2019, representing the closing price of a share of stock on the quarterly payment date). Such DSUs are fully vested on grant.

The following table sets forth the grant date fair value of the above stock awards granted to our directors in fiscal year 2018:

Name	Stock Fees (including DSUs) ($)	RSUs ($)	Dividend Equivalents ($)	Total ($)
M. Clark	69,972	70,022	—	139,994
A. Feldman	82,450	70,022	38,359	190,831
J. Gilbert, Jr.	29,115	—	—	29,115
G. Marmol	82,450	70,022	—	152,472
M. McKenna	77,448	70,022	—	147,470
S. Oakland	77,448	70,022	2,146	149,616
U. Payne, Jr.	69,972	70,022	—	139,994
C. Turpin	69,972	70,022	61,462	201,456
K. Underhill	69,972	70,022	—	139,994
D. Young	106,000	70,022	87,178	263,200

For additional information on the valuation assumptions, refer to Note 21 to the Company’s financial statements in our 2018 Annual Report on Form 10-K.

30	Foot Locker, Inc.

Board of Directors

As of end of fiscal year 2018, the number of RSUs and DSUs held by our directors was as follows:

Name	RSUs Outstanding on 02/02/19 (#)	DSUs Outstanding on 02/02/19 (#)
M. Clark	1,555	—
A. Feldman	1,555	28,279
G. Marmol	1,555	—
M. McKenna	1,555	—
S. Oakland	1,555	1,582
U. Payne, Jr.	1,555	—
C. Turpin	1,555	45,310
K. Underhill	1,555	—
D. Young	1,555	64,779

(2)	Jarobin Gilbert, Jr. served as a director of the Company during 2018 until his retirement from the Board in May 2018.

(3)	Reflects payments under the Director Retirement Plan.

Directors and Officers Indemnification and Insurance

We have purchased directors and officers liability and corporation reimbursement insurance from a group of insurers comprising ACE American Insurance Co. (Chubb), Zurich American Insurance Co., North American Specialty Insurance Co. (SwissRe), St. Paul Mercury Insurance Company (Travelers), Freedom Specialty Insurance Co. (Nationwide), Berkley Insurance Co., Argonaut Insurance Co., Beazley Insurance Company, Inc., XL Catlin Bermuda Ltd., National Union (AIG), and Endurance American Insurance Co. These policies insure the Company and all of its wholly-owned subsidiaries. They also insure all of the directors and officers of the Company and the covered subsidiaries. The policies were written for a term of 12 months, from October 12, 2018 until October 12, 2019. The total annual premium for these policies, including fees and taxes, is $914,448. Directors and officers of the Company, as well as all other employees with fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended, are insured under policies issued by a group of insurers comprising Zurich American Insurance Co., Travelers Casualty, Surety Company of America, and ACE American Insurance Co. (Chubb), which have a total premium, including fees and taxes, of $330,250 for the 12-month period ending October 12, 2019.

The Company has entered into indemnification agreements with its directors and officers, as approved by shareholders at the 1987 Annual Meeting.

2019 Proxy Statement	31

The Board is asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our NEOs, as described in this Proxy Statement on pages 33 through 67. We currently hold our “Say-on-Pay” vote every year. Shareholders have an opportunity to cast an advisory vote on the frequency of Say-on-Pay votes at least every six years. The next advisory vote on the frequency of the Say-on-Pay vote is expected to occur at the 2022 Annual Meeting.

As described in detail under the CD&A beginning on page 33, our compensation program is designed to attract, motivate and retain talented executives responsible for leading our strategic priorities and, in turn, deliver value to our shareholders. Our executive compensation program ties pay closely to performance. A significant portion of the compensation provided to the NEOs is based upon the Company’s performance or the performance of our share price, and we believe this compensation structure closely aligns the interests of our NEOs with the interests of our shareholders. The more senior an executive’s position, the greater portion of his or her compensation that is tied to performance.

At the 2018 Annual Meeting, almost 95% of the votes cast on the advisory vote to approve the compensation of our NEOs were voted in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support for the Company’s approach to executive compensation. We believe you should read the CD&A and the compensation tables beginning on page 33 in determining whether to approve this proposal.

The Board recommends approval of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our NEOs, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting pursuant to the SEC’s compensation disclosure rules, including the CD&A, the 2018 Summary Compensation Table, and the other related tables and disclosures.”

✔ The Board recommends a vote FOR Proposal 2.

32	Foot Locker, Inc.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes our compensation philosophy and objectives and provides context for compensation decisions for our NEOs, and discusses how our 2018 compensation is linked to performance against the goals that were established for the annual and long-term incentive compensation programs. For 2018, our NEOs were as follows:

Richard A. Johnson	Lauren B. Peters	Stephen D. “Jake” Jacobs	Lewis P. Kimble*	Pawan Verma
Chairman, President and Chief Executive Officer	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Executive Officer— North America	Executive Vice President and Chief Executive Officer— Asia Pacific	Executive Vice President and Chief Information and Customer Connectivity Officer

*	Mr. Kimble served as Executive Vice President and Chief Executive Officer-International during 2018. He has been Executive Vice President and Chief Executive Officer-Asia Pacific since March 11, 2019.

Table of Contents

34	Executive Summary
34	Our Key Compensation Governance Policies
35	Performance Highlights
35	Impact of Company Performance on Annual and Long-Term Incentive Pay
36	Say-on-Pay Shareholder Vote
36	2018 Compensation Design Changes
37	2018 Compensation Decisions

38	Compensation Program Design and Structure
38	Components of Executive Compensation Program
38	Base Salaries
38	Annual Bonus Plan
40	AFG Award
41	Long-Term Incentive Program
43	Retirement Plan and Excess Cash Balance Plan
43	401(k) Plan
43	Supplemental Executive Retirement Plan
44	International Assignment Compensation
44	Perquisites
44	Executive Employment Agreements

45	Procedures for Determining Compensation
45	Setting Compensation, Establishing Goals, and Evaluating Performance
45	Benchmarking Approach
47	Use of Compensation Consultants
47	Management Involvement in Developing the Compensation Program

47	Additional Information
47	Key Compensation Governance Policies
48	Compensation Plans and Risk
49	Delegation of Authority
49	Items Disregarded for Bonus Calculations
49	Accounting and Tax Considerations of Executive Compensation

2019 Proxy Statement	33

Executive Compensation

Executive Summary

Our Compensation Committee, comprised of five independent directors, oversees the executive compensation program. We design our executive compensation program to attract, motivate, and retain talented executives responsible for leading the Company’s short- and long-term strategic priorities and, in turn, deliver value to our shareholders. The centerpiece of our program is our pay-for-performance philosophy that aligns pay outcomes to the achievement of our annual operating plan and long-term strategy, and the creation of shareholder value. This is especially true at senior levels of the Company where a significant portion of compensation is tied to Company performance. As shown in the charts below, 92% of the CEO’s target compensation mix and 80%, on average, of the other NEOs’ target compensation mix for the compensation program represented performance-based compensation for 2018.

CEO’s 2018 Target Compensation Mix

Average of Other NEOs’ 2018 Target Compensation Mix

Our Key Compensation Governance Policies

What We Do

✔	Closely align executive pay with performance and Company’s strategy

✔	Set rigorous, objective performance goals

✔	Maintain a clawback policy

✔	Impose and monitor meaningful stock ownership guidelines

✔	Require a one-year time-based vesting period for earned long-term incentive plan (“LTIP”) payouts following attainment of performance goals

✔	Include double-trigger change in control provisions in employment agreements and equity awards

✔	Mitigate undue risk in compensation programs

✔	Provide reasonable perquisites

✔	Retain independent compensation consultant to advise the Compensation Committee

✔	Hold annual “Say-on-Pay” advisory vote

✔	Conduct shareholder outreach

What We Do Not Do

✖	No tax gross-ups for perquisites or change in control payments

✖	No hedging of the Company’s stock

✖	No repricing of stock options without shareholder approval

✖	No stock options granted below fair market value

✖	No dividends or dividend equivalents on time-based RSUs or unearned PBRSUs

✖	No excessive severance benefits

34	Foot Locker, Inc.

Executive Compensation

Performance Highlights

We built positive momentum and improved our financial results in 2018. Highlights include the following:

FOOT LOCKER, INC.

A record total sales of
$7.9 billion

31.8%
gross margin rate

$4.66 per share
earned net income ($4.71 per share on non-GAAP* basis)

$187 million
invested in our business to drive future growth through our capital program

$533 million
returned to shareholders between share repurchase program and dividends

$375 million
spent to repurchase 7.9 million shares

$158 million
paid in dividends

*	A reconciliation to GAAP is provided beginning on page 16 of our 2018 Annual Report on Form 10-K.

Impact of Company Performance on Annual and Long-Term Incentive Pay

Foot Locker strives to be a consistently high-performing company, with a history of setting very challenging performance goals. Only when we achieve or exceed our goals are incentive payouts earned.

Our most-recently completed performance periods illustrate our commitment to pay for performance. Overall, our 2018 fiscal year was very strong, and we were highly profitable; however, we fell short of our plan in certain areas of the business. As a result, Mr. Johnson, Ms. Peters, and Mr. Verma earned annual incentive payouts of 84.5% of their respective target awards for 2018.

Annual Bonus Plan for Corporate Executives

Performance Metric	Target	Payout
Financial Performance Metric (in millions) Adjusted Pre-Tax Income (weighted 80%)	$766.8	Profit Payout 87.6%

Customer Connected Scorecard Know Our Customers/ Satisfy Our Customers (weighted 20%)		Customer Connected Payout 72.1%

	Total Annual Bonus Payout (Corporate Executives)	84.5%

2019 Proxy Statement	35

Executive Compensation

As division executives, Mr. Jacobs’s and Mr. Kimble’s annual incentive awards were based on their respective division’s omni-channel profit (weighted 80%) and customer connected scorecard (weighted 20%). Mr. Jacobs earned an annual incentive payout of 157.2% of his target award. Mr. Kimble did not earn a payout for 2018.

LTIP

For the two-year 2017-18 performance period under the LTIP, no payouts were earned by any of the NEOs because our performance over this two-year period did not meet the rigorous goals we established for the period.

Performance Metrics	Target	Payout
Average Annual Adjusted Net Income (in millions)	$727.2	0% of Target Award

Two-Year Average ROIC	15.5%

See pages 38 through 42 for more details on these incentive programs and performance goals.

Say-on-Pay Shareholder Vote

At our 2018 Annual Meeting, almost 95% of shareholders voting on the advisory vote on executive compensation supported the executive compensation program. The Compensation Committee considered the results of the 2018 Say-on-Pay vote and our shareholders’ strong support of our executive compensation program in reviewing the program for 2019. In light of this support, the Compensation Committee decided to retain the general program design, but added new customer connected objectives to the annual incentive plan, reflecting the Company’s customer-centric priorities, and granted a new long-term incentive intended to accelerate growth and better enable the Company to compete in a rapidly changing retail landscape. In the future, the Compensation Committee will continue to assess the executive compensation program against changing business conditions and shareholder feedback. Our Say-on-Pay vote is currently held on an annual basis, consistent with the preference expressed by a majority of our shareholders.

2018 Compensation Design Changes

During the Compensation Committee’s 2018 compensation planning cycle, the Committee considered the Company’s strategic initiatives and long-term goals, recognizing the significant disruption that was occurring in the retail industry, and discussed the actions and results that were critical to incentivize through the executive compensation program. As a result, the 2018 incentive compensation design represents a portfolio approach that is intended to motivate the right behaviors and reward achievement of our short- and long-term business results. In addition to providing incentives through the core annual cash incentive plan and LTIP, the Committee determined that an additional long-term incentive award distinctly focused on accelerating the Company’s growth, both organic and inorganic, in this disruptive environment was appropriate and in the best interests of the Company and our shareholders.

Our executive compensation program uses distinct metrics and varying time periods, which the Committee believes provide the appropriate incentives while also managing risk. The changes to the short- and long-term incentives for the NEOs, which are described below, are designed to incentivize the execution of the Company’s customer connected strategy, to accelerate our long-term growth, and to further align our executives’ and shareholders’ interests.

36	Foot Locker, Inc.

Executive Compensation

Annual Cash Incentive	●	Incorporated strategic metrics in addition to financial metrics into the core design of the annual incentive plan. Knowing and focusing on the customers of each of our brands increases the opportunity to provide the products and experiences they desire and increases the opportunity to satisfy our customers. Given the Company’s customer-centric culture, the Committee added “customer connected” objectives and enablers composed of additional project milestones that support these objectives to the financial metrics in the annual cash incentive program. The customer connected objectives are weighted at 20%. The remaining 80% of the annual incentive is based on pre-tax income (for corporate executives) or division omni-channel profit (for division executives).
	●	Modified the maximum for the annual incentive performance range from 120% to 110%, which is consistent with our peers.

Long-Term Equity Incentives	●	Rebalanced the annual equity awards for executives by splitting the total value of the award between stock options and time-based RSUs, rather than granting the full value of the award in stock options, in order to increase the retentive aspect of the awards.
	●	Eliminated the cash portion of the payout for earned awards under the LTIP beginning with the 2018-19 performance period and paying the entire earned award in equity for all NEOs to further align our executives’ and shareholders’ interests.
	●	Provided an additional long-term incentive opportunity through the Accelerate Future Growth (“AFG”) award specifically focused on accelerating the Company’s growth, expanding our direct-to-customer business, and maintaining the profitability of our “brick and mortar” stores over a three-year period (2018-20). The AFG award is 100% performance-based for the CEO and 75% performance-based for the other NEOs and is payable in RSUs.

2018 Compensation Decisions

The Compensation Committee made compensation decisions for our NEOs in 2018, including setting and approving incentive compensation performance goals. In making its decisions, the Committee considered (i) the significant disruption occurring in the retail industry, (ii) each executive’s compensation components in light of his or her position and responsibilities, (iii) internal peer pay comparisons, (iv) relevant market data for comparable positions and, where applicable, year-over-year changes in market data, and (v) retention and succession planning.

Base Salaries	●	No base salary increases were approved for the NEOs for 2018 given the Committee’s desire to provide accountability for the Company’s below-threshold performance in 2017.

CEO Annual Incentive Award	●	The Committee increased the target annual incentive award for Mr. Johnson to 200% of his annual base salary, from 150% in the prior year, which positions his target total cash compensation slightly above the peer median.

AFG Award	●	The Committee granted the AFG award to the NEOs that is designed to incentivize efforts to accelerate the Company’s growth, expand our direct-to-customer business, and maintain the profitability of our stores over the three-year performance period.

Long-Term Equity Incentives	●	Beginning with the 2018-19 performance period, earned payouts for all NEOs will be in the form of equity, as the Committee eliminated the cash component of the LTIP awards to further align the executives’ interests with shareholders. This decision is consistent with the payout structure the Committee instituted for the CEO beginning with the 2017-18 performance period.

2019 Proxy Statement	37

Executive Compensation

Compensation Program Design and Structure

Components of Executive Compensation Program

Another goal of the Compensation Committee is to align the compensation program with our business strategy and our shareholders’ interests. In order to achieve these objectives, our executive compensation program includes a mix of annual and long-term compensation, as well as a mix of cash and equity compensation. The key components of our executive compensation program are described in the following chart:

	Compensation Component	Description and Purpose
	Base Salary	Annual fixed compensation supports the objective of attracting and retaining talented executives.
Provides executives with market-competitive fixed compensation appropriate to their position, experience, and responsibilities.
ANNUAL	Performance-Based Annual Cash Incentive	Links annual cash compensation to attainment of short-term performance goals based on the Company’s pre-tax income, division omni-channel profit, and customer connected objectives.

	LTI Program	Comprises the performance-based LTIP, stock options, and time-based RSUs. These long-term incentives and awards, which are linked to multi-year performance goals and the Company’s stock price, provide an incentive to work towards achievement of long-term strategic objectives. Long-term incentives support executive retention.
	LTIP	Two-year performance goals based on net income (70%) and ROIC (30%), with an additional one-year vesting period for earned awards. Earned awards are payable in equity.
LONG-TERM	Stock Options	Provide the opportunity to purchase stock at the exercise price over a ten-year period from the grant date, subject to applicable vesting and exercisability conditions.
Link realized compensation over long-term appreciation in stock price and represent value to executives only if the stock price increases.
	RSUs	Time-based RSUs align executives’ and shareholders’ interests with value that fluctuates based on stock price performance.
	AFG Award	AFG award incentivizes accelerated growth over a three-year period (2018-20) to build on our strength and grow our business in a disruptive retail environment. This award is 100% performance based for the CEO and 75% performance based for the other NEOs.

OTHER	Retirement Benefits	Provide pension and retirement savings benefits, which align with the objective of attracting and retaining talented executives.
	Perquisites	Offer reasonable perquisites similar to our peer companies, which also aid in attracting and retaining talented executives.

Base Salaries

The Compensation Committee did not approve any base salary increases for the NEOs for 2018, given the Committee’s desire to provide accountability for the Company’s below-threshold performance in 2017.

Annual Bonus Plan

In 2018, the Compensation Committee considered the Company’s strategic initiatives relating to customer engagement and creating desired experiences in an environment where customers have many shopping choices. Given this, the Committee incorporated “customer connected” objectives into the annual incentive plan to further incentivize execution of our customer-centric initiatives, in addition to the financial metrics that have historically been utilized for this performance-based plan. The financial targets are weighted 80%, and the customer connected objectives are weighted 20%.

The financial targets established by the Compensation Committee under the annual incentive plan are based upon the business plan and budget reviewed and approved each year by our Finance Committee and the Board. The financial targets applicable to Mr. Johnson, Ms. Peters, and Mr. Verma were based on the Company achieving Adjusted Pre-Tax Income of $766.8 million for 2018, in line with the Company’s financial plan and strategic objectives and reflects an increase of 2.2% compared to 2017 results. Actual Adjusted Pre-Tax Income totaled $754.1 million for 2018.

38	Foot Locker, Inc.

Executive Compensation

As division executives, the 2018 annual incentive targets for Mr. Jacobs and Mr. Kimble were based on division omni-channel profit targets and customer connected objectives for the North America division and the International division, respectively, which include both store and direct-to-customer operations for these regions.

In 2018, the North America division comprised the store and direct-to-customer operations of

In 2018, the International division included the store and direct-to-customer operations of

For competitive reasons, we do not disclose the profit targets for the North America or International divisions, as we do not publicly disclose results of these divisions on a separate basis, and we consider it competitively harmful to make that information public. Consistent with our objective of setting challenging goals for executives throughout the Company, we believe that the achievement of the performance goals for these divisions was demanding in light of there being a zero bonus payout for one of the divisions despite being profitable in 2018.

The Committee established the customer connected objectives for the NEOs based on:

Knowing our Customers - Increasing the percentage of identified customers through in-store, digital and app touch-points for North America and International, and

Engaging and Servicing Our Customers - Improving overall customer satisfaction favorability percentage measured by results on purchaser surveys compared to the prior year.

Along with these objectives, the Committee established “enablers” for measuring progress based on:

Organizational Enrollment - Focusing all employees throughout the organization on the importance of customer-leading metrics to our go-forward strategy and communicating scorecard progress;

Brand Satisfaction - Establishing a methodology and tracking customer satisfaction both in-store and on-line; and

Digital Enhancements - Implementing the new point-of-sale system in our global store fleet and achieving 2018 milestones in our efforts to enhance our digital capabilities.

The evaluation of full-year customer connected objectives utilizes the Company’s global performance management rating scale, and performance can range from 25% - 200% based on the relative achievement of the metrics and enablers. As described above, payout percentages associated with ratings for the metrics and enablers were averaged and resulted in an overall corporate payout percentage of 72.1%.

The annual incentive plan for the NEOs makes bonus payments based upon the Company or relevant division’s results, without individual performance adjustments. Executives who receive a “not meeting performance” rating in their annual performance review are ineligible to receive an annual bonus payment. All bonus targets and calculations are based on the results of continuing operations through the end of the 2018 fiscal year.

The payment of performance-based annual cash bonuses is calculated as a percentage of actual base salary earned by the executive during the year. The maximum payout under this plan is 200% of target, with a maximum payout in any year for any participant capped at $6 million.

2019 Proxy Statement	39

Executive Compensation

The 2018 annual incentive target awards for the NEOs approved by the Compensation Committee are shown in the table below.

Name	2017 Annual Target Award	2018 Annual Target Award
R. Johnson	150%	200%
L. Peters	75%	75%
S. Jacobs	100%	100%
L. Kimble	75%	75%
P. Verma	75%	75%

Bonus payouts are calculated on the basis of straight-line interpolation between the threshold, target, and maximum points. If the Company does not achieve threshold performance, then no annual bonus is earned or paid.

	Target as a Percentage of Base Salary	Actual 2018 Payout Percentage as a Percent of Target	Actual 2018 Payout ($)
R. Johnson	200%	84.5%	1,859,000
L. Peters	75%	84.5%	427,781
S. Jacobs	100%	157.2%	1,336,200
L. Kimble	75%	–	—
P. Verma	75%	84.5%	348,562

See page 35 for the targets, along with the adjusted actual performance for the period.

AFG Award

The Compensation Committee considered the significant disruption occurring in the retail industry and the strategic work that would be necessary by the executives to accelerate the Company’s long-term growth in this environment. In light of this, the Committee provided an additional long-term incentive award to the NEOs and other senior executives focused on accelerating the strategic growth initiatives, expanding our direct-to-customer business, and maintaining the profitability of our stores. This AFG award is designed to encourage and reward long-term strategic achievements, as well as serve a retentive purpose for executives who are critical to executing the Company’s strategic plan. The AFG award covers a three-year performance period-2018-20-and is based on three equally-weighted metrics: total revenue growth, direct-to-customer revenue growth, and EBIT margin. Prior to granting this new award, the Finance Committee reviewed and approved the 2018-19 financial plan and the forecast for 2020 on which the metrics are based.

In determining to grant this award and the behavior to be incentivized by it, the Committee first considered the existing executive incentive programs, including the annual cash incentive awards which are based on a combination of pre-tax income (or division omni-channel profit) and customer-centric objectives, and the long-term performance-based equity awards with metrics tied to a combination of average two-year net income and ROIC. Given the desire to accelerate the pace by which the Company drives growth, both organically and inorganically, the Committee believed that it was important to provide additional incentive directly focused on profitable top-line growth, which would complement the other incentive programs during this dynamic period.

40	Foot Locker, Inc.

Executive Compensation

For Mr. Johnson, 100% of the award is in the form of PBRSUs, and he would earn a payout following the end of the performance period only if the performance goals are achieved. For each of the other NEOs, 75% of the award is in the form of PBRSUs and 25% is in the form of time-based RSUs, payable following the end of the performance period, subject to the achievement of the performance goals with regard to the PBRSUs.

	Target Value of Performance-Based Component ($)	Target Value of Time-Based Payout Component ($)	Total Target Value ($)
R. Johnson	5,000,000	–	5,000,000
L. Peters	750,000	250,000	1,000,000
S. Jacobs	1,125,000	375,000	1,500,000
L. Kimble	750,000	250,000	1,000,000
P. Verma	562,500	187,500	750,000

The percentage of achievement of the performance goals at the end of the performance period will be applied to the target number of PBRSUs granted to each of the executives to determine the actual number of PBRSUs that may be earned. The percentage of the target number of PBRSUs that may be earned at threshold is 25% and at maximum is 200% for each executive. If the threshold performance goals are not met, no PBRSUs will be earned or paid out to any executive.

As the AFG performance period is on-going, we have not disclosed the actual targets because we believe it would be competitively harmful to do so. At the end of the performance period-in 2021-the Committee will determine whether the performance goals have been achieved, and we will provide specific disclosure regarding the targets, performance results relative to those targets, and the earned payouts, if any, for the completed performance period. For the time-based component of the AFG applicable to the NEOs other than Mr. Johnson, the RSUs will vest in March 2021, subject to continuous employment by the executives.

Long-Term Incentive Program

Our long-term incentive program includes the performance-based LTIP awards and other long-term equity awards granted under the Stock Incentive Plan in the form of stock options, time-based restricted stock, and RSUs. Performance-based LTIP awards, stock options, and time-based RSUs are granted annually. Time-vested restricted stock or special RSU awards normally are granted only in special circumstances, such as promotions, recruitment, or retention.

LTIP

The LTIP is designed to reward executives for achieving multi-year performance targets. The LTIP is formula-driven, with targets established by the Compensation Committee based upon financial targets included in the business plan reviewed and approved each year by our Finance Committee and the Board. The LTIP pays out based upon the Company’s results, without individual performance adjustments. Key design features of the LTIP are:

Increased Equity Component	The payout structure of the LTIP award had been a mix of cash payable under the LTIP, and equity in the form of RSUs payable under the Stock Incentive Plan. Beginning with the 2018-19 performance period, 100% of earned payouts will be made in equity under the Stock Incentive Plan for all of the NEOs.
Two-Year Performance Period and Additional One-Year Vesting Period	The performance period is two years; however, while award payouts are calculated following the end of the two-year performance period, payments require continued employment and are subject to forfeiture, as well as stock price fluctuations, for another year—that is, payments are not made until the end of a three-year period.
Net Income and ROIC Targets	The performance targets are based on adjusted net income (70%) and ROIC (30%) that are contained in the business and financial plan approved by the Finance Committee and the Board for the performance period.
Target Awards are a Percentage of Base Salary	The target awards are expressed as a percentage of initial base salary—that is, the base salary paid to the executive following any salary adjustments that take place on May 1 of the first year of the performance period, adjusted only for promotion-related salary increases.

2019 Proxy Statement	41

Executive Compensation

The target awards for the NEOs are listed in the following table:

Name	Target Award as a Percentage of Base Salary
R. Johnson	250%
L. Peters	100%
S. Jacobs	100%
L. Kimble	75%
P. Verma	75%

Determination of Payout for 2017-18 LTIP Awards. Consistent with our high-performance culture, the Compensation Committee established rigorous net income and ROIC targets at the beginning of 2017 for the 2017-18 performance period and set a “performance floor” for each performance measure. The targets the Compensation Committee established were based on the Company achieving two-year average annual net income of $727.2 million (which accounts for 70% of the payout) and ROIC of 15.5% (which accounts for 30% of the payout). The Company achieved two-year average annual net income of $541.6 million and ROIC of 11.9% for this performance period, which were below the threshold performance floor. As a result, no payouts were earned for this performance period. See page 36 for the targets, along with the adjusted actual performance for the period.

Determination of Performance Targets for 2018-19 LTIP Awards. In 2018, the Compensation Committee established LTIP performance targets for the 2018-19 performance period, which are also based on two-year average annual net income (70%) and ROIC (30%). For competitive reasons, since this performance period is still on-going, we have not disclosed the targets established for the period. The Committee will determine whether payouts have been earned following the end of the Company’s 2019 fiscal year, and we will provide specific information on the targets and results after the completion of the performance period. If awards are earned for the current 2018-19 performance period, payment will be made to participating executives in 2021, following the completion of a one-year time-based vesting period.

ROIC Calculation for LTIP. Return on Invested Capital, or ROIC, is a non-GAAP financial measure. For purposes of calculating this long-term incentive, we define ROIC as follows:

Operating Profit After Taxes
Pre-tax income
	+/-	interest expense/income
	+	implied interest portion of operating lease payments
	+/-	Unusual/non-recurring items
	+	LTIP award expense
	=	Earnings before LTIP award expense, interest and taxes
	-	Estimated income tax expense
	=	Operating Profit After Taxes
ROIC =
Average Invested Capital
Average total assets
	-	average cash and cash equivalents
	-	average year-end inventory
	-	non-interest-bearing current liabilities
	+	13-month average inventory
	+	average estimated asset base of capitalized operating leases
	=	Average Invested Capital

Certain items used in the calculation of ROIC for bonus purposes, such as the implied interest portion of operating lease payments, certain unusual or non-recurring items, average estimated asset base of capitalized operating leases, and 13-month average inventory, while calculated from our financial records, cannot be calculated from our audited financial statements. Prior to the Compensation Committee determining whether bonus targets have been achieved, the Company’s independent registered public accounting firm, at the request and for the restricted use of the Compensation Committee, reviews the bonus calculations to ensure that the payout is calculated in accordance with the plan. There is a calculation of basic ROIC, which is not precisely the same as the calculation used for incentive compensation purposes because of the exclusion of certain items (see page 49 for a discussion of disregarded items, and a reconciliation to GAAP on pages 16 through 19, of our 2018 Annual Report on Form 10-K).

42	Foot Locker, Inc.

Executive Compensation

Stock Options and RSUs

The Compensation Committee granted equity awards to the NEOs in 2018, splitting the total value of the award between stock options and time-based RSUs in order to enhance the retentive value of the LTI awards. In prior years the annual equity award was made in the form of stock options only. In deciding to grant these awards and determining the value of the awards, the Compensation Committee considered each executive’s position and the competitive market for equivalent talent. For Mr. Johnson, the approximate grant date value of his awards was equivalent to 200% of his base salary. These awards are shown in the chart below. The option exercise price is equal to the closing price of the Common Stock on the grant date. Stock options normally vest at the rate of one-third of the total grant per year over the first three years of the ten-year option term, subject to continuous service through each vesting date and accelerated vesting in certain limited circumstances. The Compensation Committee does not normally consider an executive’s gains from prior stock awards in granting new awards. The Committee determines the number of options granted based on a fixed value, using the Black-Scholes value on the grant date. The values shown below for the stock option grants are based on a Black-Scholes value of $12.35 on the grant date.

Name	Stock Options (#)	Grant Date Fair Value ($)	RSUs (#)	Grant Date Fair Value ($)
R. Johnson	91,093	1,124,999	25,123	1,125,008
L. Peters	20,243	250,001	5,583	250,007
S. Jacobs	20,243	250,001	5,583	250,007
L. Kimble	18,219	225,005	5,025	225,020
P. Verma	12,146	150,003	3,350	150,013

Retirement Plan and Excess Cash Balance Plan

All U.S.-based associates and expatriate U.S. employees of the Company who meet the eligibility requirements are participants in the Foot Locker Retirement Plan (the “Retirement Plan”). The Retirement Plan and the method of calculating benefits payable under it are described on page 63. All of the NEOs are participants in the Retirement Plan. The Internal Revenue Code (“IRC”) limits the amount of compensation that may be taken into consideration in determining an individual’s retirement benefits. Therefore, those participants in the Retirement Plan whose compensation exceeds the IRC limit are also participants in the Excess Cash Balance Plan, described on page 63, which provides a benefit equal to the difference between the amount a participant receives from the Retirement Plan and the amount the participant would have received were it not for the IRC limits. The Retirement Plan and Excess Cash Balance Plan take into account only base salary and annual bonus in determining pension benefits. Therefore, long-term incentives, stock options, and stock awards have no effect on the calculation of benefits or payments under these plans.

401(k) Plan

The Company has a 401(k) Plan that is available to employees whose primary place of employment is in the United States, as well as to expatriate U.S. employees. Eligible associates may contribute to the 401(k) Plan following 28 days of employment and are eligible for Company matching contributions upon completion of one year of service consisting of at least 1,000 hours. All of the NEOs participate in the 401(k) Plan, other than Mr. Kimble. As of January 1, 2019, the 401(k) Plan allows eligible employees to contribute up to 40% of their compensation on a pre-tax basis, subject to a maximum of $19,000. The Company matches 25% of employees’ pre-tax contributions on up to the first 4% of the employees’ compensation (subject to certain limitations). The matching contribution is made in cash. Matching contributions are vested incrementally over the first five years of participation. See Note 6 to the Summary Compensation Table on pages 53 through 54 for the amount of the Company match for each of the NEOs.

Supplemental Executive Retirement Plan

The Company maintains a Supplemental Executive Retirement Plan (the “SERP”), described on page 64, for certain senior officers of the Company and other key employees, including the NEOs. The SERP is an unfunded plan that sets an annual target for each participant consisting of a percentage of base salary and annual bonus based on the Company’s performance against target. This is the same target as set under the Annual Bonus Plan. Contributions range from 4% to 12% of salary and annual bonus, depending on the Company’s performance against an established target, with an 8% contribution made for target performance. The Compensation Committee establishes the SERP target each year, and it is normally the same as the performance target under

2019 Proxy Statement	43

Executive Compensation

the annual bonus plan. In addition, performance-based participant accounts accrue interest at the rate of 6% annually. The SERP also provides for the continuation of medical and dental insurance benefits following retirement to vested participants who were participants in the SERP prior to the start of the 2014 fiscal year when this benefit was closed to new participants.

Based upon the Company’s performance in 2018, a credit of 7.3% of 2018 base salary was made to the SERP for each of the NEOs. Credits to the SERP are based only on base salary and annual bonus, if paid; therefore, long-term incentives, stock options, and stock awards have no effect on the calculation of benefits or payments under this plan. As of the end of 2018, the account balances of the NEOs ranged from $178,053 for Mr. Verma to $2,449,041 for Mr. Johnson. Under the terms of the SERP, executives are vested in their account balances based upon a combination of age and service. As of the end of 2018, all of the NEOs, other than Mr. Verma who has not yet met the age and service requirements, were vested in the SERP.

International Assignment Compensation

We provide employees on long-term international assignments, such as Mr. Kimble, with additional benefits and allowances that are designed to minimize any financial detriment or gain to the employee from an international assignment. For Mr. Kimble, who was the only NEO who was an expatriate employee in 2018, we provided benefits and allowances for certain goods and services differential, housing, automobile costs, and tax preparation assistance.

Perquisites

We provide the NEOs with certain perquisites, which the Compensation Committee believes to be reasonable and consistent with its overall objective of attracting and retaining talented executives. The Company provides the NEOs with an automobile allowance, financial planning, medical expense allowance, supplemental long-term disability insurance, and life insurance. In addition, the Company reimburses Mr. Johnson for reasonable expenses of using car service for transportation in the New York metropolitan area. We also provide for continuation of medical and dental insurance benefits following retirement to participants who vested in the SERP prior to the start of the 2014 fiscal year when the benefit became closed to new participants. We do not provide a gross-up to executives for the income tax liability they incur due to their receipt of these perquisites.

Executive Employment Agreements

As more fully described on pages 54 through 55, we have employment agreements with each of our NEOs. Other than the agreement with Mr. Johnson as CEO, the agreements are substantially in the same form.

Our employment agreements with the NEOs provide for severance payments to the executive if we terminate the executive’s employment without cause or if the executive terminates his or her employment for good reason. These payments to the NEOs, calculated as if termination of employment occurred at the end of our last fiscal year, are set out in the tables on pages 65 through 67.

The NEOs would receive an enhanced severance payment if the executive’s employment is terminated without cause or if the executive terminates employment for good reason within two years following a change in control. For an executive to receive the enhanced severance payment, two events must occur: first, employment must be terminated for one of the specified reasons, and second, this termination must occur within two years following a change in control. We believe that these provisions, which we have had in place for a number of years, provide appropriate protection to our executives, comparable to that available at other public companies, and, with regard to the enhanced severance following a change in control, protect us from losing key executives during a period when a change in control may be threatened or pending. None of the NEOs is entitled to a gross-up payment for any excise taxes that may become payable in connection with a change in control.

All of the NEOs have agreed in their employment contracts not to compete with the Company for two years following their termination of employment and not to hire Company employees during that same period. This restriction does not apply following a change in control.

44	Foot Locker, Inc.

Executive Compensation

Procedures for Determining Compensation

Setting Compensation, Establishing Goals, and Evaluating Performance

As reflected in the following timeline, the Compensation Committee oversees a rigorous and comprehensive compensation approval, goal setting, and performance review process:

Annual Review	•	The Compensation Committee reviews any feedback from shareholder engagement meetings
and Approvals		regarding the compensation program.
(January -	•	At its February meeting, the Committee discusses further refined planning and preliminary
March)		recommendations for the following fiscal year’s compensation program.
	•	At its March meeting, final recommendations are presented, and the Committee approves the executive compensation design, components, and awards for each executive, and establishes the applicable annual bonus and LTIP performance goals. The Committee meets privately with the independent consultant to review and approve the CEO’s compensation.

Compensation Planning (May - November)	•	During its meetings over this period, the Committee has preliminary discussions with management and compensation consultants regarding the compensation program design for the following year, including reviewing compensation trends, peer group composition, a competitive analysis of individual executives’ compensation relative to market, preliminary pay recommendations, and the current incentive payout forecast. The Committee provides feedback and direction regarding the program design for the next fiscal year.
	•	The Committee meets privately with the independent consultant regarding the CEO’s compensation.

Additional Reviews (During Year)	•	The Compensation Committee meets at other times during the year with management and privately with the independent consultant to review performance against the established performance goals, discuss developments, emerging trends, and to review specific issues related to executive compensation or other issues related to management resources. The Compensation Committee also has responsibility for annually reviewing the compensation paid to non-employee directors and making recommendations to the full Board regarding the directors’ compensation program.

Each year, in advance of making compensation decisions for the forthcoming year, the Compensation Committee meets with management and reviews the Company’s overall executive compensation program in light of the Company’s long-term strategy and financial objectives approved by the Finance Committee and the Board. The Committee meets with management, the Company’s compensation consultant, and the Committee’s independent compensation consultant to review the executive compensation environment, including recent developments and trends in executive compensation relative to the Company’s executive compensation program, and a historical view of the pay-for-performance correlation in the program and any changes to the program being recommended by management or either of the consultants.

After the financial results for the prior year have been finalized and audited, the Compensation Committee meets to review and approve bonus and incentive compensation payments for the prior year and to review and approve compensation arrangements—base salaries, stock awards, and incentive plan targets—for the upcoming year. The Compensation Committee meets privately with its independent compensation consultant for the purpose of establishing the compensation of the CEO, including establishing target awards under the Annual Bonus Plan and the LTIP, and making stock awards to him under the Stock Incentive Plan. Except in the case of promotions or other unusual circumstances, the Compensation Committee considers granting stock awards only at this meeting, which is normally held within a few weeks following the issuance of the Company’s full-year earnings release for the prior year.

Benchmarking Approach

We have established benchmarks for compensation, including cash and equity, for each NEO. These benchmarks are reviewed annually and are based upon compensation for comparable positions in a peer group consisting of publicly-traded athletic footwear and apparel retailers and other specialty retail companies having revenues of approximately one-third to two and one-half times the Company’s revenue. We also use the peer group data to assess the competitiveness of total direct compensation awarded to our senior executives and as a data point in designing compensation plans, benefits, and perquisites.

2019 Proxy Statement	45

Executive Compensation

The Compensation Committee determined that the following companies, which comprised the peer group for 2018 compensations decisions, was the appropriate peer group for executive compensation purposes based upon the nature of their businesses, revenues, and the pool from which they recruit their executives.

Peer Group for 2018 Compensation Decisions

Abercrombie & Fitch Co.	Dick’s Sporting Goods Inc.	Genesco Inc.
American Eagle Outfitters, Inc.	DSW Inc.	L Brands, Inc.
Ascena Retail Group, Inc.	The Finish Line Inc.	Ross Stores, Inc.
Autozone, Inc.	GameStop Corp.	Signet Jewelers Limited
Bed, Bath & Beyond Inc.	The Gap Inc.	Williams-Sonoma, Inc.
Caleres, Inc.

One goal of the Compensation Committee is to provide competitive total compensation opportunities for the NEOs that vary with Company performance. The Compensation Committee uses the peer group benchmark information as a reference point in evaluating executive compensation, assessing the competitiveness of total direct compensation awarded to our senior executives, and designing compensation plans, benefits, and perquisites; it does not, however, attempt to match the compensation of each executive position in the Company precisely with that of an equivalent position in the peer group. In general, the Compensation Committee looks to position an executive’s total compensation at the median of comparable positions at peer companies, consistent with the Company’s revenue in relation to peer companies. The Compensation Committee also considers other factors, including performance, responsibility, experience, tenure, internal equity, and market positioning, when determining compensation.

Changes to Peer Group for 2019 Compensation Planning

During 2018, the Committee reviewed the peer group in light of merger and acquisition activity affecting certain peer companies, as well as the standing of certain peer companies in terms of revenues and market capitalization relative to the peer group criteria and determined that a refresh of the peer group based on a revised set of criteria was appropriate. For 2019 compensation decisions, the peer group criteria is as follows: (i) companies having revenues of approximately 0.5 to 2 times the Company’s revenue and market capitalization of approximately 0.25 to 4 times the Company’s market capitalization; and (ii) select sub-industries within the consumer discretionary sector most comparable to the Company’s business-apparel retail; apparel, accessories, and luxury goods; footwear; home furnishing retail; internet and direct marketing retail; and specialty stores. Based on the updated criteria, the peer group for 2019 compensation planning, which is shown below, reflects a larger, more diverse group of peers:

Deletions	Additions	Peer Group for 2019 Compensation Planning

Abercrombie & Fitch Co.	Burlington Stores, Inc.	American Eagle Outfitters, Inc.	Ralph Lauren Corp.
Ascena Retail Group, Inc.	Expedia, Inc.	Bed Bath & Beyond Inc.	Sally Beauty Holdings, Inc.
Autozone, Inc.	Hanesbrands, Inc.	Burlington Stores, Inc.	Signet Jewelers Ltd.
Caleres, Inc.	Michaels Companies, Inc.	Dick’s Sporting Goods, Inc.	Skechers USA, Inc.
DSW Inc.	PVH Corp.	Expedia, Inc.	Tapestry, Inc.
The Finish Line Inc.	Qurate Retail, Inc.	The Gap, Inc.	Tiffany & Co.
GameStop Corp.	Ralph Lauren Corp.	Hanesbrands, Inc.	Tractor Supply Co.
Genesco Inc.	Sally Beauty Holdings, Inc.	L Brands, Inc.	Ulta Beauty, Inc.
Ross Stores, Inc.	Skechers USA, Inc.	Michaels Companies, Inc.	Under Armour, Inc.
Williams Sonoma, Inc.	Tapestry, Inc.	PVH Corp.	Urban Outfitters, Inc.
	Tiffany & Co.	Qurate Retail, Inc.	Wayfair, Inc.
Tractor Supply Co.
Ulta Beauty, Inc.
Under Armour, Inc.
Urban Outfitters, Inc.
Wayfair, Inc.

46	Foot Locker, Inc.

Executive Compensation

Use of Compensation Consultants

The Compensation Committee has retained as its advisor a nationally-recognized executive compensation consultant, Compensation Advisory Partners (“CAP”), that is independent and performs no work for management. CAP reports directly to the Compensation Committee, meets with the Committee privately without management present, and regularly communicates privately with the Committee Chair. CAP also meets with the Nominating and Governance Committee regarding non-employee directors’ compensation and reports on related governance and trends. The Compensation Committee has assessed the independence of CAP based on standards promulgated by the SEC and concluded that no conflict of interest exists that would prevent it from serving as an independent consultant to the Committee. Each year, CAP reviews a report on risk in relation to the Company’s compensation policies and practices, provides a pay-for-performance analysis of our executive compensation program, and reviews the CEO’s compensation. In addition, each year CAP reviews and makes recommendations regarding the compensation program for non-employee directors, and the Compensation Committee considers the consultant’s report on the program. Management utilizes the services of ClearBridge Compensation Group, a nationally-recognized compensation consultant, to provide advice on the executive compensation program and plan design.

Management Involvement in Developing the Compensation Program

Management is involved in various aspects of developing the executive compensation program. Our Senior Vice President and Chief Human Resources Officer, Vice President—Global Total Rewards, and staff in the Human Resources Department work with our CEO to develop compensation recommendations for all corporate and executive officers other than the CEO. The CEO or the Senior Vice President and Chief Human Resources Officer reviews these proposals with the Compensation Committee Chair, and may make changes to the recommendations based upon her input, before the recommendations are presented to the Compensation Committee for review. Our Senior Vice President and General Counsel also attends meetings of the Compensation Committee and participates in some of these discussions and preparations.

Additional Information

Key Compensation Governance Policies

Independent Compensation Consultant

With regard to executive and director compensation matters, our Compensation Committee directly retains, and is advised by, an independent compensation consultant who performs no other work for the Company.

Clawback Policy

We have adopted a clawback policy that provides for the recovery of incentive compensation—paid in cash or equity—if the Compensation Committee determines that an executive (1) engaged in fraud or gross misconduct which results in an accounting adjustment, whether or not the adjustment results in a restatement of our financial statements, or (2) committed a significant legal or compliance violation of the Company’s policies or Code of Business Conduct. The Compensation Committee is closely monitoring the proposed SEC rules regarding recoupment of incentive-based compensation and will amend the policy if necessary when the final rules are adopted.

Stock Ownership Guidelines

We have meaningful stock ownership guidelines for our senior executives. These are set at six times annual base salary for the CEO, three times annual base salary for executive vice presidents, two times annual base salary for senior vice presidents, and a multiple of annual base salary for other covered executives. If an executive has not met the ownership requirements following a five-year phase-in period, the executive is required to hold 100% of net shares acquired from the vesting of restricted stock or RSUs or the exercise of stock options until they comply with the stock ownership guidelines. At the end of 2018, all of the NEOs met or exceeded their applicable ownership guidelines.

No Tax Gross-Ups

We do not provide a tax gross-up with regard to any compensation, benefit, or perquisite paid by the Company, other than our international assignment policy (“IAP”) or relocation program that is applicable to all employees. We also do not provide tax gross-ups for any amount paid to an executive upon termination of employment or in connection with a change in control.

2019 Proxy Statement	47

Executive Compensation

Anti-Hedging Policy

We do not permit our executives to take short positions in our shares or to hedge their economic interest in their shares.

No Stock Option Repricing

Our Stock Incentive Plan does not permit the repricing of stock options without shareholder approval.

Compensation Plans and Risk

We believe that our compensation program encourages our NEOs to take action to improve the Company’s performance without encouraging them to take undue risk. The performance-based annual cash incentive and LTIP elements of the program are paid based upon performance as compared to the Company’s annual and two-year financial plans, which are prepared each year by the Company’s management and reviewed and approved by the Finance Committee and the Board. The AFG awards are based on the approved 2018-19 financial plan and 2020 forecast reviewed by the Finance Committee and the Board. No incentive awards are earned or paid unless the applicable performance goals are achieved. We believe that, on balance, the plans are reasonably achievable under normal business conditions. This encourages our executives to manage the business well without pressuring them to take undue risks in order to obtain a payout.

Our equity-based compensation for the NEOs is designed with a similar goal in mind. We believe that our equity grants are reasonable in relation to overall compensation. Stock options normally vest ratably over a three-year period and have a 10-year term, reducing the risk that an executive will take short-term action to inflate the price of the Company’s stock for a brief period.

LTIP payouts are calculated at the conclusion of a two-year performance period, but are not actually paid to the participant until after an additional year of vesting has been satisfied. In addition to serving as a retention vehicle, this also requires that the executive continue to have the value of the stock portion of his or her award at risk, dependent on fluctuations in stock price, for an additional year. It also allows a year to pass in which any issues concerning the Company’s operating or financial performance may come to light before payments are made.

In addition, there are certain other factors related to our compensation programs for the NEOs that we believe help reduce the likelihood that our compensation programs will encourage our executives to take undue risk, as described below. See page 50 for a discussion of compensation and risk in our compensation plans more generally, and the procedures we followed to evaluate risk.

Factor	Description
ROIC as Bonus Measurement	As a retail company, we believe that one of the potential risks we have is that management will attempt to achieve profit targets without taking into account the capital used, particularly working capital invested in inventory and operating leases. We have, therefore, designed our LTIP for senior management, including the NEOs, to take into account ROIC as well as net income in determining whether a bonus will be paid.

No Bonus Payments to Executives with Poor Performance Ratings	We have designed our plans so that executives who receive a “Not Meeting Performance” rating under the Company’s annual performance appraisal process are not eligible to receive an annual bonus payment. This helps prevent an individual executive from taking any action inconsistent with the business plan or otherwise exposing the Company to undue risk.

Bonus Targets	Bonus targets are based on the financial plan that is reviewed and approved by the Board.

Incentive Payments Proportional to Base Salary	We believe that our cash incentive payments are not outsized in relation to base salary. Mr. Johnson, as CEO, has the opportunity to earn at target 200% of his base salary in annual bonus and 250% of his base salary in LTIP. Comparable percentages for the other NEOs currently range from 75% to 100% for annual bonus and LTIP.

Bonus Caps	Annual cash bonus to executives are capped and do not include excessive leverage.

Mix of Components	We use a mix of annual and long-term incentive components, as well as a mix between the use of cash and equity.

48	Foot Locker, Inc.

Executive Compensation

Delegation of Authority

The Compensation Committee currently has delegated authority to its Chair to approve, between committee meetings, time-vested RSU awards up to 7,500 RSUs per individual award and stock option awards up to 25,000 shares per individual award, in both cases only to executives who are not corporate or executive officers of the Company, division chief executive officers, or general managers. It is expected that the Chair would use this authority to approve awards made during the course of the year in connection with promotions, new hires, or special retention purposes. Options are priced at fair market value on the date the Chair signs the approval, which is the grant date for awards made under this delegation authority. Similarly, the value of RSU awards is based on the fair market value on the date the Chair signs the approval. The Chair used this authority three times in 2018, approving stock options and time-based RSU awards. The Compensation Committee has not delegated authority to management to make stock option, restricted stock, RSU, or other equity-based awards.

Items Disregarded for Bonus Calculations

Annual Bonus and LTIP payments are formula-driven based upon Company performance, and our 2018 program for the NEOs does not provide for discretionary adjustments based upon individual performance. The Compensation Committee may, however, in its sole discretion, determine to eliminate or reduce the amounts payable under these incentive programs, but has no discretion to increase Annual Bonus or LTIP payments. When establishing the targets, the Compensation Committee normally specifies certain items that it considers to be unusual or non-recurring, and these events, if they occur, are excluded when calculating payments. All of the references in this CD&A to target and actual performance levels refer to amounts after taking these adjustments into consideration.

Accounting and Tax Considerations of Executive Compensation

While we review both the accounting and tax effects of various components of compensation, these effects are not a significant factor in the Compensation Committee’s allocation of compensation among the different components. With respect to awards made before the 2017 tax reform legislation, it was the Committee’s intent that compensation paid to executive officers should generally be deductible for U.S. tax purposes, and, consistent with this intent, the Committee structured our bonus, long-term incentive, and stock option programs so that payments made under them generally qualified for the performance-based exception of Section 162(m) of the IRC (“Section 162(m)”). However, the Committee believes that in certain instances it is in the Company’s and our shareholders’ best interests to have the flexibility to pay compensation that is not deductible so that we may provide compensation consistent with our program and objectives.

The 2017 U.S. Tax Reform Legislation amended Section 162(m) to eliminate the “performance-based compensation” exception effective for tax years beginning after December 31, 2017, subject to a transition rule allowing companies to deduct compensation payable pursuant to a written binding contract in effect on November 2, 2017 and not materially modified after that date. Notwithstanding the change in the tax law, the Committee is committed to the principles of linking executive pay closely to the Company’s strategy and performance, establishing challenging and measurable performance goals, and providing payout limits under annual and long-term incentive plans. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

2019 Proxy Statement	49

Executive Compensation

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A with management and, based on that review and discussion, has recommended to the Board that the CD&A be included in this Proxy Statement.

Members of the Compensation Committee

Kimberly Underhill, Chair	Maxine Clark	Alan D. Feldman	Steven Oakland	Cheryl Nido Turpin

Compensation Committee Interlocks and Insider Participation

Maxine Clark, Alan D. Feldman, Steven Oakland, Cheryl Nido Turpin, and Kimberly Underhill served on the Compensation Committee during 2018. None of the committee members was an officer or employee of the Company or any of its subsidiaries, and there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

Compensation and Risk

The Company has completed a risk-related review and assessment of our compensation program and concluded that our executive compensation is not reasonably likely to result in a material adverse effect on the Company. As part of this review, the independent compensation consultant to the Compensation Committee reviewed risk in relation to the Company’s compensation policies and practices with the Company’s human resources executives directly involved in compensation matters. The consultant reviewed the compensation policies and practices in effect for corporate and division employees through the manager level, store managers, and store associates, and reviewed the features we have built into the compensation programs to discourage excessive risk taking by employees, including a balance between different elements of compensation, differing time periods for different elements, consistent Company-wide programs, plan performance targets based on the corporate budgeting process, and stock ownership guidelines for senior management.

50	Foot Locker, Inc.

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Executive Compensation	Executive Compensation

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
		Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)(3)	($)(2)	($)(4)	($)(5)	($)(6)	($)
Richard A. Johnson	2018	1,100,000	8,875,069	1,124,999	1,859,000	380,307	62,601	13,401,976
Chairman, President and	2017	1,100,000	2,750,061	2,200,005	—	294,161	48,995	6,393,222
Chief Executive Officer	2016	1,087,500	2,062,522	2,200,016	2,599,932	403,443	572,455	8,925,868
Lauren B. Peters	2018	675,000	1,925,101	250,001	427,781	182,072	13,404	3,473,359
Executive Vice President and	2017	675,000	506,314	500,009	—	174,281	7,646	1,863,250
Chief Financial Officer	2016	657,500	1,579,759	450,010	714,088	205,626	84,011	3,690,994
Stephen D.“Jake” Jacobs	2018	850,000	2,600,048	250,001	1,336,200	246,502	23,980	5,306,731
Executive Vice President and	2017	850,000	637,554	500,009	—	179,511	32,924	2,199,998
Chief Executive Officer—North America	2016	844,445	2,654,792	450,010	952,238	222,934	117,513	5,241,932
Lewis P. Kimble	2018	650,000	1,712,620	225,005	—	247,830	1,314,603	4,150,058
Executive Vice President and	2017	650,000	365,679	450,013	—	263,152	386,641	2,115,485
Chief Executive Officer—Asia Pacific	2016	642,460	1,365,680	450,010	635,262	326,186	235,970	3,655,568
Pawan Verma	2018	550,000	1,312,563	150,003	348,562	90,599	42,514	2,494,241
Executive Vice President and	2017	493,333	1,785,721	225,006	—	49,737	43,855	2,597,652
Chief Information and Customer Connectivity Officer	2016	461,250	261,603	225,005	360,252	70,795	239,928	1,618,833

Notes to Summary Compensation Table

(1)	The amounts in columns (c) and (f) reflect the annual base salaries and non-equity incentive plan compensation, respectively, earned by our NEOs for the designated years. For 2018, these combined amounts represented the following percentage of the NEOs’ total compensation: Mr. Johnson (22.1%), Ms. Peters (31.7%), Mr. Jacobs (41.2%), Mr. Kimble (15.7%), and Mr. Verma (36.0%). Information on the NEOs’ employment agreements appears beginning on page 54.

(2)	The amounts in these columns reflect the stock and option awards granted in the designated years. The amounts represent the aggregate grant date fair value of the awards granted in each respective year calculated in accordance with stock-based compensation accounting rules. A discussion of the assumptions used in computing the award values may be found in Note 21 to our financial statements in our 2018 Annual Report on Form 10-K. As provided under the SEC’s rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions and include, for restricted stock awards, expected dividend payments at the same rate as paid on our shares of Common Stock. See the Grants of Plan-Based Awards Table beginning on page 56 for additional information on awards granted in 2018. The amounts shown in the table do not necessarily reflect the actual value that may be recognized by the NEOs.

(3)	The amounts in this column include the grant date fair value of PBRSUs granted for the long-term performance measurement periods of 2018-19, 2017-18, and 2016-17, valued at grant date based upon the probable outcome of meeting the performance conditions, which is based on the target performance level. The amounts are consistent with the estimates of the aggregate compensation cost to be recognized over the service period determined at the grant date under stock-based compensation accounting rules, and exclude the effect of estimated forfeitures. Assuming the maximum performance level, the grant date fair value of the PBRSUs granted for the long-term performance measurement period of 2018-19 would be $5,500,014 for Mr. Johnson, $1,350,027 for Ms. Peters, $1,700,028 for Mr. Jacobs, $975,040 for Mr. Kimble, and $825,027 for Mr. Verma. This column also includes restricted stock or time-based RSU awards, where applicable. See the Grants of Plan-Based Awards Table beginning on page 56 for additional information on the awards granted in 2018.

(4)	For 2018, this column reflects the cash incentive payouts made in 2019 under the Annual Bonus Plan for 2018, as shown in Table I below. No LTIP payouts were earned for the 2017-18 performance measurement period. For 2017, there were no cash incentive payouts made under the Annual Bonus Plan for 2017 and no LTIP payouts were earned for the 2016-17 performance measurement period. For 2016, this column reflects the sum of the cash incentive payouts made in 2017 under the Annual Bonus Plan for 2016 and the cash portion of the earned LTIP payout for the 2015-16 performance measurement period that was paid in 2018, as shown in Table II below.

I—Cash Incentive Payouts for 2018

	Payout in 2019	Payout in 2020
		LTIP 2017-18
		Performance Period	Total
	Annual Bonus Plan	(Cash Payout Earned—	As Shown in Summary
	Cash Payment for 2018	Payable in 2020)	Compensation Table
Name	($)	($)	($)
R. Johnson	1,859,000	N/A	1,859,000
L. Peters	427,781	—	427,781
S. Jacobs	1,336,200	—	1,336,200
L. Kimble	—	—	—
P. Verma	348,562	—	348,562

II—Cash Incentive Payouts for 2016

	Payout in 2017	Payout in 2018
		LTIP 2015-16
		Performance Period	Total
	Annual Bonus Plan	(Cash Payout Earned—	As Shown in Summary
	Cash Payment for 2016	Paid in 2018)	Compensation Table
Name	($)	($)	($)
R. Johnson	1,301,738	1,298,194	2,599,932
L. Peters	393,514	320,574	714,088
S. Jacobs	521,867	430,371	952,238
L. Kimble	318,018	317,244	635,262
P. Verma	184,039	176,213	360,252

(5)	The amounts in this column represent the annual change in pension value during each of our last three fiscal years. See page 62 for more information on 2018 pension benefits.

(6)	The amounts in this column represent perquisites and other compensation attributable to the executives for 2018, valued at the incremental cost to the Company of providing them, which represents the actual cost.

52	Foot Locker, Inc.	2019 Proxy Statement	53

Executive Compensation

•	The amounts shown under Universal Life Insurance Premium and Financial Planning reflect the total amounts paid, including fees.

•	The amounts shown under Medical Expense Reimbursement reflect amounts reimbursed in 2018, which may also include reimbursement of amounts submitted in 2018 for expenses incurred in 2017.

•	The amounts shown under 401(k) Match reflect the Company’s matching contribution under the Foot Locker 401(k) Plan made to the NEO’s account.

•	For Mr. Kimble, the amounts shown under Foreign Earnings and Expatriate Tax Payments reflect expatriate compensation for 2018 in his position as Executive Vice President and Chief Executive Officer—International in Vianen, The Netherlands. Under Foreign Earnings, the amount shown includes expatriate benefits and allowances for certain goods and services differential, housing, automobile costs, and tax preparation assistance in connection with his international assignment. Mr. Kimble received the majority of these benefits and allowances under the IAP, which applies to employees on international assignment and is designed to minimize any financial detriment or gain to the employee from the assignment. Under Expatriate Tax Payments, the amount shown includes tax equalization payments, and U.S. and foreign tax payments net of hypothetical tax deductions, in connection with his international assignment. These payments are made under the IAP and are designed to facilitate these assignments by holding these employees responsible for the tax liabilities they would have incurred had they remained in their home countries. The amount reported under Expatriate Tax Payments represents the sum of the actual tax payments and other tax items associated with his assignment less his hypothetical tax withholding.

		Car		Med.	Supp.				Expatriate
	Auto.	Service	Univ. Life	Expense	LTD Ins.	Financial	401(k)	Foreign	Tax
	Allow.	Reimb.	Ins. Prem.	Reimb.	Prem.	Planning	Match	Earnings	Payments	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
R. Johnson	4,845	28,872	4,927	6,933	3,662	10,612	2,750	–	—	62,601
L. Peters	3,963	–	2,763	3,928	–	–	2,750	–	—	13,404
S. Jacobs	15,975	–	–	5,255	–	–	2,750	–	—	23,980
L. Kimble	–	–	3,581	766	–	–	–	14,243	1,296,013	1,314,603
P. Verma	18,161	–	2,870	4,778	3,314	13,391	–	–	—	42,514

The Company has established a trust for certain benefit plans, arrangements, and agreements, including the SERP, the Foot Locker Excess Cash Balance Plan, the executive employment agreements, and other benefit plans, agreements or arrangements that may be covered at a later date (collectively, the “Benefit Obligations”). Upon the occurrence of a Potential Change in Control of the Company as defined in the trust agreement, the Company is required to fund the trust with an amount sufficient to pay the total amount of the Benefit Obligations. Following the occurrence, and during the pendency, of a Potential Change in Control, the trustee would be required to make payments of Benefit Obligations to the extent these payments are not made by the Company.

Employment Agreements

We have employment agreements with each of the NEOs, and we describe the material terms of each of these agreements below. Information on estimated potential payments and benefits upon termination of the agreements is described under Potential Payments Upon Termination or Change in Control beginning on page 65.

Richard A. Johnson

Position. We have an employment agreement with Mr. Johnson in connection with his position as Chief Executive Officer.

Term. The term of this agreement ends on January 31, 2021. The agreement contains an “evergreen” renewal provision that provides for additional one-year renewals of the employment term, unless either party gives notice of non-renewal one year prior to the end of the then-current term.

Base Salary and Bonus. During the term of the agreement, the Company shall pay Mr. Johnson an annual base salary of not less than $1,000,000. Mr. Johnson’s 2018 base salary rate was $1,100,000. As Chief Executive Officer, for 2018, Mr. Johnson’s annual bonus at target under the Annual Bonus Plan was 200% of his base salary, and his annual bonus at target under the LTIP was 250% of his base salary at the start of the performance period.

Benefit Plans and Perquisites. Mr. Johnson is entitled to participate in all bonus, incentive, and equity plans offered to senior executives, including company-paid life insurance, long-term disability coverage, and reimbursement for certain medical, transportation, and financial planning expenses.

Non-Compete Provision. Mr. Johnson’s agreement provides that he may not compete with the Company or solicit our employees for two years following the termination of his employment agreement.

54	Foot Locker, Inc.

Executive Compensation

Certain Defined Terms. Mr. Johnson’s agreement includes definitions of certain terms such as “Cause” (i.e., for Mr. Johnson’s dismissal), “Good Reason” (i.e., for Mr. Johnson’s resignation), and “Change in Control” (which includes, among other things, the acquisition of 35% or more of the Company’s outstanding stock).

Other NEOs

Position/Term/Base Salary. We have substantially identical employment agreements with these executives in their current positions, as follows:

			Current Base
		Current Term	Salary Rate
Name	Position	End Date	($)
L. Peters	Executive Vice President and Chief Financial Officer	1/31/2020	675,000
S. Jacobs	Executive Vice President and Chief Executive Officer—North America	1/31/2020	850,000
L. Kimble	Executive Vice President and Chief Executive Officer—Asia Pacific	1/31/2020	650,000
P. Verma	Executive Vice President and Chief Information and Customer Connectivity Officer	1/31/2020	550,000

The terms of the agreements will automatically be extended for another year unless notice of non-renewal is given by the October 31 prior to the then-current expiration of the term. We pay these executives annual base salaries at rates not less than their salaries at the start of their agreements. The executives’ base salaries for 2018 are shown in the table above.

Benefit Plans and Perquisites. These executives are entitled to participate in all benefit plans and arrangements in effect at the start of the agreement, including retirement plans, Annual Bonus Plan, LTIP, medical, dental, and disability plans, and any other plans subsequently offered to our senior executives.

Non-Compete Provision. The executives’ agreements provide that they may not compete with the Company or solicit our employees for two years following the termination of their employment agreements.

Certain Defined Terms. The executives’ agreements include definitions of certain terms such as “Cause” (i.e., for the executive’s dismissal), “Good Reason” (i.e., for the executive’s resignation), “Change in Control” (which includes, among other things, the acquisition of 35% or more of the Company’s outstanding stock), and “Disability.”

2019 Proxy Statement	55

Executive Compensation

Grants of Plan-Based Awards Table

The following table shows the awards made to the NEOs in 2018 under the Annual Bonus Plan and the LTIP, as well as the AFG awards and RSU and stock option awards under the Stock Incentive Plan:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	( j)	(k)	(l)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
R. Johnson	03/28/18(1)	550,000	2,200,000	4,400,000
	03/28/18(2)				15,353	61,412	122,823				2,750,029
	04/12/18(3)				27,216	108,862	217,723				5,000,032
	03/28/18(4)								91,093	44.78	1,124,999
	03/28/18(5)							25,123			1,125,008
L. Peters	03/28/18(1)	126,563	506,250	1,012,500
	03/28/18(2)				3,769	15,074	30,148				675,014
	04/12/18(3)				4,083	16,330	32,659				750,037
	04/12/18(3)							5,444			250,043
	03/28/18(4)								20,243	44.78	250,001
	03/28/18(5)							5,583			250,007
S. Jacobs	03/28/18(1)	212,500	850,000	1,700,000
	03/28/18(2)				4,746	18,982	37,964				850,014
	04/12/18(3)				6,124	24,494	48,988				1,125,009
	04/12/18(3)							8,165			375,018
	03/28/18(4)								20,243	44.78	250,001
	03/28/18(5)							5,583			250,007
L. Kimble	03/28/18(1)	121,875	487,500	975,000
	03/28/18(2)				2,722	10,887	21,774				487,520
	04/12/18(3)				4,083	16,330	32,659				750,037
	04/12/18(3)							5,444			250,043
	03/28/18(4)								18,219	44.78	225,005
	03/28/18(5)							5,025			225,020
P. Verma	03/28/18(1)	68,750	275,000	481,250
	03/28/18(2)				2,303	9,212	18,424				412,513
	04/12/18(3)				3,062	12,247	24,494				562,505
	04/12/18(3)							4,083			187,532
	03/28/18(4)								12,146	44.78	150,003
	03/28/18(5)							3,350			150,013

Notes to Grants of Plan-Based Awards Table

(1)	Annual Incentive Awards

Amounts shown reflect the payment levels at threshold, target, and maximum performance for the 2018 fiscal year under the Annual Bonus Plan and reflect the potential amounts that would be paid at the end of the period if the applicable performance goals were achieved. The estimated bonus payouts are based on a percentage of the executive’s base salary, as shown in the table below:

Name	Threshold	Target	Maximum
R. Johnson	50%	200%	400%
L. Peters, L. Kimble and P. Verma	18.75%	75%	150%
S. Jacobs	25%	100%	200%

56	Foot Locker, Inc.

Executive Compensation

The annual bonus payments actually made to the NEOs for 2018 are shown in Note 4 to the Summary Compensation Table on page 53.

(2)	LTIP Awards

Provided the performance goals for the 2018-19 long-term performance measurement period are achieved, the payout structure of the executives’ awards is as follows: (a) 100% of the award would be payable in RSUs, and (b) the payout would be subject to a time-based, one-year vesting period following the end of the performance measurement period before payout to the executives. Columns (f), (g), and (h) show the number of RSUs that would be paid out at threshold, target, and maximum performance if the applicable performance goals are achieved for the 2018-19 performance measurement period.

The threshold, target, and maximum number of RSUs for each executive was calculated on the grant date on the basis of that day’s closing stock price of a share of Common Stock. The closing price on the grant date of March 28, 2018 for each of the NEOs was $44.78. Similarly, the grant date fair value of the RSU awards are based on the closing stock price on this grant date. The actual number of RSUs paid out will be based on the Company’s performance compared to targets. The value of the RSUs received by an executive will depend upon the Company’s stock price on the payment date in 2021. No dividends are paid or accrued for the RSUs.

The aggregate payout in stock at threshold, target, and maximum performance for each of the NEOs is based on a percentage of the executive’s base salary in the first year of the performance period, adjusted for promotion-related salary increases. The percent of base salary for each executive at threshold, target, and maximum performance is shown in the table below:

Name	Threshold	Target	Maximum
R. Johnson	62.5%	250%	500%
L. Peters and S. Jacobs	25%	100%	200%
L. Kimble and P. Verma	18.75%	75%	150%

No amounts would be paid to the executives under the LTIP awards unless the performance goals for the performance measurement period are achieved.

(3)	AFG Awards

The AFG Award is a special long-term incentive equity award covering a three-year performance period—2018-20. The payout structure of the executives’ awards is as follows: (a) for Mr. Johnson, 100% of the award is in the form of PBRSUs, and he would earn a payout following the end of the performance period only if the performance goals are achieved, and (b) for the other NEOs, 75% of the award is in the form of PBRSUs and 25% is in the form of time-based RSUs, payable following the end of the performance period, subject to the achievement of the performance goals with regard to the PBRSUs.

The threshold, target, and maximum number of RSUs for each executive was calculated on the grant date on the basis of that day’s closing stock price of a share of Common Stock. The closing price on the grant date of April 12, 2018 for each of the NEOs was $45.93. Similarly, the grant date fair value of the RSU awards are based on the closing stock price on this grant date. The actual number of RSUs paid out will be based on the Company’s performance compared to targets. The value of the RSUs received by an executive will depend upon the Company’s stock price on the payment date in 2021. No dividends are paid or accrued for the RSUs.

The percentage of achievement of the performance goals at the end of the performance period will be applied to the target number of PBRSUs granted to each of the executives to determine the actual number of PBRSUs that may be earned. If the threshold performance goals are not met, no PBRSUs will be earned or paid out to any executive.

The amounts shown in the table below reflect the estimated payment levels at threshold, target, and maximum performance for the 2018-20 performance measurement period.

	Threshold	Target	Maximum
Name	($)	($)	($)
R. Johnson	1,250,000	5,000,000	10,000,000
L. Peters and L. Kimble	187,500	750,000	1,500,000
S. Jacobs	281,250	1,125,000	2,250,000
P. Verma	140,625	562,500	1,125,000

The amounts shown in the table represents the number of time-based RSUs awarded under the Stock Incentive Plan on the grant date. The award will vest according to the schedule below, provided that the executive remains employed by the Company through the vesting date. No dividends are paid or accrued for RSU awards.

		Shares
Name	Grant Date	(#)	Vest Date
L. Peters and L. Kimble	04/12/18	5,444	03/24/21
S. Jacobs	04/12/18	8,165	03/24/21
P. Verma	04/12/18	4,083	03/24/21

2019 Proxy Statement	57

Executive Compensation

(4)	Stock Option Grants

The amounts in column (j) reflect the number of stock options granted in 2018 under the Stock Incentive Plan. The exercise price reflected in column (k) is equal to the closing price of a share of Common Stock on the grant date. In general, no portion of any stock option may be exercised until the first anniversary of its grant date. Vested options may be exercised for ten years following the grant date, unless the option is cancelled or exercised sooner. If the executive retires, becomes disabled, or dies while employed by the Company or one of its subsidiaries, all unexercised options that are then exercisable, plus those options that would have become exercisable on the next anniversary of the grant date, will remain (or become) exercisable as of that date. Options granted in 2018 will become exercisable upon a participant’s termination of employment on or within 24 months following a Change in Control. In general, options may remain exercisable for up to three years following a participant’s retirement or termination due to disability, and for up to one year for any other termination of employment for reasons other than cause.

The vesting schedule for options granted to the executives in 2018 is as follows:

		Shares	Vest Date: Shares		Vest Date: Shares		Vest Date: Shares
Name	Grant Date	(#)		(#)		(#)		(#)
R. Johnson	03/28/18	91,093	03/28/19:	30,364	03/28/20:	30,364	03/28/21:	30,365
L. Peters and S. Jacobs	03/28/18	20,243	03/28/19:	6,747	03/28/20:	6,748	03/28/21:	6,748
L. Kimble	03/28/18	18,219	03/28/19:	6,073	03/28/20:	6,073	03/28/21:	6,073
P. Verma	03/28/18	12,146	03/28/19:	4,048	03/28/20:	4,049	03/28/21:	4,049

(5)	RSUs

The amounts shown in the table represent the number of RSUs awarded under the Stock Incentive Plan on the grant date. The award will vest according to the schedule below, provided that the executive remains employed by the Company through the vesting date. No dividends are paid or accrued for RSU awards.

		Shares
Name	Grant Date	(#)	Vest Date
R. Johnson	03/28/18	25,123	03/28/21
L. Peters and S. Jacobs	03/28/18	5,583	03/28/21
L. Kimble	03/28/18	5,025	03/28/21
P. Verma	03/28/18	3,350	03/28/21

(6)	Grant Date Fair Value

The amounts shown in column (l) reflect the aggregate grant date fair value of the RSU and stock option awards granted in 2018, calculated in accordance with stock-based compensation accounting rules. A discussion of the assumptions used in computing the award values are found in Note 21 to our financial statements in our 2018 Annual Report on Form 10-K. For option awards, the value is calculated by multiplying the Black-Scholes value by the number of options granted. For RSUs, the fair value is calculated by multiplying the closing price of our Common Stock on the NYSE on the award date by the number of RSUs granted. For the PBRSUs and the performance-based portion of the AFG Awards granted under the Stock Incentive Plan, in connection with the 2018-19 and the 2018-20 performance periods, respectively, the fair value is calculated based upon the probable outcome of meeting the performance conditions at the target performance level and multiplying the number of units that would be received at that level by the closing price of a share of our Common Stock on the grant date. This is consistent with the estimate of the aggregate compensation cost to be recognized over the service period determined at the grant date under stock-based compensation accounting rules. All of these values are shown in the table below.

					AFG
	Black-Scholes	LTIP	Time-Based	AFG PBRSU	Time-Based
	Value for Stock	PBRSU Awards	RSU Awards	Awards	RSU Awards
	Options Granted on	Granted on	Granted on	Granted on	Granted on
	March 28, 2018	March 28, 2018	March 28, 2018	April 12, 2018	April 12, 2018
Name	($)	($)	($)	($)	($)
R. Johnson	12.35	44.78	44.78	45.93	—
L. Peters	12.35	44.78	44.78	45.93	45.93
S. Jacobs	12.35	44.78	44.78	45.93	45.93
L. Kimble	12.35	44.78	44.78	45.93	45.93
P. Verma	12.35	44.78	44.78	45.93	45.93

Assuming the maximum performance level, the grant date fair value of the PBRSUs granted for the long-term performance measurement period of 2018-19 would be $5,500,014 for Mr. Johnson; $1,350,027 for Ms. Peters; $1,700,028 for Mr. Jacobs; $975,040 for Mr. Kimble; and $825,027 for Mr. Verma. Assuming the maximum performance level, the grant date fair value of the performance-based AFG awards would be $10,000,017 for Mr. Johnson; $1,500,028 for Ms. Peters; $2,250,019 for Mr. Jacobs; $1,500,028 for Mr. Kimble; and $1,125,009 for Mr. Verma.

58	Foot Locker, Inc.

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of outstanding stock options, both vested and unvested, and the number of unvested shares of restricted stock and RSUs held by the NEOs at the end of the 2018 fiscal year:

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	( j)
			Equity					Equity	Equity
			Incentive					Incentive	Incentive Plan
			Plan Awards:				Market	Plan Awards:	Awards: Market
	Number of	Number of	Number of			Number	Value of	Number of	or Payout Value
	Securities	Securities	Securities			of Shares	Shares or	Unearned	of Unearned
	Underlying	Underlying	Underlying			or Units	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option		of Stock	Stock	or Other Rights	or Other Rights
	Options	Options	Unearned	Exercise	Option	That Have	That Have	That Have Not	That Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Not Vested	Vested	Vested
Name	Exercisable(1)	Unexercisable(1)	(#)	($)	Date	(#)(2)	($)(3)	(#)(2)	($)(3)
R. Johnson	80,000	—	—	15.10	03/23/2020	—	—	—	—
	80,000	—	—	18.84	03/23/2021	—	—	—	—
	49,000	—	—	30.92	03/21/2022	—	—	—	—
	47,000	—	—	34.24	03/28/2023	—	—	—	—
	37,000	—	—	45.08	03/26/2024	—	—	—	—
	55,000	—	—	56.35	12/01/2024	—	—	—	—
	207,900	—	—	62.11	03/25/2025	—	—	—	—
	92,920	46,460	—	63.79	03/23/2026	—	—	—	—
	47,069	94,138	—	72.83	03/22/2027	—	—	—	—
	—	91,093	—	44.78	03/28/2028	—	—	—	—
	—	—	—	—	—	25,123	1,383,272	—	—
	—	—	—	—	—	—	—	9,440	519,766
	—	—	—	—	—	—	—	15,353	845,336
	—	—	—	—	—	—	—	27,216	1,498,513
L. Peters	40,000	—	—	24.75	05/26/2021	—	—	—	—
	44,000	—	—	30.92	03/21/2022	—	—	—	—
	42,000	—	—	34.24	03/28/2023	—	—	—	—
	34,000	—	—	45.08	03/26/2024	—	—	—	—
	32,000	—	—	62.11	03/25/2025	—	—	—	—
	19,006	9,504	—	63.79	03/23/2026	—	—	—	—
	10,697	21,396	—	72.83	03/22/2027	—	—	—	—
	—	20,243	—	44.78	03/28/2028	—	—	—	—
	—	—	—	—	—	18,812	1,035,789	—	—
	—	—	—	—	—	5,583	307,400	—	—
	—	—	—	—	—	5,444	299,747	—	—
	—	—	—	—	—	—	—	1,738	95,694
	—	—	—	—	—	—	—	3,769	207,521
	—	—	—	—	—	—	—	4,083	224,810
S. Jacobs	8,000	—	—	34.24	03/28/2023	—	—	—	—
	12,667	—	—	45.08	03/26/2024	—	—	—	—
	13,600	—	—	56.35	12/01/2024	—	—	—	—
	21,000	—	—	62.11	03/25/2025	—	—	—	—
	19,006	9,504	—	63.79	03/23/2026	—	—	—	—
	10,697	21,396	—	72.83	03/22/2027	—	—	—	—
	—	20,243	—	44.78	03/28/2028	—	—	—	—
	—	—	—	—	—	23,515	1,294,736	—	—
	—	—	—	—	—	5,583	307,400	—	—
	—	—	—	—	—	8,165	449,565	—	—
	—	—	—	—	—	—	—	2,189	120,526
	—	—	—	—	—	—	—	4,746	261,315
	—	—	—	—	—	—	—	6,124	337,187
L. Kimble	19,000	—	—	45.08	03/26/2024	—	—	—	—
	21,000	—	—	62.11	03/25/2025	—	—	—	—
	19,006	9,504	—	63.79	03/23/2026	—	—	—	—
	9,628	19,256	—	72.83	03/22/2027	—	—	—	—
	—	18,219	—	44.78	03/28/2028	—	—	—	—
	—	—	—	—	—	15,677	863,176	—	—
	—	—	—	—	—	5,025	276,677	—	—
	—	—	—	—	—	5,444	299,747	—	—
	—	—	—	—	—	—	—	1,256	69,155
	—	—	—	—	—	—	—	2,722	149,873
	—	—	—	—	—	—	—	4,083	224,810
P. Verma	11,346	—	—	73.21	08/10/2025	—	—	—	—
	9,503	4,752	—	63.79	03/23/2026	—	—	—	—
	4,814	9,628	—	72.83	03/22/2027	—	—	—	—
	—	12,146	—	44.78	03/28/2028	—	—	—	—
	—	—	—	—	—	43,030	2,369,232	—	—
	—	—	—	—	—	3,350	184,451	—	—
	—	—	—	—	—	4,083	224,810	—	—
	—	—	—	—	—	—	—	2,303	126,803
	—	—	—	—	—	—	—	898	49,444
	—	—	—	—	—	—	—	113	6,222
	—	—	—	—	—	—	—	57	3,138
	—	—	—	—	—	—	—	3,062	168,594

2019 Proxy Statement	59

Executive Compensation

Notes to Table on Outstanding Equity Awards at Fiscal Year-End

(1)	The Vesting Schedules for the options shown in columns (b) and (c) are as follows:

Total
Securities Underlying
	Unexercised Options		Vesting Date for 1/3	Vesting Date for 1/3	Vesting Date for 1/3
Name	(#)	Grant Date	of Total Grant	of Total Grant	of Total Grant
R. Johnson	80,000	03/23/2010	03/23/2011	03/23/2012	03/23/2013
	80,000	03/23/2011	03/23/2012	03/23/2013	03/23/2014
	49,000	03/21/2012	03/21/2013	03/21/2014	03/21/2015
	47,000	03/28/2013	03/28/2014	03/28/2015	03/28/2016
	37,000	03/26/2014	03/26/2015	03/26/2016	03/26/2017
	55,000	12/01/2014	12/01/2015	12/01/2016	12/01/2017
	207,900	03/25/2015	03/25/2016	03/25/2017	03/25/2018
	139,380	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	141,207	03/22/2017	03/22/2018	03/22/2019	03/22/2020
	91,093	03/28/2018	03/28/2019	03/28/2020	03/28/2021
927,580
L. Peters	40,000	05/26/2011	05/26/2012	05/26/2013	05/26/2014
	44,000	03/21/2012	03/21/2013	03/21/2014	03/21/2015
	42,000	03/28/2013	03/28/2014	03/28/2015	03/28/2016
	34,000	03/26/2014	03/26/2015	03/26/2016	03/26/2017
	32,000	03/25/2015	03/25/2016	03/25/2017	03/25/2018
	28,510	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	32,093	03/22/2017	03/22/2018	03/22/2019	03/22/2020
	20,243	03/28/2018	03/28/2019	03/28/2020	03/28/2021
272,846
S. Jacobs	8,000	03/28/2013	03/28/2014	03/28/2015	03/28/2016
	12,667	03/26/2014	03/26/2015	03/26/2016	03/26/2017
	13,600	12/01/2014	12/01/2015	12/01/2016	12/01/2017
	21,000	03/25/2015	03/25/2016	03/25/2017	03/25/2018
	28,510	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	32,093	03/22/2017	03/22/2018	03/22/2019	03/22/2020
	20,243	03/28/2018	03/28/2019	03/28/2020	03/28/2021
136,113
L. Kimble	19,000	03/26/2014	03/26/2015	03/26/2016	03/26/2017
	21,000	03/25/2015	03/25/2016	03/25/2017	03/25/2018
	28,510	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	28,884	03/22/2017	03/22/2018	03/22/2019	03/22/2020
	18,219	03/28/2018	03/28/2019	03/28/2020	03/28/2021
115,613
P. Verma	11,346	08/10/2015	08/10/2016	08/10/2017	08/10/2018
	14,255	03/23/2016	03/23/2017	03/23/2018	03/23/2019
	14,442	03/22/2017	03/22/2018	03/22/2019	03/22/2020
	12,146	03/28/2018	03/28/2019	03/28/2020	03/28/2021
52,189

(2)	The vesting dates for the RSU awards shown in columns (g) and (i) are set forth in the table below. The RSU awards shown in column (i) granted in 2017 were not earned following the end of the 2018 fiscal year because threshold performance for the 2017-18 performance measurement period was not achieved; and the RSU awards shown in column (i) granted in 2018 will be earned only if the threshold performance goals for the 2018-19 performance measurement period are achieved and, if earned, will vest in 2021.

60	Foot Locker, Inc.

Executive Compensation

		Type	Shares/RSUs
Name	Grant Date	of Award	(#)	Vesting Date
R. Johnson	03/22/2017	RSU	9,440	03/22/2020
	03/28/2018	RSU	15,353	03/28/2021
	03/28/2018	RSU	25,123	03/28/2021
	04/12/2018	RSU	27,216	03/24/2021
L. Peters	03/23/2016	RSU	9,406	03/23/2019
	03/23/2016	RSU	9,406	03/23/2020
	03/22/2017	RSU	1,738	03/22/2020
	03/28/2018	RSU	3,769	03/28/2021
	03/28/2018	RSU	5,583	03/28/2021
	04/12/2018	RSU	4,083	03/24/2021
	04/12/2018	RSU	5,444	03/24/2021
S. Jacobs	03/23/2016	RSU	11,757	03/23/2019
	03/23/2016	RSU	11,758	03/23/2020
	03/22/2017	RSU	2,189	03/22/2020
	03/28/2018	RSU	4,746	03/28/2021
	03/28/2018	RSU	5,583	03/28/2021
	04/12/2018	RSU	6,124	03/24/2021
	04/12/2018	RSU	8,165	03/24/2021
L. Kimble	03/23/2016	RSU	15,677	03/23/2019
	03/22/2017	RSU	1,256	03/22/2020
	03/28/2018	RSU	2,722	03/28/2021
	03/28/2018	RSU	5,025	03/28/2021
	04/12/2018	RSU	4,083	03/24/2021
	04/12/2018	RSU	5,444	03/24/2021
P. Verma	03/22/2017	RSU	898	03/22/2020
	09/28/2017	RSU	21,515	09/28/2020
	09/28/2017	RSU	21,515	09/28/2021
	10/01/2017	RSU	113	10/01/2020
	10/01/2017	RSU	57	10/01/2020
	03/28/2018	RSU	2,303	03/28/2021
	03/28/2018	RSU	3,350	03/28/2021
	04/12/2018	RSU	3,062	03/24/2021
	04/12/2018	RSU	4,083	03/24/2021

(3)	Value calculated by multiplying the number of unvested shares or units by the closing price of $55.06 on February 2, 2019, which was the last business day of the 2018 fiscal year. The values shown in columns (h) and ( j) for the RSUs are based on:

●	the number of RSUs at threshold performance for the 2017-18 performance period, which were not earned following the end of the 2018 fiscal year because threshold performance for the 2017-18 performance measurement period was not achieved; and

●	the number of RSUs that may be earned at threshold performance for the 2018-19 long-term performance period.

2019 Proxy Statement	61

Executive Compensation

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by the NEOs during 2018 and restricted stock and RSU awards that vested during the year:

	Options Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
L. Peters	25,000	1,048,000	—	—
P. Verma	—	—	6,830	327,635

Pension Benefits

The following table provides the present value of the accumulated benefit payable to each of the NEOs and the years of service credited to each of them under the Retirement Plan, the Foot Locker Excess Cash Balance Plan (the “Excess Plan”), and the SERP determined using interest rate and mortality rate assumptions consistent with those used in our 2018 financial statements:

(a)	(b)	(c)	(d)	(e)
		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(1)	($)
R. Johnson	Retirement Plan	20	211,688	—
	Excess Plan	20	787,763
	SERP	16	2,327,821
			3,327,272
L. Peters	Retirement Plan	20	225,859	—
	Excess Plan	20	402,107
	SERP	17	1,448,356
			2,076,322
S. Jacobs	Retirement Plan	19	194,499	—
	Excess Plan	19	404,670
	SERP	10	1,203,269
			1,802,438
L. Kimble	Retirement Plan	39	778,509	—
	Excess Plan	39	851,214
	SERP	9	752,411
			2,382,134
P. Verma	Retirement Plan	2	16,530	—
	Excess Plan	2	24,613
	SERP	4	219,638
			260,781

Notes to Pension Benefits Table

(1)	In general, the present value of accumulated benefits was determined using the same measurement date (February 2, 2019) and assumptions used for financial reporting purposes. Expected retirement age for the Retirement Plan and the Excess Plan is equal to normal retirement age as defined by the plans. For the SERP, the age at which participants become eligible for retirement under the plan is used as the expected retirement age. The following key assumptions were used in calculating the values in the table above:

●	ASC 715 discount rate of 4.1% for the Retirement Plan and ASC 715 discount rate of 3.8% for the Excess Plan and the SERP;

●	Retirement age is assumed to be 65 for the Retirement Plan and the Excess Plan; for the SERP, the retirement age is assumed to be when age plus years of service equals 65 for participants in the plan on May 26, 2011 and, for participants in the SERP after this date, when the participant reaches age 55 with 10 years of service; and

●	Form of payment for the Retirement Plan and the Excess Plan is a lump sum and form of payment for the SERP is 12 quarterly installments.

The years of service for the SERP reflect the number of years that the executive has been approved by the Compensation Committee as a participant in that plan.

62	Foot Locker, Inc.

Executive Compensation

Defined Benefit Retirement Plans

Foot Locker Retirement Plan

The Retirement Plan is a defined benefit plan with a cash balance formula, which covers eligible employees of the Company and substantially all of its U.S. subsidiaries. All qualified employees who are at least 21 years old with one year of service are covered under the Retirement Plan. Plan participants become fully vested in their benefits under this plan generally upon completion of three years of service or upon reaching normal retirement age (age 65) while actively employed.

Under the cash balance formula, each participant has an account, for record keeping purposes only, to which credits are allocated annually based upon a percentage of the participant’s W-2 Compensation, as defined in the Retirement Plan. This percentage is determined by the participant’s years of service with the Company as of the beginning of each calendar year. The following table shows the percentages used to determine credits for each of the years of service indicated:

Years of Service	Percent of All W-2 Compensation (%)	+	Percent of W-2 Compensation Over $22,000 (%)
< 6	1.10		0.55
6-10	1.50		0.75
11-15	2.00		1.00
16-20	2.70		1.35
21-25	3.70		1.85
26-30	4.90		2.45
31-35	6.60		3.30
> 35	8.90		4.45

In addition, all balances in the participants’ accounts earn interest at the fixed rate of 6%, which is credited annually. At retirement or other termination of employment, an amount equal to the vested balance then credited to the account under the Retirement Plan is payable to the participant in the form of a qualified joint and survivor annuity (if the participant is married) or a life annuity (if the participant is unmarried). The participant may elect to waive the annuity form of benefit and receive benefits under the plan upon retirement in an optional annuity form or an immediate or deferred lump sum, or, upon other termination of employment, in a lump sum. Additional optional forms of payment are available to participants who were participating in the Retirement Plan as of December 31, 1995.

Foot Locker Excess Cash Balance Plan

The IRC limits annual retirement benefits that may be paid to, and the compensation that may be taken into account in calculating benefits for, any person under a qualified retirement plan, such as the Retirement Plan. Accordingly, for any person covered by the Retirement Plan whose annual retirement benefit, calculated in accordance with the terms of the Retirement Plan, exceeds the limitations of the IRC, the Company has adopted the Excess Plan. The Excess Plan is an unfunded, non-qualified benefit plan, under which the individual is paid the difference between the IRC limitations and the retirement benefit to which he or she would otherwise be entitled under the Retirement Plan.

2019 Proxy Statement	63

Executive Compensation

Early Retirement Eligibility

The Retirement Plan provides for a reduced benefit payment to a participant who retires after reaching early retirement age but prior to normal retirement age. Early retirement age is defined under the Retirement Plan and the Excess Plan as age 55 with at least 5 years of vesting service. All of the NEOs other than Mr. Verma are currently eligible for early retirement under these plans.

Foot Locker Supplemental Executive Retirement Plan

In addition, the SERP, which is an unfunded, non-qualified benefit plan, provides for payment by the Company of supplemental retirement, death, and disability benefits to certain executive officers and certain other key employees of the Company and its subsidiaries who participate in this plan. The Compensation Committee sets an annual targeted incentive award under the SERP for each participant consisting of a percentage of salary and bonus based on the Company’s performance against the target. Achievement of the target causes an 8% credit to a participant’s account for that year. The applicable percentage for the year increases or decreases proportionately to the percentage of the Company’s performance in relation to the target, but may not be less than 4% or more than 12% in any year. Participants’ accounts accrue simple interest at the rate of 6% annually.

The NEOs and six other executive officers currently participate in the SERP. Participants in the SERP prior to May 26, 2011 are eligible to receive a benefit only if their age plus years of service at retirement equals at least 65. For persons who become participants in the SERP on or after this date, they would be eligible to receive a benefit only if they are at least age 55 at retirement with 10 years of service. Other than Mr. Verma, each of the NEOs participated in the SERP on May 26, 2011 and has age plus years of service totaling at least 65. Mr. Verma became a participant in the SERP upon his employment commencement date in August 2015 and he is not currently vested in the plan.

If a participant’s employment terminates due to death or disability, the participant (or the participant’s estate) would be entitled to payment of the participant’s SERP balance. A participant’s SERP benefit is paid in 12 quarterly installments following retirement, with the first two quarters payable no earlier than six months following retirement. Upon death or disability, a participant’s SERP benefit is paid in a lump sum. For participants in the plan prior to February 2, 2014, the SERP provides for the continuation of medical and dental insurance benefits if an executive meets the applicable age and service requirements when the participants’ employment terminates. The benefits would be substantially the same as those benefits to which senior executives are entitled under the Company’s medical and dental plans for active employees. The terminated executive would be required to pay the insurance premium applicable to actively employed senior executives, including any increases in the premiums, and the Company would pay the difference between the actual premium rate and the active employee rate.

64	Foot Locker, Inc.

Executive Compensation

Potential Payments Upon Termination or Change in Control

The NEOs’ employment agreements and certain of the plans and programs that the NEOs participate in require the Company to pay compensation to the NEOs if their employment terminates under certain circumstances. Estimates of the compensation, benefits, and vesting of equity grants that may be payable to the NEOs upon termination of employment or change in control, including amounts already vested, are included in the tables below. These estimates reflect that no LTIP payouts were earned for the 2016-17 or 2017-18 performance measurement periods. The information in the tables assumes a termination date of February 2, 2019. At the close of trading on February 2, 2019, our stock price was $55.06 per share.

					Payments
			Time-Based RSUs,			Excess Cash
			PBRSUs, and			Balance	Health	Life
	Severance		Options		SERP	Plan	Benefits	Insurance	Total
Termination Event	($)		($)		($)(1)	($)(2)	($)(3)	($)(4)	($)
R. Johnson
By Company w/o Cause	4,084,000	(5)	4,625,125	(6)	2,449,041	726,666	721,705	—	12,606,537
By Executive For Good Reason	4,084,000	(5)	4,625,125	(6)	2,449,041	726,666	721,705	—	12,606,537
Resignation	—		—		2,449,041	726,666	721,705	—	3,897,412
Change in Control(7)	6,625,000	(8)	6,008,398	(9)	2,449,041	726,666	721,705	—	16,530,810
Disability	—		5,384,104	(10)	2,449,041	726,666	721,705	—	9,281,516
Death	—		5,384,104	(10)	2,449,041	726,666	—	1,100,000	9,659,811
Retirement	—		2,002,814	(11)	2,449,041	726,666	721,705	—	5,900,226
Cause	—		—		—	726,666	—	—	726,666
L. Peters
By Company w/o Cause	1,012,500	(12)	—		1,523,777	345,211	874,219	—	3,755,707
By Executive for Good Reason	1,012,500	(12)	69,359	(13)	1,523,777	345,211	874,219	—	3,825,066
Resignation	—		—		1,523,777	345,211	874,219	—	2,743,207
Change in Control(7)	1,856,250	(8)	2,565,768	(9)	1,523,777	345,211	874,219	—	7,165,225
Disability	—		2,427,029	(10)	1,523,777	345,211	874,219	—	5,170,236
Death	—		2,427,029	(10)	1,523,777	345,211	—	675,000	4,971,017
Retirement	—		484,346	(11)	1,523,777	345,211	874,219	—	3,227,553
Cause	—		—		—	345,211	—	—	345,211
S. Jacobs
By Company w/o Cause	1,275,000	(12)	—		1,265,928	335,514	1,038,844	—	3,915,286
By Executive for Good Reason	1,275,000	(12)	69,359	(13)	1,265,928	335,514	1,038,844	—	3,984,645
Resignation	—		—		1,265,928	335,514	1,038,844	—	2,640,286
Change in Control(7)	2,337,500	(8)	3,231,938	(9)	1,265,928	335,514	1,038,844	—	8,209,724
Disability	—		3,093,199	(10)	1,265,928	335,514	1,038,844	—	5,733,485
Death	—		3,093,199	(10)	1,265,928	335,514	—	850,000	5,544,641
Retirement	—		591,934	(11)	1,265,928	335,514	1,038,844		3,232,220
Cause	—		—		—	335,514	—	—	335,514
L. Kimble(14)
By Company w/o Cause	975,000	(12)	—		791,591	782,368	721,705	—	3,270,664
By Executive for Good Reason	975,000	(12)	62,430	(13)	791,591	782,368	721,705	—	3,333,094
Resignation	—		—		791,591	782,368	721,705	—	2,295,664
Change in Control(7)	1,787,500	(8)	2,226,356	(9)	791,591	782,368	721,705	—	6,309,520
Disability	—		2,101,495	(10)	791,591	782,368	721,705	—	4,397,159
Death	—		2,101,495	(10)	791,591	782,368	—	650,000	4,325,454
Retirement	—		362,150	(11)	791,591	782,368	721,705	—	2,657,814
Cause	—		—		—	782,368	—	—	782,368
P. Verma
By Company w/o Cause	825,000	(12)	—		178,053	15,427	—	—	1,018,480
By Executive for Good Reason	825,000	(12)	41,613	(13)	178,053	15,427	—	—	1,060,093
Resignation	—		—		178,053	15,427	—	—	193,480
Change in Control(7)	1,512,500	(8)	3,381,770	(9)	178,053	15,427	—	—	5,087,750
Disability	—		3,298,523	(10)	178,053	15,427	—	—	3,492,003
Death	—		3,298,523	(10)	178,053	15,427	—	550,000	4,042,003
Cause	—		—		—	15,427	—	—	15,427

2019 Proxy Statement	65

Executive Compensation

(1)	This amount is the total benefit payable under the SERP (other than health benefits reported in the “Health Benefits” column). Upon termination other than due to disability or death, the payments would be made quarterly over a three-year period with the first two quarterly payments made on the first day of the calendar quarter that occurs six months following the executive’s termination date, and the remaining payments made quarterly during the remainder of the three-year period. Upon termination due to disability or death, payments would be made in lump sum following the disability or death.

(2)	Benefit payable as of February 2, 2019 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.

(3)	The amount shown represents the actuarial present value of all future expected post-termination medical and dental insurance benefits under the SERP and the employment agreements. The benefits provided, and premiums (including any subsequent increases) required to be paid by the executive, would be substantially the same for active employees. The benefit amount assumes the executive does not qualify for disability benefits or other benefits under Medicare.

(4)	Senior executive life insurance is payable following death in a lump sum to the executive’s beneficiary.

(5)	This severance amount includes the following items provided for under Mr. Johnson’s employment agreement:

Salary continuation for 24 months. Payment of the first twelve months of salary continuation would be made in a lump sum within 10 days following the six-month anniversary of termination, and the remaining payments would then be made on a monthly basis beginning on the twelve-month anniversary of termination ($2,200,000).

Annual Bonus for Year of Termination. For the fiscal year in which termination occurs, payment of the annual bonus that would have otherwise been earned if such termination had not occurred, pro rated as of the Termination Date, to be paid at the same time as other annual bonuses for the fiscal year in which the termination occurs ($1,859,000).

Outplacement. The approximate cost of one year of outplacement services ($25,000).

(6)	Pro Rata Payment of any Unearned LTIP and AFG Awards. Pursuant to Mr. Johnson’s employment agreement, with respect to any non-completed performance period during which termination occurs, payment of any LTIP and AFG awards that would have otherwise been earned if such termination had not occurred, as pro rated through the termination date. The amount shown includes the sum of the value of the PBRSUs that the executive would have been entitled to receive under the (A) LTIP based on the pro rated target level achievement of the performance goals for the 2018-19 performance measurement period (30,706 PBRSUs); and (B) AFG based on the pro rated target level achievement of the performance goals for the 2018-20 performance measurement period (36,288 PBRSUs). The PBRSUs would become immediately vested and payable. The PBRSUs were valued at $55.06.

Payment of any Earned and Unvested LTIP Award and Vesting of Stock Options. Pursuant to Mr. Johnson’s employment agreement, with respect to any completed performance period during which termination occurs, payment of any LTIP award that is earned and unvested as of the termination date. The amount shown includes the intrinsic value on February 2, 2019 of 231,691 stock options that would vest.

(7)	This covers termination by the Company without Cause or by the executive for Good Reason during the two-year period following a Change in Control (each as defined in the executive’s employment agreement). If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999 of the IRC, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject the executive to the excise tax, as long as the reduced amount would result in a greater benefit to the executive compared to the unreduced amount on a net after-tax basis.

(8)	The severance amount equals two times the sum of the executive’s annual salary plus annual bonus at target under the Annual Bonus Plan or other annual incentive plan applicable to the executive. With respect to Mr. Johnson, it also includes the approximate cost of one year of outplacement services ($25,000).

(9)	The amount shown represents the sum of the (A) value of the time-based RSUs that would vest; (B) value of the PBRSUs that the executive would have been entitled to receive under the LTIP based on the pro rated target level achievement of the performance goals for the 2018-19 performance measurement period; (C) value of the PBRSUs that the executive would have been entitled to receive under the AFG based on the pro rated target level achievement of the performance goals for the 2018-20 performance measurement period; and (D) intrinsic value on February 2, 2019 of the stock options that would vest. The RSUs would become immediately vested and payable. The time-based RSUs and PBRSUs were valued at $55.06.

		LTIP	AFG
	Time-Based RSUs	PBRSUs	PBRSUs	Stock Options
	(#)	(#)	(#)	(#)
R. Johnson	25,123	30,706	36,288	231,691
L. Peters	29,839	7,537	5,444	51,143
S. Jacobs	37,263	9,491	8,165	51,143
L. Kimble	26,146	5,444	5,444	46,979
P. Verma	50,463	4,606	4,083	26,526

(10)	The amount shown represents the sum of the (A) value of the time-based RSUs, some or all of which may be accelerated by the Compensation Committee; (B) value of the PBRSUs that the executive would have been entitled to receive under the LTIP based on the target level achievement of the performance goals for the 2018-19 performance period, pro rated to the termination date; (C) value of the PBRSUs that the executive would have been entitled to receive under the AFG based on the target level achievement of the performance goals for the 2018-19 performance period, pro rated to the termination date; and (D) intrinsic value on February 2, 2019 of

66	Foot Locker, Inc.

Executive Compensation

the stock options that would vest. The PBRSUs would be paid out at the same time as the payouts are made to the other participants in the plan for this performance period in 2021. The time-based RSUs and PBRSUs were valued at $55.06. The actual value of the time-based RSUs to the executive would depend upon the Company’s stock price on the payout date in 2021.

		LTIP	AFG
	Time-Based RSUs	PBRSUs	PBRSUs	Stock Options
	(#)	(#)	(#)	(#)
R. Johnson	25,123	30,706	36,288	123,893
L. Peters	29,839	7,537	5,444	26,947
S. Jacobs	37,263	9,491	8,165	26,947
L. Kimble	26,146	5,444	5,444	25,204
P. Verma	50,463	4,606	4,083	13,614

(11)	The amount shown represents the sum of the (A) value of the PBRSUs that the executive would have been entitled to receive under the LTIP based on the target level achievement of the performance goals for the 2018-19 performance period, pro rated to the termination date; and (B) intrinsic value on February 2, 2019 of the stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan in 2021. The PBRSUs were valued at $55.06. The actual value of the PBRSUs to the executive would depend upon the Company’s stock price on the payout date in 2021.

	LTIP
	PBRSUs	Stock Options
	(#)	(#)
R. Johnson	30,706	123,893
L. Peters	7,537	26,947
S. Jacobs	9,491	26,947
L. Kimble	5,444	25,204
P. Verma	4,606	13,614

(12)	The severance amount equals one-and-a-half times the executive’s annual salary, payable in lump sum within 10 days of the six-month anniversary of the termination date.

(13)	The amount shown represents the intrinsic value on February 2, 2019 of the stock options that would vest.

Stock Options
(#)
L. Peters	26,947
S. Jacobs	26,947
L. Kimble	25,204
P. Verma	13,614

(14)	Mr. Kimble would be entitled under the IAP to certain benefits following his termination date.

CEO Pay Ratio

The following information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the CEO pay ratio, and other companies may use different assumptions, adjustments, exclusions, or estimates in calculating their CEO pay ratio. Accordingly, CEO pay ratio disclosures may involve a degree of imprecision and may be inconsistent in methodology among different companies. Therefore, the CEO pay ratio disclosed by other companies may not be comparable to the Company’s CEO pay ratio as disclosed below. Using the methodology described below, our CEO pay ratio based on fiscal year 2018 compensation is approximately 1,627:1.

To calculate our CEO pay ratio, we used the same median employee identified as of December 31, 2017. We believe there have been no changes in our employee population or our compensation arrangements in 2018 that would result in a significant change in our pay ratio disclosure or our median employee.

We are a global retailer and approximately 70% of our employees are part-time employees. Our median employee is a part-time sales associate who worked an average of 16 hours per week in one of our stores in Hawaii, and whose annual compensation was $8,241 in fiscal year 2018. Our Chief Executive Officer’s compensation during the same time period was $13,411,422, including $9,446 for a health care benefit under a plan that is available generally to all salaried employees, which is not required to be reported as compensation for our Chief Executive Officer in the Summary Compensation Table, as disclosed on pages 52 through 54, under the SEC rules. See pages 20 through 24 for additional employee data.

2019 Proxy Statement	67

The following table provides information as of February 2, 2019 for compensation plans under which equity securities may be issued:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (#)
Equity Compensation Plans Approved	2,861,447	52.34	11,237,742	(1)(2)
by Security Holders
Equity Compensation Plans Not Approved	–	–	–
by Security Holders
Total	2,861,447	52.34	11,237,742

Notes to Equity Compensation Plan Table

(1)	Includes 2,475,669 shares available for future issuance under the ESPP other than upon the exercise of options, warrants, or rights. Participating employees under the ESPP may contribute up to 10% of their annual compensation during a plan year to acquire shares of the Company’s Common Stock at 85% of the lower market price on one of two specified dates in each plan year. In no event may the number of shares purchased on behalf of any one participant in any plan year exceed the number determined by dividing $25,000 by the fair market value of a share on the grant date.

(2)	The Stock Incentive Plan currently is the only plan under which stock awards may be granted to directors, officers, and other employees of the Company. Payouts under the LTIP are made in shares of Common Stock and issued as Other Stock-Based Awards under the Stock Incentive Plan.

68	Foot Locker , Inc.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee conducts an annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence. The Audit Committee exercises sole authority to approve all audit engagement fees. In addition to ensuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the selection of, and reviews and evaluates, the lead audit partner.

The Audit Committee engages in an evaluation of the lead audit partner and his or her qualifications. In evaluating and selecting the Company’s lead audit partner, the Audit Committee provides selection criteria to KPMG LLP to which KPMG LLP responds with a roster of qualified candidates. Two members of the Audit Committee, along with the Chair of the Committee and the Lead Director, interview the candidates. The Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer also interview the candidates. The Chair of the Committee and lead audit partner meet in executive session. The Chair of the Committee then recommends his selection to the full Audit Committee for its consideration and approval.

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year. We are asking shareholders at this meeting to ratify this appointment of KPMG LLP for 2019. KPMG LLP has served as our independent registered public accounting firm since 1995. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the appointment of KPMG LLP to our shareholders for ratification because we value our shareholders’ views regarding this appointment and because we view it as a good corporate governance practice. In the event that shareholders fail to ratify this appointment, it will be considered a recommendation to the Board and the Audit Committee to consider selecting a different firm. Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG LLP will be present at the 2019 Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

✔    The Board recommends a vote FOR Proposal 3.

Audit and Non-Audit Fees

The following table shows the fees we paid to KPMG LLP for the audit of the Company’s annual financial statements for 2017 and 2018, as well as the fees billed for other services KPMG LLP provided during these two fiscal years:

Category	2017 ($)	2018 ($)
Audit Fees(1)	3,438,000	4,378,000
Audit-Related Fees(2)	287,000	245,000
Tax Fees(3)	322,000	294,000
All Other Fees	–	–
Total	4,047,000	4,917,000

Notes to Audit and Non-Audit Fees Table

(1)	Audit fees consisted of professional services provided in connection with the audit of our annual financial statements, reviews of financial statements included in our Quarterly Reports on Form 10-Q, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)	Audit-related fees consisted principally of audits of financial statements of certain employee benefit plans and the Foot Locker Foundation as well as due diligence related to an investment.

(3)	Tax fees consisted principally of assistance with matters related to tax compliance.

2019 Proxy Statement	69

Proposal 3: Ratification of the Appointment of our Independent Registered Public Accounting Firm

Audit Committee Preapproval Policies and Procedures

The Audit Committee has a policy that all audit and non-audit services to be provided by our independent accountants, including services for our subsidiaries and affiliates, are to be approved in advance by the Audit Committee, regardless of the estimated cost for providing such services. Between meetings of the Audit Committee, the Audit Committee has delegated this authority to the Audit Committee Chair. In practice, these fees are normally approved by the Audit Committee Chair and reviewed with the Audit Committee at a subsequent meeting. Management reviews with the Audit Committee at regularly scheduled meetings the total amount and nature of the audit and non-audit services provided by the independent accountants, including services for our subsidiaries and affiliates, since the Audit Committee’s last meeting.

Audit Committee Report

In accordance with the charter adopted by the Board, the Audit Committee assists the Board in fulfilling its oversight responsibilities in the areas of the Company’s accounting policies and practices and financial reporting. The Audit Committee is responsible for the appointment, compensation, and oversight of the independent registered public accounting firm. The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting.

The Audit Committee consists of four independent directors named below, as independence is defined under the NYSE rules. All of the Audit Committee members meet the expertise requirements under the NYSE rules.

The Audit Committee held nine meetings in 2018. At its meetings during 2018, the Audit Committee discussed with management, the Company’s independent registered public accounting firm (KPMG LLP), and the Company’s internal auditors the assessment of the Company’s internal control over financial reporting. The Audit Committee also discussed with KPMG its attestation report and opinion on the Company’s internal control over financial reporting contained in the 2018 Annual Report on Form 10-K. The Audit Committee regularly meets privately with KPMG LLP, the internal auditors, and the Director of Internal Controls during the year.

The Audit Committee reviewed and discussed with management and KPMG LLP the audited financial statements for the 2018 fiscal year, which ended February 2, 2019. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by applicable Public Company Accounting Oversight Board (the “PCAOB”) standards. The Audit Committee, both with and without management present, discussed and reviewed the results of KPMG LLP’s examination of the financial statements and the overall quality of the Company’s financial reporting.

The Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications. In evaluating and selecting the Company’s independent registered public accounting firm, the Audit Committee considered, among other things:

●	historical and recent performance of the current independent audit firm;

●	an analysis of known significant legal or regulatory proceedings related to the firm;

●	external data on audit quality and performance, including PCAOB reports;

●	industry experience;

●	audit fee revenues;

●	firm capabilities and audit approach; and

●	the independence, tenure, and partner rotation of the audit firm.

The Audit Committee also considers the advisability and potential impact of selecting a different independent registered public accounting firm. The Audit Committee obtained from KPMG LLP the written disclosures and the letter required by applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence and any relationships that may affect its objectivity. The Audit Committee also considered whether the non-audit services provided by KPMG LLP to the Company are compatible with maintaining KPMG LLP’s independence. The Audit Committee has satisfied itself that KPMG LLP is independent.

As a result of this evaluation, the Audit Committee approved the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2020, subject to shareholder ratification.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2018 Annual Report on Form 10-K.

Members of the Audit Committee

Guillermo G. Marmol, Chair	Matthew M. McKenna	Ulice Payne, Jr.	Dona D. Young

70	Foot Locker , Inc.

Directors and Executive Officers

The table below shows the number of shares of Common Stock reported to us as beneficially owned by each of our directors and NEOs as of March 25, 2019, and by all directors, NEOs, and executive officers as a group as of that date, including shares of Common Stock that they have a right to acquire within 60 days after March 25, 2019 by the exercise of stock options.

No director or NEO beneficially owned 1% or more of the total number of outstanding shares as of March 25, 2019. Each person has sole voting and investment power for the number of shares shown unless otherwise noted.

Name	Common Stock Beneficially Owned Excluding Stock Options (#)(a)	Stock Options Exercisable Within 60 Days After 3/25/19 (#)	RSUs and DSUs (#)(b)	Total (#)
Maxine Clark	13,150	—	1,555	14,705
Alan D. Feldman	65,498	—	29,834	95,332
Stephen D. “Jake” Jacobs	77,449	111,919	—	189,368
Richard A. Johnson	294,589	739,782	—	1,034,371
Lewis P. Kimble	39,834	93,839	—	133,673
Guillermo G. Marmol	32,702	—	1,555	34,257
Matthew M. McKenna	30,459	—	1,555	32,014
Steven Oakland	10,816	—	3,137	13,953
Ulice Payne, Jr.	1,329	—	1,555	2,884
Lauren B. Peters	143,527	248,652	—	392,179
Cheryl Nido Turpin	47,941	—	46,865	94,806
Kimberly Underhill	1,329	—	1,555	2,884
Pawan Verma	66,189	39,277	—	105,466
Dona D. Young	42,527	—	66,334	108,861
All 21 directors and executive officers as a group,	1,036,412	1,471,168	153,945	2,661,525	(c)
including the NEOs

(a)	This column includes shares held in the Company’s 401(k) Plan and, where applicable, executives’ unvested time-based RSUs over which they have sole voting power but no investment power, as follows:

Name	Unvested RSUs (#)
R. Johnson	25,123
L. Peters	29,839
S. Jacobs	37,263
L. Kimble	26,146
P. Verma	50,463

(b)	This column includes the number of DSUs credited as of March 25, 2019 to the accounts of the directors who elected to defer all or part of their annual retainer fee. The DSUs do not have current voting or investment power.

(c)	This number represents approximately 2.4% of the shares of Common Stock outstanding at the close of business on March 25, 2019.

2019 Proxy Statement	71

Beneficial Ownership of the Company’s Stock

Persons Owning More Than Five-Percent of the Company’s Common Stock

The table below provides information on shareholders who beneficially owned more than 5% of our Common Stock as of December 31, 2018 according to reports filed with the SEC. To the best of our knowledge, there are no other shareholders who beneficially own more than 5% of a class of the Company’s voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)		Percent of Class
The Vanguard Group, Inc.	12,206,275	(a)	10.81%	(a)
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
AQR Capital Management, LLC and	7,055,107	(b)	6.25%	(b)
AQR Capital Management Holdings, LLC
Two Greenwich Plaza
Greenwich, Connecticut 06830
BlackRock, Inc.	7,046,767	(c)	6.2%	(c)
55 East 52nd Street
New York, New York 10055

(a)	Reflects shares beneficially owned as of December 31, 2018 according to Amendment No. 8 to Schedule 13G filed with the SEC. As reported in this schedule, The Vanguard Group, an investment adviser, holds sole voting power with respect to 110,211 shares, sole dispositive power with respect to 12,088,690 shares, and shared dispositive power with respect to 117,585 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 97,750 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 30,761 shares as a result of its serving as investment manager of Australian investment offerings.

(b)	Reflects shares beneficially owned as of December 31, 2018 according to Schedule 13G filed with the SEC. As reported in this schedule, AQR Capital Management, LLC, an investment adviser, is a wholly-owned subsidiary of AQR Capital Management Holdings, LLC. Each of AQR Capital Management, LLC and AQR Capital Management Holdings, LLC holds shared voting power and shared dispositive power with respect to 7,055,107 shares.

(c)	Reflects shares beneficially owned as of December 31, 2018 according to Amendment No. 9 to Schedule 13G filed with the SEC. As reported in this schedule, BlackRock, Inc., a parent holding company, holds sole voting power with respect to 6,284,554 shares and sole dispositive power with respect to 7,046,767 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons who own more than 10% of the Company’s Common Stock file reports of ownership and changes in ownership of the Company’s Common Stock with the SEC. Based solely on our review of copies of such forms furnished to the Company and written representations that no other reports were required during the 2018 fiscal year, we believe that during the 2018 fiscal year, the persons subject to Section 16(a) reporting complied with all applicable SEC filing requirements, except as previously disclosed in the 2018 Proxy Statement.

72	Foot Locker , Inc.

Proposals for Inclusion in our 2020 Proxy Materials

Under SEC Rule 14a-8, if a shareholder would like us to include a proposal in our proxy statement and form of proxy for the 2020 Annual Meeting, our Secretary must receive the proposal at our corporate headquarters at 330 West 34th Street, New York, New York 10001 no later than December 14, 2019 in order to be considered for inclusion in the 2020 proxy statement.

Director Nominations for Inclusion in our 2020 Proxy Materials (Proxy Access)

Under our proxy access by-law, a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding Common Stock continuously for at least three years as of the date of the notice of nomination, may nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater (subject to certain limitations set forth in the By-Laws), provided that the shareholder(s) and nominee(s) satisfy the requirements specified in the By-Laws. Our Secretary must receive the notice of a proxy access nomination for the 2020 Annual Meeting at our corporate headquarters at 330 West 34th Street, New York, New York 10001 no earlier than November 14, 2019 and no later than December 14, 2019. You should carefully review the requirements specified in the Company’s By-Laws, which are available on the corporate governance section of the Company’s corporate website at footlocker.com/corp. You may also obtain a printed copy of the By-Laws by writing to the Secretary at the Company’s headquarters.

Other Proposals or Nominations for the 2020 Annual Meeting

For any shareholder proposal that is not submitted under SEC Rule 14a-8, and any nomination of directors not submitted pursuant to our proxy access by-law provision, our By-Laws describe the procedures that must be followed. Under these procedures, we must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s annual meeting. For the 2020 Annual Meeting, we must receive this notice no earlier than January 23, 2020 and no later than February 22, 2020, assuming that our 2020 Annual Meeting is held on schedule. However, if we hold the 2020 annual meeting on a date that is not within 25 days before or after the first anniversary of the prior year’s Annual Meeting, then we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly. Proposals for nomination for directors and other items of business should be addressed to the Secretary, 330 West 34th Street, New York, New York 10001 and must contain the information specified in the Company’s By-Laws, which are available on the corporate governance section of our corporate website at footlocker.com/corp or from the Secretary.

2019 Proxy Statement	73

Q:	What is included in these proxy materials?

A:	The proxy materials include our 2019 Proxy Statement and 2018 Annual Report on Form 10-K. If you received printed copies of these materials by mail, these materials also include the proxy card for the 2019 Annual Meeting.

Q:	May I obtain an additional copy of the 2018 Annual Report on Form 10-K?

A:	You may obtain an additional copy of our 2018 Annual Report on Form 10-K without charge by writing to our Investor Relations Department at Foot Locker, Inc., 330 West 34th Street, New York, New York 10001. It is also available free of charge through our corporate website at footlocker.com/corp.

Q:	What constitutes a quorum for the Annual Meeting?

A:	We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the shares outstanding and entitled to vote are present at the meeting, either in person or by proxy. We will count abstentions and broker non-votes, if any, as present and entitled to vote in determining whether we have a quorum.

Q:	Who may vote at the Annual Meeting?

A:	Only shareholders of record on the books of the Company as of March 25, 2019 (the record date) are entitled to vote at the Annual Meeting and any adjournments or postponements of the meeting on the items of business described in this Proxy Statement. There were 112,310,616 shares of Common Stock outstanding as of March 25, 2019. Each share of Common Stock is entitled to one vote.

Q:	Can I vote shares held in employee plans?

A:	If you hold shares of the Company’s Common Stock through the Foot Locker 401(k) Plan or the Foot Locker Puerto Rico 1165(e) Plan, your proxy card includes the number of shares allocated to your plan account. Your proxy card will serve as a voting instruction card for these shares for the plan trustee to vote the shares. The trustee will vote only those shares for which voting instructions have been given. To allow sufficient time for voting by the trustees of these plans, your voting instructions must be received by 11:59 p.m. EDT on May 19, 2019.

Q:	What proposals are shareholders voting on at this meeting and what are the voting recommendations of the Board and the vote requirements to approve the proposals?

A:	The proposals that you are being asked to vote on at the Annual Meeting, our Board’s voting recommendations, and the vote required to approve each proposal are as follows:

Proposal	Board’s Voting Recommendation	Vote Required to Approve
Elect ten members to the Board to serve for one-year terms	✔ FOR each nominee	Majority of Votes Cast by Shareholders
Approve, on an advisory basis, our NEOs’ compensation	✔ FOR	Majority of Votes Cast by Shareholders
Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year	✔ FOR	Majority of Votes Cast by Shareholders

Q:	Could other matters be voted on at the Annual Meeting?

A:	We do not know of any other business that will be presented at the 2019 Annual Meeting. If any other matters are properly brought before the meeting for consideration, then the persons named as proxies will have the discretion to vote on those matters for you using their best judgment.

74	Foot Locker , Inc.

Questions and Answers about this Annual Meeting and Voting

Q:	What happens if I do not vote my shares?

A:	This depends on how you hold your shares and the type of proposal. If you hold your shares in “street name,” such as through a bank or brokerage account, it is important that you cast your vote if you want it to count for Proposals 1 and 2. If you do not instruct your bank or broker regarding how to vote your shares, no votes will be cast on your behalf on Proposals 1 and 2 because the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Your bank or broker will have discretion to vote any uninstructed shares on Proposal 3.

If you are a “shareholder of record,” meaning your stock ownership is reflected directly on the books and records of the Company’s transfer agent, or if you hold your shares through the Foot Locker 401(k) Plan or Foot Locker 1165(e) Plan, no votes will be cast on your behalf on any of the proposals if you do not cast your vote.

Q:	How will the votes be counted?

A:	Votes will be counted and certified by an independent inspector of election.

If you abstain from voting or there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote because abstentions and broker non-votes are not considered to be votes cast.

Q:	Can I change my mind after voting my shares?

A:	Yes, you may revoke your proxy at any time before it is used by:

●	sending a written notice to the Secretary at the Company’s corporate headquarters,

●	delivering a valid proxy card with a later date,

●	providing a later-dated vote by telephone or internet, or

●	voting by ballot at the Annual Meeting.

Q:	Will my vote be confidential?

A:	Yes, we maintain the confidentiality of our shareholders’ votes. All proxy cards, electronic voting, voting instructions, ballots, and voting tabulations identifying shareholders are kept confidential from the Company, except:

●	as necessary to satisfy any applicable legal requirements,

●	when a shareholder requests disclosure or writes a comment on a proxy card,

●	in a contested proxy solicitation, and

●	to allow independent inspectors of election to tabulate and certify the vote.

Q:	Do I need an admission ticket or proof of share ownership to attend the Annual Meeting?

A:	Yes, attendance at the meeting will be limited to shareholders as of March 25, 2019 (or their authorized representatives) having an admission ticket or proof of their share ownership, and guests of the Company. If you plan to attend the meeting, please indicate this when you vote, and we will promptly mail an admission ticket to you.

If your shares are held in the name of a bank, broker, or other holder of record and you plan to attend the meeting, you can obtain an admission ticket in advance by providing proof of your ownership, such as a brokerage account statement, to the Secretary at Foot Locker, Inc., 330 West 34th Street, New York, New York 10001. If you do not have an admission ticket, you must show proof of your ownership of the Company’s Common Stock at the registration table at the Annual Meeting.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay for the cost of the solicitation of proxies, including the preparation, printing, and mailing of the proxy materials.

Proxies may be solicited, without additional compensation, by our directors, officers, or employees by mail, telephone, facsimile, in person, or otherwise. We will request banks, brokers, and other custodians, nominees, and fiduciaries to deliver proxy materials to the beneficial owners of the Company’s Common Stock and obtain their voting instructions, and we will reimburse those firms for their expenses under both SEC and NYSE rules. In addition, we have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for a fee of $12,500 plus out-of-pocket expenses.

2019 Proxy Statement	75

Questions and Answers about this Annual Meeting and Voting

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials but no proxy materials?

A:	We are furnishing proxy materials to our shareholders primarily over the internet under the SEC’s notice and access rules instead of mailing full sets of the printed materials. We believe that this procedure reduces costs, provides greater flexibility to our shareholders, and lessens the environmental impact of our Annual Meeting. On or about April 12, 2019, we started mailing a Notice of Internet Availability of Proxy Materials (the “Foot Locker Notice”) to most of our shareholders in the United States. The Foot Locker Notice contains instructions on how to access and read our 2019 Proxy Statement and our 2018 Annual Report on Form 10-K on the internet and to vote online. If you received a Foot Locker Notice by mail, you will not receive paper copies of the proxy materials in the mail, unless you request them. If you received a Foot Locker Notice by mail and would like to receive a printed copy of the materials, please follow the instructions on the Foot Locker Notice for requesting the materials, and we will promptly mail the materials to you.

We are mailing to shareholders, or making available to shareholders via the internet, this Proxy Statement, form of proxy card, and our 2018 Annual Report on Form 10-K on or about April 12, 2019.

Q:	What is “householding” and how does it affect me?

A:	The Company has adopted the “householding” procedure approved by the SEC, which allows us to deliver one set of documents to a household of shareholders instead of delivering a set to each shareholder in a household, unless we have been instructed otherwise. This procedure is more environmentally friendly and cost-effective because it reduces the number of copies to be printed and mailed. Shareholders who receive proxy materials in paper form will continue to receive separate proxy cards/voting instruction forms to vote their shares. Shareholders who receive the Foot Locker Notice will receive instructions on submitting their proxy cards/voting instruction form via the internet.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

Q:	Where is the location of the 2019 Annual Meeting?

A:	The annual meeting will be held at NYC33, 125 West 33rd Street, New York, New York 10001 (located between 6th Avenue and 7th Avenue).

Directions

By subway

Take any of these subway lines: the A, B, C, D, E, F, M, N, Q, R, or W, or the Number 1, 2, or 3 trains to 34th Street. The A, C, E, 1, 2, and 3 trains stop at 34th Street-Penn Station. The B, D, F, M, N, Q, R, and W trains stop at 34th Street-Herald Square. NYC33 is on the north side of 33rd Street between 6th Avenue and 7th Avenue.

By car

NYC33 is on the north side of 33rd Street between 6th Avenue and 7th Avenue.

By Order of the Board of Directors

Sheilagh M. Clarke

Senior Vice President,

General Counsel and Secretary

April 12, 2019

76	Foot Locker , Inc.

Our Vision To Create Unrivaled Experiences for Our Consumers

Women
Foot Locker
Foot Locker

Our Position To Be at the Heart of the Sport and Sneaker Communities

Y O U R   V O T E   I S   V E R Y   I M P O R T A N T
P L E A S E   V O T E   Y O U R   P R O X Y

Thank you

for being a shareholder and for
your trust in Foot Locker, Inc.

FOOT LOCKER, INC. 330 WEST 34TH STREET NEW YORK, NY 10001

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E65654-P16270-Z73729	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOOT LOCKER, INC.

A	Proposals - The Board of Directors recommends a vote FOR EACH NOMINEE for Director in Proposal 1.

1.	Election of Ten Directors to Serve for One-Year Terms.

	Nominees:		For	Withhold

	1a.	Maxine Clark	☐	☐

	1b.	Alan D. Feldman	☐	☐

	1c.	Richard A. Johnson	☐	☐

	1d.	Guillermo G. Marmol	☐	☐

	1e.	Matthew M. McKenna	☐	☐

	1f.	Steven Oakland	☐	☐

	1g.	Ulice Payne, Jr.	☐	☐

	1h.	Cheryl Nido Turpin	☐	☐

	1i.	Kimberly Underhill	☐	☐

	1j.	Dona D. Young	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.		For	Against	Abstain

2.	Advisory Approval of the Company’s Executive Compensation.	☐	☐	☐

3.	Ratification of the Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

E65655-P16270-Z73729

FOOT LOCKER, INC. Annual Meeting of Shareholders May 22, 2019 at 9:00 A.M. Eastern Daylight Time
This proxy is solicited by the Board of Directors of Foot Locker, Inc.

Sheilagh M. Clarke, John A. Maurer, and Lauren B. Peters, or any of them, each with the power of substitution, are hereby authorized to vote the shares of the undersigned at the Annual Meeting of Shareholders of Foot Locker, Inc., to be held on May 22, 2019, at 9:00 A.M., local time, at NYC33, 125 West 33rd Street, New York, New York 10001, and at any adjournment or postponement thereof, upon the matters set forth in Foot Locker, Inc.’s Proxy Statement and upon such other matters as may properly come before the Annual Meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET, PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE THE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR VOTE BY TELEPHONE OR INTERNET. YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

EMPLOYEE PLANS
IF YOU ARE A PARTICIPANT IN THE FOOT LOCKER 401(k) PLAN OR THE FOOT LOCKER PUERTO RICO 1165(e) PLAN, BY SIGNING AND RETURNING THIS PROXY CARD (OR VOTING BY TELEPHONE OR INTERNET), YOU WILL AUTHORIZE THE PLAN TRUSTEES TO VOTE THOSE SHARES ALLOCATED TO YOUR ACCOUNT AS YOU HAVE DIRECTED.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

VOTING INSTRUCTIONS

As the record holder for your shares, we will vote your shares based on your instructions.

Please provide us with your voting instructions before the meeting. If you do not provide us with your voting instructions, we will vote your shares at our discretion on those proposals we are permitted to vote on by New York Stock Exchange rules.

If you sign and return this form, we will vote any unmarked items based on the board’s recommendations.

If your securities are held by a bank, your securities cannot be voted without your specific instructions.

FOOT LOCKER, INC.

THIS IS A VOTING INSTRUCTION FORM.
You are receiving this voting instruction form because you hold shares in the above Security. You have the right to vote on proposals being presented at the upcoming Annual Meeting to be held on 05/22/19 at 09:00 A.M. EDT

Make your vote count.

Vote must be received by 05/21/2019 to be counted.

Visit www.ProxyVote.com	Call 1-800-454-8683	Return this form in the enclosed postage-paid envelope.	Vote in person the day of the meeting.

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PROXY STATEMENT, ANNUAL REPORT

X

E74197-P16040
THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED. PLEASE USE BLUE OR BLACK INK AND RETURN ONLY THE BOTTOM PORTION.

FOOT LOCKER, INC.

The Board recommends you vote FOR the following proposal(s): 1 through 3

1.	Election of Ten Directors to Serve for One-Year Terms.

	Nominees	For		Withhold

1a.	Maxine Clark	☐		☐

1b.	Alan D. Feldman	☐		☐

1c.	Richard A. Johnson	☐		☐

1d.	Guillermo G. Marmol	☐		☐

1e.	Matthew M. McKenna	☐		☐

1f.	Steven Oakland	☐		☐

1g.	Ulice Payne, Jr.	☐		☐

1h.	Cheryl Nido Turpin	☐		☐

1i.	Kimberly Underhill	☐		☐

1j.	Dona D. Young	☐		☐

		Yes	No

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date
Please check this box if you plan to attend the Meeting and vote these shares in person.	☐

		For	Against	Abstain

2.	Advisory Approval of the Company’s Executive Compensation.	☐	☐	☐

3.	Ratification of the Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.